 As filed with the Securities and Exchange Commission on February 7, 2000
                                                      Registration No. 333-89737
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                              AMENDMENT NO. 9
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                  BUY.COM INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                ----------------

            Delaware                           5734                          33-0816584
 (State or Other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)       Classification Number)            Identification No.)

                                 85 Enterprise
                         Aliso Viejo, California 92656
                                 (949) 389-2000
               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                ----------------

                               Gregory J. Hawkins
                       Chief Executive Officer, President
                                  BUY.COM INC.
                                 85 Enterprise
                         Aliso Viejo, California 92656
                                 (949) 389-2000
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

             Bruce R. Hallett, Esq.                           Larry W. Sonsini, Esq.
            Ellen S. Bancroft, Esq.                           Steven L. Berson, Esq.
             Scott Santagata, Esq.                           Michael S. Russell, Esq.
              Joo Ryung Kang, Esq.                          Thomas M. Dono, Jr., Esq.
        Brobeck, Phleger & Harrison LLP                  Wilson Sonsini Goodrich & Rosati
              38 Technology Drive                            Professional Corporation
            Irvine, California 92618                            650 Page Mill Road
                 (949) 790-6300                            Palo Alto, California 94304
                                                                  (650) 493-9300

                                ----------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                                ----------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject to Completion

               Preliminary Prospectus dated February 7, 2000

PROSPECTUS

                               14,000,000 Shares

                         [LOGO OF BUY.COM APPEARS HERE]

                                 Common Stock

                                 ------------

     This is BUY.COM INC.'s initial public offering of common stock.

     Currently, no public market exists for our stock. We expect the initial public offering price to be between $10 and $12 per share. After the pricing of the offering, we expect that the common stock will trade on the Nasdaq National Market under the symbol "BUYX."

     Investing in the common stock involves risks which are described in the "Risk Factors" section beginning on page 6 of this prospectus.

                                 ------------

                                                        Per
                                                       Share Total
                                                       ----- -----
     Public offering price...........................    $     $
     Underwriting discount...........................    $     $
     Proceeds, before expenses, to BUY.COM...........    $     $

     The underwriters may also purchase up to an additional 2,100,000 shares of common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

     At our request, the underwriters have reserved up to 10% of the shares of our common stock offered by this prospectus for sale, at the initial public offering price, to some of our employees, officers, directors, distributors, dealers, business associates and related persons. The number of shares of common stock for sale to the general public in this offering will be reduced to the extent those persons purchase the reserved shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock will be ready for delivery on or about    ,
2000.

                                 ------------

Merrill Lynch & Co.
          Bear, Stearns & Co. Inc.
                                   Chase H&Q
                                                     U.S. Bancorp Piper Jaffray

                                 ------------

                   The date of this prospectus is    , 2000.

Inside Front Cover of Prospectus
     1.  Flap (outside)
         B.  Annotations:
               a.  "buy.com"
               b.  4,700,000 unique visitors (Media Metrix - 11/99)
               c.  1,900,000 customers (as of 12/99)
               d.  850,000 stock keeping units
               e.  29,000 computer items
               f.  14,000 daily orders (avg. 10/99 - 12/99)
               g.  24 hours a day
               h.  9 online specialty stores
               i.  0 warehouses
               j.  buy better buy.com

     2.  Flap (inside gatefold)
         A.  Graphics:  A screen shot of BUY.COM's home page and a screen shot of the home page of the computer store.
         B.  Annotations for graphics:
               a.  "buy.com"
               b. "Nine online specialty stores" Just one click away. Shoppers can search by keyword within each store.
               c.  "Daily product specials"  buy.com offers daily product
                   "give aways" to attract customers and capture user interest, while featuring significant corporate sponsorships from companies such as VISA.
               d. "Superior customer service" Returning customers are greeted by name and exposed to buy.com's value proposition: low prices, secure online shopping, and superior customer service.
               e. "Attractive advertising vehicle" As these "Trigger Buttons" illustrate, buy.com provides an easy and attractive vehicle for advertisers seeking to reach shoppers who spend relatively large amounts online.
               f. "Over 29,000 computer items" With easy to navigate category keys, customers can move easily throughout the buy.com store to select from among a broad selection of computer hardware products. All items from each of the nine specialty stores can be bundled in one online shopping basket for easy purchase and delivery.
               g. "Featured product spotlights" Shoppers get a quick snapshot of the product and a fast link to further information and the checkout page.
               h. "Store within a store" One example of a premium merchandising and advertising opportunity: clicking on this IBM product will take the customer directly to an IBM
                   "store within a store" featuring an extensive selection of branded merchandise and product information.
               i.  "buy better buy.com"

         C.  Annotation in the footer:

             "This prospectus contains product names, trade names, service marks and trademarks of BUY.COM and other organizations, all of which are the property of their respective owners. In addition, the prices and product information contained in the screen shots of our web pages are provided for illustrative purposes only and are not necessarily effective or representative of current products or prices."

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Forward-Looking Statements...............................................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Consolidated Financial Data.....................................  23
Selected Unaudited Pro Forma Condensed Combined Financial Information....  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  36
Management...............................................................  52
Related Party Transactions...............................................  66
Principal Stockholders...................................................  70
Description of Capital Stock.............................................  72
Shares Eligible for Future Sale..........................................  76
Underwriting.............................................................  78
Legal Matters............................................................  80
Experts..................................................................  81
Where You Can Find More Information......................................  81
Index to Financial Statements............................................ F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

   This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the consolidated financial statements and related notes, before making an investment decision.

                                  BUY.COM INC.

   BUY.COM is a leading multi-category Internet superstore based on our net revenues and the amount of traffic to our Web site. We offer a comprehensive selection of brand name computer hardware and peripherals, software, books, videos, DVDs, computer games, music, clearance equipment, golf-related products and consumer electronics at everyday low prices. Through our nine online specialty stores, we offer more than 850,000 products identified as separate stock keeping units or SKUs, using a convenient, easy-to-use shopping interface that features extensive product information and multi-media presentations. Our e-commerce portal, www.buy.com, links our nine specialty stores and is designed to enhance the customer's online shopping experience 24 hours a day, seven days a week. Our business model includes outsourcing the majority of our operating infrastructure, such as distribution and fulfillment functions, customer service and support, credit card processing, and the hosting of our system infrastructure and database servers. We believe these outsourcing arrangements provide us with a variety of benefits including cost efficiencies, operating flexibility and enhanced scalability. By taking advantage of these benefits, we believe we are able to offer a broader selection of products at lower prices and operate with significantly lower operating expenses than many of our competitors. This operating model also allows us to add new product categories easily and rapidly, minimizes our capital investments and eliminates the costs and risks of carrying inventory.

   Since inception, we have sold our products to more than 1.9 million customers, of which 616,000 were added during the fourth quarter of 1999. According to a BUY.COM sponsored survey conducted by Message Media, our customers are primarily between 18 and 35 years old, and 80% of our customers visit our stores at least once a week. Additionally, according to this survey, 76% of our customers are college educated and 33% have annual household incomes in excess of $75,000. During September 1999, approximately 48% of our orders and over 55% of our total booked revenues came from repeat customers. Media Metrix estimates that approximately 4.7 million unique visitors came to our site in November 1999, representing a 129% increase over the estimated 2.1 million unique visitors to our site in October 1999. "Unique visitor" is an industry term used to describe an individual who has visited a particular Internet site once or more during a specific period of time. Our net revenues have increased to $596.8 million for the year ended December 31, 1999 from $125.3 million for the year ended December 31, 1998. This rapid growth in net revenues has enabled us to become one of the top five e-commerce providers according to a number of industry studies. We also incurred net losses of $17.8 million for the year ended December 31, 1998 and $130.2 million for the year ended December 31, 1999.

   The Internet provides online retailers essentially unlimited shelf space without significant capital investments, allowing them to quickly build large global customer bases and to potentially achieve superior economic returns over the long-term. In addition, the Internet has emerged as a unique advertising medium that provides advertisers with a cost-effective means of targeting specific customer groups, interacting with and receiving feedback from customers and measuring the effectiveness of specific advertising campaigns. Online advertising also provides advertisers a unique opportunity to use a variety of advertisements and provide substantial product information. We believe that the high level of traffic on our site, coupled with the favorable demographics and purchasing behavior of our customers, will enable us to expand our advertising revenues to complement our product sales. However, a number of factors may affect our ability to increase our advertising revenues, including uncertainty as to market acceptance of Internet advertising and increasing competition for available advertising revenue.

   Our objective is to become the leading e-commerce destination, offering a broad selection of brand name products and services to consumers and small businesses at everyday low prices, backed by superior customer service. Our top priorities include offering superior customer service and improving our communications with customers. We also plan to continue to work with our distribution and fulfillment providers to obtain more timely and accurate product information, shipping and fulfillment. We intend to use our recognized brand name, BUY.COM, and strong market position in online computer hardware sales to expand our product offerings to include the most popular product categories on the Internet, encouraging one-stop shopping for multiple products and repeat purchases. We intend to expand our offerings through internal growth, as well as by establishing additional strategic relationships with leading companies, similar to our joint venture with United Air Lines, Inc. Through this joint venture, of which we own 50%, we are creating an online travel service that will offer a full range of airline tickets, automobile rentals and hotel reservations as well as other travel related services. A number of factors may affect our ability to implement these strategies, including the rapidly evolving nature of the e-commerce market, the acceptance of the Internet as a commerce medium, the significant competition we face in the e-commerce market and our ability to manage our recent growth.

   Our business strategy initially focused on using extremely low prices on a broad range of products to drive traffic to our site. As customer loyalty and recognition of our brand name have increased, we have begun to modify our pricing and merchandising strategy to offer a select group of aggressively priced, high volume products, while promoting associated higher margin products. We have added higher margin products to our stores and have also started to raise prices on many of our products. Since the second quarter of 1999, we have increased our product margins without experiencing a decline in the growth of overall sales volumes or customer levels. We intend to further refine this pricing structure over time. However, we cannot assure you that increases in our product margins will not cause a decrease in traffic to our Web site, reduce product revenues and make our Web site less attractive to advertisers.

   We are expanding our business into international markets both independently and through joint ventures with third parties that will provide expertise in local markets and financial resources to the joint ventures. We began selling computer hardware and software products in Canada in December 1999. We expect to begin operations in the United Kingdom in the first quarter of 2000 through a joint venture with SOFTBANK America, Inc. and a News Corporation affiliate. In addition, we entered into a binding letter of intent with SOFTBANK America, Inc. and several of its affiliates and a News Corporation affiliate to form international joint ventures in Australia, New Zealand and India. We also have binding letters of intent to form international joint ventures with several SOFTBANK affiliates in other international territories. Each of the joint ventures will hire its own management and other personnel and will establish relationships with local distribution providers for product categories suited for the particular territory. However, we cannot assure you that we will be successful in our efforts to expand internationally and a number of factors may affect our ability to do so, including our ability to staff and manage foreign operations, tariffs and other trade barriers, and our ability to adapt to foreign regulatory requirements affecting e-commerce.

   In October 1999, we completed the private placement of our Series B convertible participating preferred stock to a group of investors led by SOFTBANK Capital Partners, L.P. and its affiliates for approximately
$90.0 million. These investors also purchased common stock for approximately $75.0 million from a trust controlled by our founder and from two other stockholders.

   BUY.COM was formed as a California limited liability company in June 1997 under the name BuyComp LLC and was incorporated in Delaware as Buy Corp. in August 1998. In November 1998, we changed our name to BUY.COM INC. Our executive offices are located at 85 Enterprise, Aliso Viejo, California 92656, and our telephone number is (949) 389-2000. Our primary Web site is located at www.buy.com. Information contained on our Web site does not constitute part of this prospectus.

                                  The Offering

Common stock offered by BUY.COM.................. 14,000,000 shares

Common stock to be outstanding after this
 offering........................................ 129,140,175 shares

Use of proceeds.................................. For repaying indebtedness and for working capital and other general
                                                  corporate purposes, including
                                                  developing our infrastructure to
                                                  support growth, sales and marketing
                                                  activities, and for acquiring and
                                                  developing complementary businesses,
                                                  technologies and strategic
                                                  relationships.

Proposed Nasdaq National Market symbol........... BUYX

   The number of shares of common stock outstanding after this offering is based on 115,140,175 shares outstanding as of December 31, 1999, and does not include 22,324,104 shares of common stock issuable upon the exercise of options outstanding as of December 31, 1999 at a weighted average exercise price of $4.21 per share, or warrants to purchase approximately 1,936,364 shares of common stock, based upon an estimated initial public offering price of $11.00 per share, at a weighted average exercise price of $13.60 per share.

                      Summary Consolidated Financial Data
            (amounts in thousands, except share and per share data)

   The pro forma combined consolidated statement of operations data for the year ended December 31, 1999 shows our pro forma results of operations as if the acquisition of BuyGolf.com had occurred on December 1, 1998, the date BuyGolf.com commenced its business operations, and the pro forma effect of the PGA TOUR agreement as if it was entered into effective January 1, 1999. The pro forma basic and diluted weighted average shares outstanding gives effect to the issuance of common stock for the acquisition of BuyGolf.com and the PGA TOUR sponsorship agreement as though they had occurred on January 1, 1999, and gives effect to the conversion of all of our Series A and B convertible participating preferred stock into shares of common stock as if all shares were outstanding and converted on January 1, 1999.

                                                                   Pro Forma
                          June 7, 1997                             Combined
                         (Inception) to  Year Ended   Year Ended  Year Ended
                          December 31,  December 31, December 31,  December
                              1997          1998         1999      31, 1999
                         -------------- ------------ ------------ -----------
                                                                  (unaudited)
Consolidated Statement
 of Operations Data:
Net revenues............   $      878    $  125,290   $  596,848  $   597,833
Gross profit (loss).....           46         1,763       (6,847)      (6,745)
Operating loss..........         (381)      (18,039)    (129,022)    (144,689)
Net loss................         (390)      (17,844)    (130,168)    (145,829)
Net loss per share:
  Basic and diluted.....   $    (0.00)   $    (0.22)  $    (1.45) $     (1.27)
Weighted average shares
 used in computing net
 loss per share:
  Basic and diluted.....   81,331,078    81,815,869   89,597,782  114,719,108

                                           Three Months Ended
                         -----------------------------------------------------------
                         Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,
                           1998      1998      1999      1999      1999       1999
                         --------- --------  --------  --------  ---------  --------
                                               (unaudited)
Quarterly Statement of
 Operations Data:
 Net revenues...........  $34,985  $ 61,529  $107,932  $129,280  $158,960   $200,676
 Gross profit (loss)....      837      (832)     (183)   (4,937)     (134)    (1,593)
 Operating loss.........   (3,031)  (13,354)  (19,383)  (28,060)  (32,434)   (49,145)
 Net loss...............   (3,008)  (13,181)  (19,252)  (28,091)  (33,184)   (49,641)

                                                             December 31, 1999
                                                            --------------------
                                                                      Pro Forma
                                                            Actual   As Adjusted
                                                            -------  -----------
                                                                     (unaudited)
Consolidated Balance Sheet Data:
 Cash ..................................................... $24,693   $166,693
 Working capital (deficit)................................. (20,473)   120,727
 Total assets.............................................. 119,708    260,908
 Long-term debt, net of current portion....................   1,738      1,738
 Total stockholders' equity................................  23,048    164,248

   Our pro forma as adjusted balance sheet data gives effect to the application of the estimated net proceeds from the sale of the 14,000,000 shares offered by this prospectus.
--------
   Unless otherwise indicated, all information in this prospectus gives effect to the 15-for-1 stock split effected in July 1999 and a 5-for-8 reverse stock split effected in January 2000 and assumes that:

  . the initial public offering price will be $11.00 per share;
  . all outstanding shares of Series A convertible participating preferred stock will be converted into an aggregate of 12,175,706 shares of our common stock upon consummation of this offering;
  . each share of Series B convertible participating preferred stock will be converted into one share of our common stock, or an aggregate of 9,923,276 shares of common stock, upon the consummation of this offering. In the event the initial public offering price is below $11.33 per share, additional shares of common stock will be issued upon the conversion of the Series B convertible participating preferred stock. For example, if the initial public offering price is between $10.00 and $11.00 per share the range of additional shares of common stock issued upon conversion of the Series B shares will be between 1,326,702 and 303,977, respectively; and
  . the underwriters will not exercise their over-allotment option and no other person will exercise any other outstanding options or warrants.

                                  RISK FACTORS

   You should consider carefully the following risks before you decide to buy our common stock. Additional risks and uncertainties not presently known to us or that we currently believe are not important may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Ingram Micro's failure to supply and fulfill our computer hardware and software products could reduce our revenues and harm our business

   We depend on Ingram Micro, Inc. to provide all of our computer hardware and software products and to fulfill our customers' orders. To date, a substantial majority of our product sales revenues has been derived from computer hardware and software products acquired from Ingram Micro. We cannot guarantee that Ingram Micro will continue to supply a sufficient quantity of inventory on a timely basis to satisfy our order requirements. If Ingram Micro were to terminate or refuse to renew our distribution arrangement with them, we would have to purchase our computer hardware and software products from other distributors. In addition, in the event we do not purchase at least $350.0 million of products from Ingram Micro, our current pricing schedules could be revised. Ingram Micro's termination of or failure to renew our contract could cause significant delays in our ability to fulfill our customers' orders, and we may not be able to locate another distributor that can provide comparable fulfillment, processing and shipping services in a timely manner, on acceptable commercial terms, if at all. Our distribution agreement with Ingram Micro terminates in March 2000.

   We are also subject to risks associated with Ingram Micro's ability to replenish its inventory in a timely manner. To the extent Ingram Micro maintains computer hardware and software products in-stock, we have an obligation to purchase these items exclusively from them. Due to this purchasing arrangement, our customers' orders could be significantly delayed if we need to seek other distributors to fulfill our customers' orders. Our distribution agreement with Ingram Micro does not require them to set aside any amount of inventory to fulfill our orders or to give our orders priority over other resellers to whom they sell. Furthermore, some vendors may decide, for reasons outside our control, not to offer particular products for sale on the Internet. These vendors may also cause Ingram Micro not to sell products to us. Ingram Micro's delay or inability to supply our orders would substantially harm our business.

   Our future success also depends on our ability to provide timely and accurate order fulfillment. We depend on Ingram Micro to process and ship substantially all of the computer hardware and software products that we sell to our customers. However, we have limited control over their shipping and processing procedures. Ingram Micro's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, physical and electronic break-ins, earthquakes and similar events. We do not carry sufficient business interruption insurance to compensate us for any losses that could occur as a result of Ingram Micro's inability to perform for any reason.

We are dependent on several third party providers to fulfill a number of our retail functions. If these parties are unwilling or unable to continue providing services to us, our business could be seriously harmed

   We are currently dependent on our distribution and fulfillment providers to manage inventory, process orders and distribute products to our customers in a timely manner. In addition to our contract with Ingram Micro for computer hardware and software products, we have supply and distribution contracts with Ingram Entertainment Inc. for videos, DVDs, games and the purchase and fulfillment of our consumer electronics products, Nashville Computer Liquidators L.P. for our clearance products and Valley Media, Inc. for music products. We do not have any long-term agreements with any of these third parties. We purchase all of our books from the Ingram Book Company, which are shipped and processed by Ingram Fulfillment Services, Inc. and we use Las Vegas Golf & Tennis, Inc. as the primary source for the golf equipment and accessories that we sell. If we do not maintain our existing relationships with these providers on acceptable commercial terms, we may not be able to continue to offer a broad selection of merchandise at low prices, and customers may refuse to shop at our online store. In addition, manufacturers may decide, for reasons outside our control, not to offer particular products for sale on the Internet. For example, in February 1999, Compaq Computer Corp. temporarily suspended its authorization of Internet resellers to sell Compaq products. Other manufacturers, including Dell Computer Corp., have chosen not to authorize any Internet resellers. If we are unable to supply products to our customers, or if other product manufacturers refuse to allow their products to be sold via the Internet, our business would suffer severely.

   We rely on our distributors to fulfill a number of traditional retail functions, including maintaining inventory and preparing merchandise for shipment to individual customers. In the future, our vendors may not be willing to provide these services at competitive rates. In addition, vendors may refuse to develop the communications technology necessary to support our direct shipment infrastructure. We also have no effective means to ensure that our providers will continue to perform these services to our satisfaction. Our customers could become dissatisfied and cancel their orders or decline to make future purchases if we or our providers are unable to deliver products on a timely basis. If our customers become dissatisfied with our distributors and third party service providers, our reputation and the BUY.COM brand could suffer.

   Our operations are also heavily dependent upon a number of other third parties for customer service and support, credit card processing, and hosting our system infrastructure and database servers. In addition, our distributors and fulfillment providers use the Federal Express Corporation, United Parcel Service and the United States Postal Service to deliver substantially all of our products. If the services of any of these third parties become unsatisfactory, our customers may experience lengthy delays in receiving their orders, and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms.

We have incurred substantial losses and expect to continue to incur losses for the foreseeable future

   We have not achieved profitability since our inception, and we incurred net losses of $17.8 million for the year ended December 31, 1998 and $130.2 million for the year ended December 31, 1999. We expect to continue to incur losses for the foreseeable future due to additional costs and expenses related to:

  .  the implementation of our business model and our pricing strategies;

  .  brand development, marketing and other promotional activities;

  .  the expansion of our product and service offerings;

  . the continued development of our Web site, transaction processing systems and network infrastructure; and

  .  the development of strategic relationships.

   Because we sell a substantial portion of our products at very competitive prices, we have extremely low and sometimes negative gross margins on our product sales. Our ability to become profitable depends on, among other things:

  . our ability to generate and sustain substantially higher net sales with improved gross margins while maintaining reasonable operating expense levels;

  .  our ability to generate significant advertising revenue; and

  .  our ability to provide other higher margin products and services.

We have only been operating our online business since November 1997 and face challenges related to early stage companies in rapidly evolving markets

   We were founded in June 1997 and began our online operations in November 1997. You should consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in the rapidly evolving online commerce market. These risks include, but are not limited to, an unpredictable business environment, the difficulty of managing growth and the use of our business model. To address these risks, we must, among other things:

  .  expand our customer base;

  .  enhance our brand recognition;

  .  expand our product and service offerings;

  .  access sufficient product inventory to fulfill our customers' orders;

  .  successfully implement our business and marketing strategy;

  .  provide superior customer service and order processing;

  .  respond effectively to competitive and technological developments; and

  .  attract and retain qualified personnel.

Our future operating results may fluctuate and cause the price of our common stock to decline

   Our limited operating history and the emerging nature of the markets in which we operate make it difficult to accurately predict our future revenues. We expect that our revenues and operating results will fluctuate significantly from quarter to quarter, due to a variety of factors, many of which are beyond our control. If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could significantly decline. The factors that could cause our operating results to fluctuate include, but are not limited to:

  .  our ability to build and maintain customer loyalty;

  . the introduction of new or enhanced Web pages, services, products and strategic alliances by us and our competitors;

  .  price competition on the Internet or higher wholesale prices in general;

  .  the success of our brand building and marketing campaigns;

  .  our ability to increase advertising revenues;

  .  our ability to maintain and expand our distribution relationships;

  .  fluctuations in the amount of customer spending on the Internet;

  .  increases in the cost of online or offline advertising;

  .  unexpected increases in shipping costs or delivery times;

  .  government regulations related to use of the Internet for commerce;

  . our ability to maintain, upgrade and develop our Web site, transaction processing systems and network infrastructure;

  .  technical difficulties, system downtime or Internet brownouts;

  . the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and

  . general economic conditions and economic conditions specific to the Internet and online commerce.

Our business model is new and unproven, and we may not be able to achieve profitability

   We are subject to risks due to the unproven and evolving nature of our business model and aggressive pricing strategy. The success of our business model depends on the volume of customers that visit our Web site and purchase our products, as well as our ability to generate significant online advertising revenues. To this end, we have worked hard to build our brand name and enhance our customer loyalty by selling our products at extremely low prices and maintaining very low, and sometimes negative, gross margins on our product sales. We intend to implement various strategies to improve our gross margins going forward, which may include raising prices on products and product categories from time to time. To the extent we raise the prices on our merchandise, our product sales may decline. We may also have to increase our prices if distributors receive pressure from manufacturers to discontinue sales to us as a result of our low price strategy. If the amount of traffic to our Web site decreases due to price increases or otherwise, we may become less attractive to our current and potential advertisers. As a result, our margins and advertising revenues may decline.

Our recent growth has strained our resources, and if we are unable to manage and sustain our growth, our operating results will be impaired

   We have rapidly expanded our operations and anticipate that we must continue to expand our operations to address potential market opportunities. If we are unable to manage growth effectively or if we experience disruptions during our expansion, our operating results will suffer. Recent increases in our employee base and the volume of our merchandise sales have placed, and are expected to continue to place, significant demands on our management, operational and financial resources. For example, we expanded from seven employees at December 31, 1997 to 230 employees at December 31, 1999. Our new employees include a number of key managerial and technical employees who have not yet been fully integrated into our management team, and we expect to add additional key personnel in the near future. To manage growth in our operations, we will need to improve or replace our existing Web site, financial systems, procedures and controls. In addition, we will need to expand, train and manage our increasing employee base. We will also need to expand our finance, administrative and operations staff.

System failures could prevent access to our online store and harm our business and results of operations

   Our sales would decline and we could lose existing or potential customers if they are not able to access our online store or if our online store, transaction processing systems or network infrastructure do not perform to our customers' satisfaction. Any network interruptions or problems with our Web site could:

  .  prevent customers from accessing our online stores;

  .  reduce our ability to fulfill orders;

  .  reduce the number of products that we sell;

  .  cause customer dissatisfaction; or

  .  damage our reputation.

   We have experienced brief computer system interruptions in the past, and these interruptions may recur. If the number of customers visiting our Web site continues to increase, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure significantly. We may not be able to make timely upgrades to our systems and infrastructure to accommodate increases in the number of customers.

   Our systems and operations are also vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, physical and electronic break-ins, earthquakes and other similar events. For example, all of our servers are currently located in Southern California, a seismically active region. Our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Any substantial disruption of this sort could completely impair our ability to generate revenues from our Web site. We do not presently have a formal disaster recovery plan in effect and do not carry sufficient business interruption insurance to compensate us for losses that could occur.

We rely on a relatively new management team and need additional personnel to grow our business

   Several of our executive officers are relatively new, and we intend to continue to hire key management personnel. For example, our future success depends in part on the continued services of Gregory J. Hawkins, our Chief Executive Officer, who was hired in March 1999, and Mitch C. Hill, our Chief Financial Officer, who was hired in November 1999. We may experience difficulty assimilating our recently hired managers, and we may not be able to successfully locate, hire, assimilate and retain other qualified key management personnel. Our business is also largely dependent on the personal efforts and abilities of other members of senior management, as well as other key personnel. Any of our officers or employees can terminate their employment relationship at any time. We do not maintain key person life insurance on any member of our management team. The loss of any key employee or our inability to attract or retain other qualified employees could harm our business and results of operations.

   Our future success depends on our ability to attract, retain and motivate highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. We plan to hire additional personnel in all areas of our business. Competition for these types of personnel is intense, particularly in the Internet industry. As a result, we may be unable to successfully attract or retain qualified personnel.

Online security risks could seriously harm our business

   A significant barrier to e-commerce and online communications is the secure transmission of confidential information over public networks. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach. We rely on licensed encryption and authentication technology to provide the security and authentication necessary for secure transmission of confidential information, including credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms that we use to protect customer transaction data. In the event someone circumvents our security measures, it could seriously harm our business and reputation, and we could lose customers. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer information.

If we are not able to generate significant advertising revenue, we may not be able to achieve profitability

   Our future success will depend in part on the willingness of product manufacturers and other advertisers to advertise on our Web site. The market for Internet advertising is new and rapidly evolving. As a result, there is significant uncertainty about the demand for and market acceptance of Internet advertising. In addition, the number of Web sites that offer advertising opportunities has dramatically increased in the last year, thus increasing the competition for available advertising revenue. We cannot assure you that the market for Internet advertising will continue to expand, that it will become sustainable or that we will be able to continue to provide an attractive forum for advertisers. If the market for Internet advertising fails to develop, develops more slowly than we expect or if we do not provide an attractive forum for advertisers, our business may not achieve profitability.

   Because our advertising revenues carry higher gross margins than our product sales, any decline in our advertising revenues would have a disproportionate impact on our overall gross margin. If our current and potential advertisers find Internet advertising to be less effective for promoting their products and services than traditional advertising, they may choose to decrease or discontinue advertising on the Internet or on our Web site. If our advertising revenues decline, we may not be able to replace these revenues through other programs or through our product sales.

Our recent and planned expansion into new product categories and business areas is costly, risky and may not be profitable

   We have pursued an aggressive expansion strategy in the past year, opening four new online stores and acquiring BuyGolf.com. Continued expansion of our operations requires substantial expenses and development, operations and editorial resources, and strains our management, financial and operational resources. We may choose to continue to expand our operations by:

  .  developing new Web sites;

  .  pursuing new or complementary products, services or sales formats;

  . expanding the breadth and depth of the products and services that we offer; or

  .  expanding our market presence through relationships with third parties.

   As we expand into other product or service offerings, we risk diluting our brand name, confusing customers and decreasing interest from our advertisers. In addition, we could be exposed to additional or unexpected risks as we enter into new business areas and may be forced to abandon our current business model or alter our strategic plans. If our expansion efforts are unsuccessful, our business may suffer, and we may lose potential market opportunities.

   In addition, we may pursue the acquisition of new or complementary businesses or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments. We may not be able to expand our efforts and operations in a cost-effective or timely manner and these efforts may not achieve market acceptance. Furthermore, any new business or Web site that we launch that is not favorably received by customers could damage our reputation or the BUY.COM brand.

If sales from our computer products decline, our operating results will suffer

   Our operating results substantially depend on product revenue from the sale of computer hardware, software products and peripherals. To date, a substantial majority of our product sales revenues are derived from computer hardware and software products. We expect that revenue from these products will continue to represent more than a majority of our total product revenues during the next twelve months. We could experience declines in these product sales due to several factors, including, but not limited to:

  . decreased customer demand for computer hardware, software and peripheral products;

  .  increased price competition from our competitors;

  . technological obsolescence of the computer hardware, software and peripheral products that we offer; or

  . decisions by manufacturers of computer products to curtail or eliminate the sale of products or categories of products over the Internet by us.

   If we are unable to maintain our current sales levels of computer hardware, software and peripheral products, our financial condition and results of operations would suffer.

We must continue to develop and maintain the BUY.COM brand, which is costly and may not generate corresponding revenues

   Maintaining and strengthening the BUY.COM brand is an important factor in attracting new customers, building customer loyalty and attracting advertisers. Accordingly, we intend to continue to pursue an aggressive promotional strategy to enhance our brand. These initiatives have involved, and are expected to continue to require, significant expenditures. If we are unsuccessful in our promotional efforts, we may never be able to recover these expenses or increase our revenues or margins. We also believe potential customers and advertisers are driven to our online store because of our strong brand recognition. If advertisers do not believe our Web site is an effective marketing and sales channel for their merchandise, or if customers do not perceive us as offering a desirable way to purchase merchandise, our branding efforts will suffer and we may lose customers.

   Our ability to build and strengthen the BUY.COM brand depends largely on:

  .  the success of our advertising and promotional efforts;

  . our ability to provide our customers with a broad range of products at competitive prices; and

  .  our ability to provide high quality customer service.

   To promote the BUY.COM brand in response to competitive pressures, we may increase our marketing budget or otherwise increase our financial commitment to creating and maintaining brand loyalty among our customers. For example, we spent approximately $13.4 million on sales and marketing in the fiscal year ended December 31, 1998 and approximately $71.3 million for the year ended December 31, 1999, and we expect these expenses to continue to increase for the foreseeable future. We cannot be certain that our advertising efforts will be a successful means of customer acquisition or that this allocation of resources will provide additional revenues equal to this dedication of our resources. If we fail to promote and maintain our brand, or if we incur excessive expenses attempting to promote and maintain our brand, our business may suffer.

If we do not respond to technological change, our stores could become obsolete, and we could lose customers

   The development of our Web site entails significant technical and business risks. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online stores. The Internet and the e-commerce industry are characterized by:

  .  rapid technological change;

  .  changes in customer requirements and preferences;

  . frequent new product and service introductions embodying new technologies; and

  .  the emergence of new industry standards and practices.

   The evolving nature of the Internet could render our existing online stores and systems obsolete. Our success will depend, in part, on our ability to:

  .  license or acquire leading technologies useful in our business;

  .  enhance our existing online stores;

  . develop new services and technology that address the increasingly sophisticated and varied needs of our current and prospective customers; and

  . adapt to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner.

   Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not use new technologies effectively or adapt our Web site and transaction processing systems to customer requirements or emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead time. If we are unable to adapt to changing market conditions or user requirements in a timely manner, our stores may become obsolete and we will lose customers.

If the software, hardware, computer technology and other systems and services we use are not Year 2000 compliant, our operations could suffer and we could lose customers

   Many existing computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. If these systems have not been properly corrected, there could be system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to become "Year 2000" compliant. In addition, despite the fact that many computer systems are currently processing 21st century dates correctly, these companies, including us, could experience latent Year 2000 problems.

   We use and depend on third party equipment and software that may not be Year 2000 compliant. If Year 2000 issues prevent our customers from accessing the Internet or our Web site, processing orders or using their credit cards, our business and operations will suffer. We are also entirely dependent upon distribution and fulfillment providers to supply and distribute the merchandise we sell in our online stores directly to our customers. We also rely on Federal Express, United Parcel Service, United States Postal Service and other third party carriers to deliver orders to our customers. Any failure of our third party equipment, software or services to operate properly could require us to incur unanticipated expenses, which could seriously harm our business and operating results. Our failure to make our Web site, network infrastructure and transaction processing systems Year 2000 compliant could result in:

  .  a decrease in our sales;

  .  a disruption in our ability to fulfill orders;

  . an increase in our allocation of resources to address Year 2000 problems without additional revenue equal to this dedication of resources; and

  . an increase in litigation costs relating to losses suffered by our customers due to Year 2000 problems.

   Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems. These expenditures may result in reduced funds available to purchase products on our Web site, thus causing a decrease in our product sales revenues.

We may be subject to liability for sales and other taxes

   We currently collect sales or other similar taxes on the shipment of goods in the States of California, Massachusetts and Tennessee. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate online commerce. A number of proposals have been made at state and local levels that could impose taxes on the sale of products and services through the Internet or the income derived from these sales. These proposals, if adopted, could substantially impair the growth of e-commerce and adversely affect our ability to become profitable. Furthermore, since our service is available over the Internet in multiple states and in foreign countries, these jurisdictions may require us to qualify to do business in these states and foreign countries. If we fail to qualify in a jurisdiction that requires us to do so, we could face liabilities for taxes and penalties.

We may be unable to protect our Internet domain names, which are essential to our business

   Internet domain names are critical to our brand recognition and our overall success. We currently hold over 1,200 domain names relating to our brand, including BUY.COM and each domain name for our specific online stores and subcategories. If we are unable to protect these domain names, our competitors could capitalize on our brand recognition. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries has changed and is subject to further change in the near future. As a result, we may be unable to acquire or maintain relevant domain names in the United States and in other countries where we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to protect our own domain names or prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our domain names, trademarks and other intellectual property rights.

Our operating results could be impaired if we become subject to burdensome government regulations and legal uncertainties concerning the Internet

   Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

  .  user privacy;

  .  pricing, usage fees and taxes;

  .  content;

  .  copyrights;

  .  distribution;

  .  characteristics and quality of products and services; and

  .  online advertising and marketing.

   The adoption of any additional laws or regulations may decrease the popularity or impede the expansion of the Internet and could seriously harm our business. A decline in the popularity or growth of the Internet could decrease demand for our products and services, reduce our advertising revenues and margins and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many important issues, including property ownership, intellectual property, export of encryption technology, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could also harm our business.

Our growth and operating results could be impaired by the risks associated with our planned international expansion

   A key component of our business strategy is to expand our international sales, and we intend to establish a physical presence in international markets in the future. For example, we have already initiated expansion into Europe and Canada. Conducting business in foreign countries involves inherent risks, including, but not limited to:

  .  unexpected changes in regulatory requirements;

  .  export restrictions;

  .  tariffs and other trade barriers;

  .  difficulties in protecting intellectual property rights;

  .  difficulties in staffing and managing foreign operations;

  .  problems collecting accounts receivable;

  .  longer payment cycles;

  .  political instability;

  .  fluctuations in currency exchange rates; and

  .  potentially adverse tax consequences.

If we are unable to successfully defend against pending legal actions against us, we could face substantial liabilities

   We are currently a party to pending legal actions against us, the outcomes of which are uncertain and could result in significant judgments against us. In March 1999, a class action suit was filed against us in the Orange County, California Superior Court alleging that we intentionally mispriced products and charged for orders knowing the orders could not be fulfilled. Another class action suit was filed against us in Camden County, New Jersey in March 1999 based on facts similar to the class action pending in Orange County. Defending against these lawsuits may involve significant expense and diversion of management's resources. Furthermore, due to the inherent uncertainties of litigation, we may not prevail in these actions. In addition, the methods that we use to update our product prices may result in future pricing errors that may subject us to significant litigation and costs in the future. For a more detailed description of these legal actions, see "Business--Legal Proceedings."

The success of our business depends on the continued growth of the Internet as a viable commercial marketplace

   Our success depends upon the widespread acceptance of the Internet as a vehicle to purchase products. The e-commerce market is at an early stage of development, and demand and continued market acceptance is uncertain. We cannot predict the extent to which customers will shift their purchasing habits from traditional to online retailers. If customers or manufacturers are unwilling to use the Internet to conduct business and exchange information, our business will fail. It is possible that the Internet may not become a viable long-term commercial marketplace due to the potentially inadequate development of the necessary network infrastructure, the delayed development of enabling technologies and performance improvements and the high cost of shipping products. The commercial acceptance and use of the Internet may not continue to develop at historical rates, or may not develop as quickly as we expect. In addition, concerns over security and privacy may inhibit the growth of the Internet.

Because we face intense competition in various retail segments and operate in an industry with limited barriers to entry, some of our competitors may be better positioned to capitalize on the rapidly growing e-commerce market

   The e-commerce market is new, rapidly evolving and intensely competitive. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than we do. Some of our competitors have and may continue to use aggressive pricing or inventory availability practices and devote substantially more resources to Web site and system development than us. We expect that competition will further intensify in the future. Because barriers to entry are limited, current and new competitors can launch Web sites at a relatively low cost and can expand their operations rapidly. New technologies and the expansion of existing technologies may also increase the competitive pressure we face. Increased competition may result in reduced operating margins, loss of market share and diminished brand recognition.

   We believe that the primary competitive factors in the online market include brand recognition, price, product selection, ease of use, customer service, available content and value added services. We currently compete with a variety of online vendors that specialize in computer hardware and software products, as well as those who sell books, music, videos, DVDs and other entertainment products, consumer electronics and golf-related products. Moreover, all of the products we sell in our online stores are typically available from traditional retailers. Consequently, we must compete with companies in the online commerce market as well as the traditional retail industry.

   We would also realize significant competitive pressure if any of our distribution providers were to initiate their own retail operations. Since our distributors have access to merchandise at very low costs, they could sell products at lower prices and maintain a higher gross margin on their product sales than we can. In this event, our current and potential customers may decide to purchase directly from these distributors. Increased competition from any distributor capable of maintaining high sales volumes and acquiring product at lower prices than us could significantly reduce our market share.

Our growth and operating results could be impaired if we are unable to meet our future capital needs

   Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for at least the next twelve months. After that time, we may need additional capital. Alternatively, we may need to raise additional funds sooner to:

  .  fund more rapid expansion;

  .  develop new product lines or enhanced services;

  .  fund acquisitions; or

  .  respond to competitive pressures.

   If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of our common stock. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required, or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures.

If we are unable to successfully manage the transition of our leadership, our business could suffer

   In the fall of 1999, Scott A. Blum, our founder, majority stockholder and former Chief Executive Officer and Chairman, resigned from our Board of Directors, deposited all of his shares of our common stock into a voting trust, and withdrew from participation in our management, business and operations. Mr. Blum had previously resigned as our Chief Executive Officer and terminated his employment with us in March 1999. As of December 31, 1999, Mr. Blum's shares represented approximately 54% of our outstanding capital stock. Prior to leaving the company, Mr. Blum was primarily responsible for conceiving, developing and implementing our business model and recruiting our Board of Directors and our current management team. In addition, Mr. Blum was directly involved in the creation, development and implementation of our corporate image and advertising strategy. Mr. Blum's withdrawal from our business and our inability to replace Mr. Blum could harm our business.

If we are unable to protect our trademarks and intellectual property rights, our reputation and brand could be impaired, and we could lose customers

   We regard our trademarks, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, providers and others to protect our proprietary rights. We cannot be certain that we have taken adequate steps to protect our proprietary rights, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, third parties may infringe or misappropriate our proprietary rights, and we could be required to incur significant expenses to preserve them. We have applied for the registration of some of our trademarks and service marks in the United States and some other countries. Even if we are able to register these names, registration may not adequately protect us against infringement by others. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. If we are not able to protect our trademarks and other intellectual property, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

Intellectual property claims against us could be costly and result in the loss of significant rights

   Other parties may assert infringement or unfair competition claims against us. In the past, other parties have sent us notices of claims of infringement of intellectual property rights, and we expect to receive other notices in the future. We cannot predict whether third parties will assert claims of infringement against us, or whether any past or future assertions or prosecutions will adversely affect our business. If we are forced to defend against any of these claims, whether meritless or not, we may face costly litigation and diversion of technical and management personnel. As a result of these disputes, we may have to expend significant resources to develop or acquire non-infringing property. Alternatively, we may need to pursue royalty or licensing agreements, which may not be available on acceptable terms, if at all.

SOFTBANK and its affiliates control a majority of our outstanding common stock which will enable them to control many significant corporate actions and may prevent a change in control that would otherwise be beneficial to our stockholders

   Upon completion of this offering, SOFTBANK and its affiliates will own approximately 29.7% of our outstanding stock. In addition, as a result of a voting trust agreement with our largest stockholder, approximately 48.1% of our outstanding stock after this offering must be voted by the trustees to mirror the voting of all shares that are not subject to the terms of the voting trust agreement on significant stockholder actions, as defined in the voting trust agreement. On routine stockholder actions, the trustees have the discretion to vote the trust shares in any manner determined by a majority of the trustees. Because SOFTBANK and its affiliates will control a majority of the shares not subject to the voting trust, they will effectively control the votes of approximately 77.8% of our common stock on significant corporate actions and 29.7% on routine corporate governance matters immediately after this offering. This control by SOFTBANK and its affiliates could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

We have broad discretion as to the use of proceeds from this offering and may not use the proceeds effectively

   We estimate the net proceeds of this offering to be approximately $141.2 million. Our management team will retain broad discretion as to the allocation of the proceeds and may spend these proceeds in ways with which our stockholders may not agree.

Our stock price may be volatile, which may result in losses to our stockholders

   The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

  .  variations in our operating results;

  . announcements of technological innovations, new services or product lines by us or our competitors;

  . changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

  . changes in operating and stock price performance of other Internet and online commerce companies;

  .  conditions or trends in the Internet industry;

  .  additions or departures of key personnel; and

  .  future sales of our common stock.

   Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of Internet and technology-related companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. The market prices of the securities of Internet-related and online companies have been especially volatile. If our common stock trades to high levels following this offering, it could eventually experience a significant decline.

A large number of additional shares may be sold into the public market in the near future, which may cause the market price of our common stock to decline significantly, even if our business is doing well

   Sales of substantial amounts of our common stock in the public market after this offering could reduce the market price of our common stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. After the offering, shares of our common stock will become available for resale in the public market as shown on the chart below.

                      Approximate Number
 Days after the Date  of Shares Eligible
  of this Prospectus   for Future Sale                 Comment
 -------------------- ------------------ -----------------------------------
 Upon effectiveness..     14,000,000     Freely tradable shares sold in this
                                         offering
 90 days.............         15,684     Shares saleable under Rule 144 that
                                         are not subject to 180-day lock-up
 180 days............     93,233,047     Lock-up released; shares saleable
                                         under Rule 144, 144(k) or 701

   For a description of the shares of our common stock that are available for future sale, see "Shares Eligible for Future Sale."

Our charter documents could defer a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares

   Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For a more detailed discussion of these provisions, see "Description of Capital Stock--Anti-Takeover Provisions."

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus concerning, among other things:

  . our ability to maintain and expand current distribution, fulfillment and other strategic relationships and to enter into new relationships;

  . our ability to attract advertisers and increase advertising revenue;

  . our ability to increase our gross margins;

  . our ability to broaden our existing product lines or expand into new product categories; and

  . our Year 2000 readiness.

   These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                                USE OF PROCEEDS

   The net proceeds from the sale of the 14,000,000 shares of common stock sold by us in this offering are estimated to be approximately $141.2 million based on an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

   At this time, the principal purposes of this offering are to obtain additional capital to increase our financial flexibility and to create a public market for our common stock. We presently intend to use the net proceeds of this offering as follows:

  . An estimated $20.0 million to $30.0 million may be used for capital expenditures associated with technology and systems upgrades and expansion.

  . An estimated $70.0 million to $90.0 million may be used for sales and marketing activities, particularly advertising campaigns and promotions, to increase our brand recognition, including $8.5 million during 2000 as part of our sponsorship of the BUY.COM Tour.

  . Approximately $12.5 million will be used to repay our outstanding debt under our revolving credit facility. Under the terms of the credit agreement, the loan bears interest at the London Interbank Offer Rate plus 3.00% and has a maturity date of July 19, 2000. The $12.5 million currently outstanding under our revolving credit facility has been used for our short term working capital needs.

  . The remainder of the net proceeds will be used to fund operating losses, for additional working capital and for general corporate purposes including the introduction of new product categories, the expansion of existing product categories and expansion into international markets, including the payment of up to approximately $7.7 million in connection with the initial funding of three international joint ventures that we agreed to form with SOFTBANK America, Inc. and its affiliates.

   As of the date of this prospectus, we have not allocated any specific amount of the proceeds for the purposes listed above. The amounts actually expended for the purposes listed above will depend upon a number of factors, including the growth of our sales and customer base, the type of efforts we make to build our brand and competitive developments in e-commerce. Therefore, we cannot specify with certainty the amounts that may be allocated to the particular uses of the net proceeds of this offering, and the amounts we actually spend could be outside of the ranges set forth above. Our management will have significant flexibility and discretion in applying the net proceeds of this offering.

   Pending any use, the net proceeds of this offering will be invested generally in short-term, interest-bearing securities.

   We may also use an unspecified portion of the net proceeds of this offering to acquire or invest in complementary businesses, services or technologies, or to enter into strategic marketing relationships with third parties. From time to time, in the ordinary course of business, we expect to evaluate potential acquisitions of these businesses, services or technologies and strategic relationships. At this time, however, we do not have any present understandings, commitments or agreements with respect to any material acquisition.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not anticipate that we will declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any existing indebtedness and other factors the Board of Directors deems relevant.

                                 CAPITALIZATION

   The following table indicates our capitalization at December 31, 1999:

  . on an actual basis;

  . on a pro forma basis to give effect to the conversion of all of our Series A convertible participating preferred stock and Series B convertible participating preferred stock into an aggregate of 22,098,982 shares of common stock upon the completion of this offering; and

  . on a pro forma as adjusted basis to reflect this conversion and the issuance of 14,000,000 shares of common stock at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

   This table should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                     December 31, 1999
                                              ---------------------------------
                                                                     Pro Forma
                                               Actual    Pro Forma  As Adjusted
                                              --------  ----------- -----------
                                                        (unaudited) (unaudited)
                                               (amounts in thousands, except
                                                 share and per share data)
Total long-term debt, net of current
 portion.....................................  $ 1,738   $   1,738   $  1,738
Stockholders' equity:
 Convertible participating preferred stock,
  $.0001 par value; 150,000,000 authorized;
  22,098,982 shares issued and outstanding;
  no shares issued and outstanding, pro forma
  and pro forma as adjusted; including
  additional paid-in capital                   104,939          --         --
 Common stock, $.0001 par value; 850,000,000
  shares authorized; 93,041,193 shares issued
  and outstanding, actual; 115,140,175 shares
  issued and outstanding, pro forma;
  129,140,175 shares issued and outstanding,
  pro forma as adjusted .....................       10          12         13
 Additional paid-in capital, common..........   72,659     177,596    318,795
 Deferred compensation.......................   (8,850)     (8,850)    (8,850)
 Accumulated deficit......................... (145,710)   (145,710)  (145,710)
                                              --------   ---------   --------
   Total stockholders' equity................   23,048      23,048    164,248
                                              --------   ---------   --------
    Total capitalization..................... $ 24,786   $  24,786   $165,986
                                              ========   =========   ========

   These share amounts exclude 22,324,104 shares of common stock issuable upon the exercise of options outstanding as of December 31, 1999 at a weighted average exercise price of $4.21 per share and warrants to purchase approximately 1,936,364 shares of common stock, based upon an estimated initial public offering price of $11.00 per share, at a weighted average exercise price of $13.60 per share. For additional information regarding our capital structure, see "Management--Employee Benefit Plans," "Description of Capital Stock" and notes 8 and 9 of notes to consolidated financial statements.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999 was approximately $(5.9) million, or $(0.05) per share of common stock. Pro forma net tangible book value per share represents our total tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding as of December 31, 1999, after giving effect to the conversion of all outstanding shares of our convertible participating preferred stock, which immediately converts upon the closing of this offering into 22,098,982 shares of common stock. Without taking into account any other changes in pro forma net tangible book value other than to give effect to our sale of the 14,000,000 shares of common stock offered by this prospectus and the receipt and application of those net proceeds, our pro forma net tangible book value as of December 31, 1999 would have been $136.1 million, or $1.05 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.10 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $9.95 per share to investors purchasing common stock in this offering.

   The following table illustrates this per share dilution:

   Assumed initial public offering price per share.........             $11.00
    Pro forma net tangible book value per share as of
     December 31, 1999..................................... $   (0.05)
    Increase per share attributable to new investors.......      1.10
                                                            ---------

   Pro forma net tangible book value per share after this
    offering...............................................               1.05
                                                                        ------
   Dilution per share to new investors.....................             $ 9.95
                                                                        ======

   The following table summarizes as of December 31, 1999, on a pro forma basis, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, assuming an initial public offering price of $11.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                              Shares Purchased   Total Consideration   Average
                             ------------------- --------------------   Price
                               Number    Percent    Amount    Percent per Share
                             ----------- ------- ------------ ------- ---------
   Existing stockholders.... 115,140,175   89.2% $116,930,000   43.2%  $ 1.02
   New investors............  14,000,000   10.8%  154,000,000   56.8%  $11.00
                             -----------  -----  ------------  -----
       Total................ 129,140,175  100.0% $270,930,000  100.0%
                             ===========  =====  ============  =====

   The foregoing discussion and tables assume no exercise of any stock options or warrants outstanding as of December 31, 1999. To the extent that these options are exercised, new investors will experience further dilution. As of December 31, 1999, options to purchase 22,324,104 shares of common stock were outstanding at a weighted average exercise price of $4.21 per share and warrants to purchase approximately 1,936,364 shares of common stock were outstanding, based upon an estimated initial public offering price of $11.00 per share, at a weighted average exercise price of $13.60 per share. Assuming these options and warrants are exercised, new investors will own approximately 9.1% of our outstanding shares while contributing approximately 41.5% of the total amount paid to fund our company. All of the information above also assumes no exercise of the underwriters' overallotment option. For additional information regarding our stock options, see notes 9 and 13 of notes to consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
            (amounts in thousands, except share and per share data)

   The following selected consolidated financial data as of December 31, 1997, 1998, and 1999, for the period from June 7, 1997 (Inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 have been derived from our consolidated financial statements and related notes audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this prospectus. The historical results are not necessarily indicative of future results. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                       June 7, 1997
                                      (Inception) to  Year Ended   Year Ended
                                       December 31,  December 31, December 31,
                                           1997          1998         1999
                                      -------------- ------------ ------------
Consolidated Statement of Operations
 Data:
Net revenues........................    $      878    $  125,290  $    596,848
Cost of goods sold..................           832       123,527       603,695
                                        ----------    ----------  ------------
Gross profit........................            46         1,763        (6,847)
                                        ----------    ----------  ------------
Operating expenses:
 Sales and marketing................           130        13,430        71,331
 Product development................            30           950         7,835
 General and administrative.........           260         4,250        19,037
 Depreciation and amortization......             7           377         6,566
 Amortization of deferred
  compensation......................            --           795        10,215
 Charge for warrants................            --            --         7,191
                                        ----------    ----------  ------------
   Total operating expenses.........           427        19,802       122,175
                                        ----------    ----------  ------------
Operating loss......................          (381)      (18,039)     (129,022)
                                        ----------    ----------  ------------
Other income (expense):
 Interest income (expense), net.....            (7)          202        (1,141)
 Other..............................            --            (4)           (2)
                                        ----------    ----------  ------------
Total other income (expense)........            (7)          198        (1,143)
                                        ----------    ----------  ------------
Loss before provision for income
 taxes..............................          (388)      (17,841)     (130,165)
Provision for income taxes..........             2             3             3
                                        ----------    ----------  ------------
Net loss............................    $     (390)   $  (17,844) $   (130,168)
                                        ==========    ==========  ============
Net loss per share:
 Basic and diluted..................    $    (0.00)   $    (0.22) $      (1.45)
Weighted average shares outstanding:
 Basic and diluted..................    81,331,078    81,815,869    89,597,782
Pro forma net loss per share:
 Basic and diluted (unaudited)......                              $      (1.13)
Pro forma weight average shares
 outstanding:
 Basic and diluted (unaudited)......                               114,719,108
                                                    December 31,
                                      ----------------------------------------
                                           1997          1998         1999
                                      -------------- ------------ ------------
Consolidated Balance Sheet Data:
Cash ...............................    $       34    $    9,221  $     24,693
Working capital (deficit)...........          (391)       (3,562)      (20,473)
Total assets........................           267        26,837       119,708
Long-term debt, net of current
 portion............................            --         1,175         1,738
Total stockholders' equity
 (deficit)..........................          (340)        6,635        23,048

   Please refer to notes 8 and 10 of the notes to consolidated financial statements and notes to selected unaudited pro forma condensed combined financial information for information regarding the method used to compute our actual basic and diluted net loss per share and our pro forma basic and diluted net loss per share.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

   The selected unaudited pro forma condensed combined financial information is based upon, and should be read together with, the historical financial statements of BUY.COM, Speedserve and BuyGolf.com and the related notes to these financial statements. The selected unaudited pro forma condensed combined financial information is based upon tentative allocations of purchase price for the acquisition of BuyGolf.com and may not show the results that would have been reported had such events actually occurred on the dates specified, nor does it indicate our future results. The final allocation of purchase price is not expected to differ materially from the tentative allocation or to have a material impact on our results of operations or financial position. Purchase accounting is based upon preliminary asset valuations, which are subject to change. Furthermore, post-closing adjustments, if any, are not expected to have a material impact on our results of operations or financial position.

   The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 1998 is presented as if BUY.COM had completed the acquisition of Speedserve as of January 1, 1998.

   The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 1999 is presented as if BUY.COM had completed the acquisition of BuyGolf.com and entered into the PGA TOUR sponsorship agreement as of January 1, 1999. Since BuyGolf.com did not commence operations until December 1, 1998, the impact of the acquisition of BuyGolf.com to the selected unaudited pro forma condensed combined statement of operations information for the year ended December 31, 1998 is immaterial and has not been shown.

   The BUY.COM balance sheet as of December 31, 1999 includes the assets acquired and liabilities assumed in connection with the acquisition of BuyGolf.com.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS INFORMATION
            (amounts in thousands, except share and per share data)

                                  Year Ended December 31, 1998
                         -----------------------------------------------------
                           BUY.COM    Speedserve,   Pro Forma       Pro Forma
                            Inc.        Inc.(a)    Adjustments      Combined
                         -----------  -----------  -----------     -----------
Net revenues............ $   125,290  $     1,278  $       --      $   126,568
Cost of goods sold......     123,527        1,070                      124,597
                         -----------  -----------  -----------     -----------
Gross profit............       1,763          208          --            1,971
Total operating
 expense................      19,802        3,531        2,820 (b)      26,153
                         -----------  -----------  -----------     -----------
Operating loss..........     (18,039)      (3,323)      (2,820)        (24,182)
Total other income
 (expense)..............         198           (5)         --              193
                         -----------  -----------  -----------     -----------
Loss before provision
 for income taxes.......     (17,841)      (3,328)      (2,820)        (23,989)
Provision for income
 taxes..................           3       (1,011)       1,011 (c)           3
                         -----------  -----------  -----------     -----------
Net loss................ $   (17,844) $    (2,317) $    (3,831)    $   (23,992)
                         ===========  ===========  ===========     ===========
Net loss per share:
  Basic and diluted.....                                           $     (0.24)
Weighted average number
 of common shares
 outstanding:
  Basic and diluted(d)..                                            99,060,348

--------
(a) Speedserve was acquired by BUY.COM on December 3, 1998, in a purchase-type transaction. BUY.COM issued 5,529,571 shares of common stock pursuant to the acquisition. This presentation shows the pro forma effects of the operations of Speedserve as if the acquisition occurred on January 1, 1998.

(b) Represents the amortization of $2.8 million of goodwill that would have been recorded for the year ended December 31, 1998, if the acquisition of Speedserve occurred January 1, 1998. Goodwill is amortized on a straight-line basis over a period of three years. No other significant fair value purchase price adjustments were recorded in conjunction with the acquisition of Speedserve.

(c) Represents tax benefits eliminated upon the acquisition of Speedserve by BUY.COM.

(d) Reflects conversion of all preferred stock outstanding at December 31, 1998 and the issuance of common stock for the acquisition of Speedserve.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS INFORMATION
            (amounts in thousands, except share and per share data)

                                     Year Ended December 31, 1999
                         -------------------------------------------------------------
                                        BuyGolf.com,   Pro Forma           Pro Forma
                         BUY.COM Inc.     Inc.(a)     Adjustments           Combined
                         -------------  ------------  ------------        ------------
Net revenues............ $     596,848  $     1,025   $        (40)(b)    $    597,833
Cost of goods sold......       603,695          883            --              604,578
                         -------------  -----------   ------------        ------------
Gross profit............        (6,847)         142            (40)             (6,745)
Total operating
 expense................       122,175        3,576         12,193 (b)(c)      137,944
                         -------------  -----------   ------------        ------------
Operating loss..........      (129,022)      (3,434)       (12,233)           (144,689)
Total other income
 (expense)..............        (1,143)           7            --               (1,136)
                         -------------  -----------   ------------        ------------
Loss before provision
 for income taxes.......      (130,165)      (3,427)       (12,233)           (145,825)
Provision for income
 taxes..................             3            1            --                    4
                         -------------  -----------   ------------        ------------
Net loss................ $    (130,168) $    (3,428)  $    (12,233)       $   (145,829)
                         =============  ===========   ============        ============
Net loss per share:
  Basic and diluted.....                                                  $      (1.27)
Weighted average number
 of common shares
 outstanding:
  Basic and diluted(d)..                                                   114,719,108

--------
(a) BuyGolf.com was acquired by BUY.COM on October 25, 1999, in a purchase-type transaction. BUY.COM issued a total of 2,589,329 shares of common stock to acquire the remaining 95% of the outstanding common stock of BuyGolf.com that it did not previously own. The results of operations of BuyGolf.com will be included in our consolidated results commencing October 1, 1999. The results of operations for BuyGolf.com from October 1, 1999 to October 25, 1999 are immaterial to our consolidated operating results. This presentation shows the pro forma effects of the operations of BuyGolf.com as if the acquisition occurred on January 1, 1999.

(b) Represents advertising revenues/expenses, recorded for the nine months ended September 30, 1999, that should be eliminated upon the acquisition of BuyGolf.com by BUY.COM.

(c) Represents the amortization of goodwill of $5.8 million that would have been recorded for the nine months ended September 30, 1999, if the acquisition of BuyGolf.com occurred on January 1, 1999. Goodwill is amortized on a straight-line basis over a period of three years. No other significant fair value purchase price adjustments were recorded in conjunction with the acquisition of BuyGolf.com. Also includes expense of $6.4 million for the PGA TOUR sponsorship agreement as though the agreement was effective January 1, 1999.

(d) Reflects the conversion of all preferred stock outstanding at December 31, 1999, the issuance of common stock for the acquisition of BuyGolf.com and the issuance of common stock in connection with the PGA TOUR sponsorship agreement.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read together with our selected consolidated financial data and the consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

   BUY.COM is a leading multi-category Internet superstore based on our net revenues and the amount of traffic to our Web site. We offer a comprehensive selection of brand name computer hardware and peripherals, software, books, videos, DVDs, computer games, music, consumer electronics and golf-related products at everyday low prices. BUY.COM was formed as a California limited liability company in June 1997 under the name BuyComp LLC and was incorporated in Delaware as Buy Corp. in August 1998. In November 1998, we changed our name to BUY.COM INC. From our inception in June 1997 through mid November 1997, we had no sales and our operating activities related primarily to the planning and development of our original Web site, BUYCOMP.COM, which offered computer hardware and software products. Beginning with the opening of our BUYCOMP.COM online computer store in November 1997 and continuing through November 1998, we continued to expand our infrastructure and focused on expanding distributor and vendor relationships, attracting customers to our Web site, building our brand and establishing customer service operations.

   In December 1998, we acquired Speedserve, Inc., an online retailer of books, videos, DVDs and video games. Concurrent with this acquisition, we opened our BUY.COM Web site that consolidated Speedserve's retail Web site with our existing computer hardware and software online retail store to create five specialty online retail stores. In late April 1999, we launched the BUYMUSIC.COM store and an improved version of our Web site that incorporated increased functionality and speed, broader content and enhanced customer service. In May 1999, we added BUYCLEARANCE.COM, which offers high quality, brand name, closeout products at significant discounts and in November 1999, we launched BUYELECTRONICS.COM, which offers brand name consumer electronics products. In addition, in October 1999, we acquired BuyGolf.com, Inc., an online store selling golf equipment and other golf-related merchandise. In January 2000, we integrated BUYGOLF.COM into our Web site as our ninth online store.

   In October 1999, we declared a common stock dividend of 75% of the capital stock, on an as converted basis, of one of our wholly-owned subsidiaries, BUYNOW INC., to our stockholders. BUYNOW provides contract e-commerce service, including order fulfillment and credit card processing, to its customers. We intend to enter into a license and services agreement with BUYNOW under which we will license technology, trademarks and domain names as well as provide certain administrative and customer support services.

   We derive revenues principally from the sale of products and, to a lesser extent, from paid advertisements on our Web site. We recognize product revenue upon shipment of products. We generally recognize advertising revenue straight line over the period of time an advertisement runs on our site. In some circumstances, our agreements with advertisers require consumer action, in which cases, we recognize advertising revenue when the consumer action is completed.

   We have employed a business model that includes outsourcing the majority of our infrastructure to leading national distribution and fulfillment providers with established expertise. Through this model, we capitalize on the cost efficiencies achieved by our distribution providers and minimize our infrastructure and operating expenses, enabling us to pass significant savings on to our customers. Additionally, by aligning with leading distributors in each of our product categories, we can use their significant inventories and distribution capabilities to offer a broader selection of products at lower costs than traditional retailers can.

   Consistent with our merchandising strategy, we have started to raise prices on many of our products. Since the second quarter of 1999, we have increased our product margins without experiencing a decline in overall sales volumes or customer levels. Although we intend to continue these selective price increases, under our long-term business model, we expect to maintain lower relative product margins than many other online and offline retailers, while generating high sales volumes. For this reason, our ability to become and remain profitable depends upon our ability to substantially increase our net revenues. We cannot be certain that our sales growth will continue or that we will ever become profitable.

   To date, our sales of computer hardware and software products have accounted for the vast majority of our net revenues. Our sales of products in other categories constituted less than 15% of our net revenues for the period ended December 31, 1997 and for the years ended December 31, 1998 and 1999. None of these other categories individually constituted more than 10% of our net revenues during these periods. As we continue to expand into new product categories, we expect sales of products other than computer hardware and software to be an increasingly larger component of our business in the future. Product sales, including shipping and handling, accounted for 100% of net revenues for the period ended December 31, 1997, 98.1% of net revenues for the year ended December 31, 1998, and 97.3% of net revenues for the year ended December 31, 1999.

   Shipping and handling net revenues were $49,000 for the period ended December 31, 1997, $6.7 million for the year ended December 31, 1998, and $30.1 million for the year ended December 31, 1999. The gross profit on our shipping and handling net revenues during these periods was $36,000, $4.2 million, and $11.9 million, respectively. Shipping and handling results are a direct function of our product sales and are an integral part of our merchandising and pricing strategy. Accordingly, we believe shipping and handling net revenues and the corresponding gross profit on these net revenues cannot be viewed independent of product sales and gross profit.

   We currently generate additional revenues from vendor co-op advertising as well as media advertising. Vendor co-op advertising is a standard practice in the retailing sector, where product vendors set aside certain amounts of advertising funds to be paid to retailers in exchange for specific marketing and in-store placement of their products. We also generate advertising media revenue from click-through advertisements that direct the customer to the advertiser's Web site. These media advertising revenues are generally derived from short-term advertising contracts in which we typically guarantee a minimum number of advertising impressions to be delivered to users over a specified period of time for a fixed fee. In the cases where we guarantee a minimum number of advertising impressions, we defer a portion of the advertising revenues until the minimum number of impressions has been achieved. Advertising sales accounted for 0% of net revenues for the period ended December 31, 1997, 1.9% of net revenues for the year ended December 31, 1998, and 2.7% of net revenues for the year ended December 31, 1999.

   Our net revenues are also net of coupon redemptions. Coupon redemptions result in a reduction of gross revenues in the period the coupons are redeemed by an amount equal to the value of the coupons redeemed. Coupon redemptions were $6.2 million for the year ended December 31, 1999, and we had no coupon redemptions in 1997 or 1998.

   We have incurred significant losses since our inception and our cost of sales and operating expenses have increased dramatically. This trend reflects the costs associated with the formation of BUY.COM, as well as our increased efforts to promote the BUY.COM brand, build market awareness, attract new customers, recruit personnel, build operating infrastructure, and develop and expand our Web site and related transaction-processing systems. We intend to continue to invest heavily in marketing and promotion, Web site development, and technology and operating infrastructure development. We believe that we will continue to incur substantial operating losses for the foreseeable future. Although we have experienced significant revenue growth in recent periods, this growth may not be sustainable, and we may never achieve profitability.

Results of Operations

   In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results, including our gross profit margin and operating expenses as a percentage of our net revenues, should not be relied upon as an indication of our future performance. The following table sets forth statement of operations data expressed as a percentage of net revenues for the periods indicated:

                                       June 7, 1997
                                      (Inception) to  Year Ended   Year Ended
                                       December 31,  December 31, December 31,
                                           1997          1998         1999
                                      -------------- ------------ ------------
Net revenues.........................     100.0 %       100.0 %      100.0 %
Cost of goods sold...................      94.8          98.6        101.1
                                          -----         -----        -----
Gross profit (loss)..................       5.2           1.4         (1.1)
                                          -----         -----        -----
Operating expenses:
 Sales and marketing.................      14.8          10.7         12.0
 Product development.................       3.4           0.8          1.3
 General and administrative..........      29.6           3.4          3.2
 Depreciation and amortization.......       0.8           0.3          1.1
 Amortization of deferred
  compensation.......................        --           0.6          1.7
 Charge for warrants.................        --            --          1.2
                                          -----         -----        -----
    Total operating expenses.........      48.6          15.8         20.5
                                          -----         -----        -----
Operating loss.......................     (43.4)        (14.4)       (21.6)
                                          -----         -----        -----
Other income (expense):
 Interest income (expense), net......      (0.8)          0.2         (0.2)
 Other...............................        --           0.0          0.0
                                          -----         -----        -----
    Total other income (expense).....      (0.8)          0.2         (0.2)
                                          -----         -----        -----
Loss before provision for income
 taxes...............................     (44.2)        (14.2)       (21.8)
Provision for income taxes...........      (0.2)          0.0          0.0
                                          -----         -----        -----
Net loss.............................     (44.4)%       (14.2)%      (21.8)%
                                          =====         =====        =====

Period Ended December 31, 1997

   Net revenues were $878,000 for the period ended December 31, 1997. Cost of goods sold were $832,000 and gross margin was 5.2% for the period ended December 31, 1997. We were formed in June 1997 and did not launch our Web site until November 1997, and, as a result, our results of operation for the period ended December 31, 1997 do not bear any significant relationship to our operating results for the year ended December 31, 1998. The significant changes in operating results for the year ended December 31, 1998 as compared to the period ended December 31, 1997 were primarily attributable to the duration and extent of our operations in those periods.

Years Ended December 31, 1998 and December 31, 1999

Net Revenues

   Net revenues consist of product sales, advertising revenue and customer shipping and handling charges. Net revenues increased to $596.8 million for the year ended December 31, 1999 from $125.3 million for the year ended December 31, 1998. This increase resulted from the significant growth in our customer base and repeat purchases from our existing customers. The increase is also due to the launch of new online stores. Net revenues for the year ended December 31, 1999 include the effect of $6.2 million in coupon redemptions for the year as compared to no coupon redemptions in the year ended December 31, 1998.

Cost of Goods Sold

   Cost of goods sold consists primarily of the cost of products sold, and the related distribution and fulfillment costs, including shipping. Cost of goods sold increased to $603.7 million for the year ended December 31, 1999 from $123.5 million for the year ended December 31, 1998 as a result of the significant increase in our net revenues. Gross margin declined to (1.1%) for the year ended December 31, 1999 from 1.4% for the year ended December 31, 1998. This reduction in gross margin reflects our aggressive product pricing strategy to build brand recognition and attract customers. While we plan to increase gross margin in the future by employing more selective pricing and merchandising strategies, focusing on advertising revenues and emphasizing higher margin products and services, we may not be able to improve our profit margins.

Sales and Marketing Expenses

   Sales and marketing expenses consist primarily of advertising and promotional expenses, as well as credit card fees, outsourced customer service fees, and payroll associated with our advertising and marketing personnel. Sales and marketing expenses increased to $71.3 million for the year ended December 31, 1999 from $13.4 million for the year ended December 31, 1998. Sales and marketing expenses as a percentage of net revenues increased to 12.0% for the year ended December 31, 1999 from 10.7% for the year ended December 31, 1998. This increase, both as a percentage of net revenues and in absolute dollars, was primarily attributable to the expansion of our advertising campaigns both online and in more traditional media. The increase in our sales and marketing expenses was also due, to a lesser extent, to increased personnel and related expenses required to implement our marketing strategy. We intend to continue to pursue an aggressive branding and marketing campaign in order to attract new customers and retain existing customers. As a result, we expect marketing and sales expenses to continue to increase in absolute dollars in future periods.

Product Development Expenses

   Product development expenses consist primarily of personnel and other expenses associated with developing and enhancing our Web site, as well as associated facilities and related expenses. Product development expenses increased to $7.8 million for the year ended December 31, 1999 from $950,000 for the year ended December 31, 1998. Product development expenses as a percentage of net revenues increased to 1.3% for the year ended December 31, 1999 from 0.8% for the year ended December 31, 1998. The increase was primarily due to increased personnel and outside consulting costs required to enhance the features, content, and functionality of our online stores and transaction processing systems. We intend to continue to enhance our technology and information systems and expect product development expenses to continue to increase in absolute dollars in future periods.

General and Administrative Expenses

   General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel, facilities expenses, professional fees, telephone charges, and other general corporate expenses. General and administrative expenses increased to $19.0 million for the year ended December 31, 1999 from $4.3 million for the year ended December 31, 1998. General and administrative expenses as a percentage of net revenues decreased to 3.2% for the year ended December 31, 1999 from 3.4% for the year ended December 31, 1998. This increase in absolute dollars was primarily attributable to increased headcount and related expenses associated with the hiring of additional personnel, and increased professional services expenses. We expect general and administrative expenses to continue to increase in absolute dollars as we expand our sales, increase our staff and incur additional costs related to the growth of our business and our operations as a public company.

Depreciation and Amortization Expenses

   Depreciation and amortization expenses consist primarily of the amortization of goodwill associated with business acquisitions, as well as fixed asset depreciation. Depreciation and amortization increased to $6.6 million for the year ended December 31, 1999 from $377,000 for the year ended December 31, 1998. Depreciation and amortization as a percentage of net revenues increased to 1.1% for the year ended December 31, 1999 from 0.3% for the year ended December 31, 1998. This increase is primarily attributable to the amortization of the acquisition of Speedserve in December 1998 and the acquisition of BuyGolf in October of 1999, which are both being amortized over a three-year period. This increase is also attributable, to a lesser extent, to additional depreciation of fixed assets acquired during the period.

Amortization of Deferred Compensation

   Amortization of deferred compensation represents the difference between the exercise price of stock option grants and the deemed fair value of our stock at the time of such grants. Such amounts are amortized over the vesting for such grants, which is typically four years. Amortization of deferred compensation increased to $10.2 million for the year ended December 31, 1999 from $795,000 for the year ended December 31, 1998. Amortization of deferred compensation increased to 1.7% for the year ended December 31, 1999 from 0.6% for the year ended December 31, 1998. The increase was attributable to the grant of stock options to new employees as well as the increase in the difference between the grant price and the deemed fair market value of our common stock. At December 31, 1999 we had approximately $8.9 million in deferred compensation that will be amortized through September 2003.

Charge for Warrants

   Charge for warrants primarily represents the cost of warrants granted to United Air Lines and to a lesser extent warrants issued to a commercial lender. The charge for warrants was $7.2 million for the year ended December 31, 1999 and there was no charge during the previous year.

Other Income (Expense)

   Total other income (expense) decreased to ($1.1 million) for the year ended December 31, 1999 from $198,000 for the year ended December 31, 1998. The decrease was largely due to interest expense related to our revolving credit facility and interest expense related to a loan from our founder.

Net Loss

   Our net loss increased to $130.2 million for the year ended December 31, 1999 from $17.8 million for the year ended December 31, 1998. This increase in net loss was due to increased operating expenses and an increased in amortization of goodwill, amortization of deferred compensation and charge for warrants.

Quarterly Results of Operations

   The following tables present unaudited quarterly results of operations, in dollar amounts and as a percentage of net revenues, for the last six quarters. This information has been derived from our unaudited consolidated financial statements and has been prepared by us on a basis consistent with our audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the information for the periods presented.

                                           Three Months Ended
                         ----------------------------------------------------------------
                         Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,   Dec. 31,
                           1998       1998       1999       1999       1999        1999
                         ---------  --------   --------   --------   ---------   --------
                                               (unaudited)
                                         (amounts in thousands)
Statement of Operations
 Data:
 Net revenues...........  $34,985   $ 61,529   $107,932   $129,280   $158,960    $200,676
 Cost of goods sold.....   34,148     62,361    108,115    134,217    159,094     202,269
                          -------   --------   --------   --------   --------    --------
 Gross profit (loss)....      837       (832)      (183)    (4,937)      (134)     (1,593)
                          -------   --------   --------   --------   --------    --------
 Operating expenses:
  Sales and marketing...    2,151      9,264     12,322     14,459     15,672      28,878
  Product development...      220        546        830      1,404      1,617       3,984
  General and
   administrative.......    1,140      2,025      3,079      4,437      5,356       6,165
  Depreciation and
   amortization.........       39        316        854        967      1,188       3,557
  Amortization of
   deferred
   compensation.........      318        371      2,115      1,856      1,446       4,798
  Charge for warrants...       --         --         --         --      7,021         170
                          -------   --------   --------   --------   --------    --------
    Total operating
     expenses...........    3,868     12,522     19,200     23,123     32,300      47,552
                          -------   --------   --------   --------   --------    --------
 Operating loss.........   (3,031)   (13,354)   (19,383)   (28,060)   (32,434)    (49,145)
                          -------   --------   --------   --------   --------    --------
 Other income (expense):
  Interest income
   (expense), net.......       82        124        114        (39)      (796)       (420)
  Other.................      (59)        52         17          8         49         (76)
                          -------   --------   --------   --------   --------    --------
    Total other income
     (expense)..........       23        176        131        (31)      (747)       (496)
                          -------   --------   --------   --------   --------    --------
 Loss before provision
  for income taxes......   (3,008)   (13,178)   (19,252)   (28,091)   (33,181)    (49,641)
 Provision for income
  taxes.................       --          3         --         --          3          --
                          -------   --------   --------   --------   --------    --------
 Net loss...............  $(3,008)  $(13,181)  $(19,252)  $(28,091)  $(33,184)   $(49,641)
                          =======   ========   ========   ========   ========    ========
As a Percentage of Net
 Revenues:
 Net revenues...........    100.0%     100.0%     100.0%     100.0%     100.0%      100.0 %
 Cost of goods sold.....     97.6      101.4      100.2      103.8      100.1       100.8
                          -------   --------   --------   --------   --------    --------
 Gross profit (loss)....      2.4       (1.4)      (0.2)      (3.8)      (0.1)       (0.8)
                          -------   --------   --------   --------   --------    --------
 Operating expenses:
  Sales and marketing...      6.1       15.1       11.4       11.2        9.9        14.4
  Product development...      0.6        0.9        0.8        1.1        1.0         2.0
  General and
   administrative.......      3.4        3.2        2.8        3.4        3.4         3.0
  Depreciation and
   amortization.........      0.1        0.5        0.8        0.8        0.7         1.8
  Amortization of
   deferred
   compensation.........      0.9        0.6        2.0        1.4        0.9         2.4
  Charge for warrants...       --         --         --         --        4.4         0.1
                          -------   --------   --------   --------   --------    --------
    Total operating
     expenses...........     11.1       20.3       17.8       17.9       20.3        23.7
                          -------   --------   --------   --------   --------    --------
 Operating loss.........     (8.7)     (21.7)     (18.0)     (21.7)     (20.4)      (24.5)
                          -------   --------   --------   --------   --------    --------
 Other income (expense):
  Interest income
   (expense), net.......      0.2        0.2        0.1        0.0       (0.5)       (0.2)
  Other.................     (0.1)       0.1        0.1        0.0        0.0         0.0
                          -------   --------   --------   --------   --------    --------
    Total other income
     (expense)..........      0.1        0.3        0.2        0.0       (0.5)       (0.2)
                          -------   --------   --------   --------   --------    --------
 Loss before provision
  for income taxes......     (8.6)     (21.4)     (17.8)     (21.7)     (20.9)      (24.7)
 Provision for income
  taxes.................       --        0.0         --         --        0.0         0.0
                          -------   --------   --------   --------   --------    --------
 Net loss...............     (8.6)%    (21.4)%    (17.8)%    (21.7)%    (20.9)%     (24.7)%
                          =======   ========   ========   ========   ========    ========

   Our quarterly operating results have fluctuated in the past and may continue to fluctuate in the future based on a number of factors, not all of which are in our control.

Liquidity and Capital Resources

   Due to our business model, we have generally operated with limited working capital. Most of our customers pay for their purchases by credit card over the Internet, and as a result, we typically receive payment for shipments within four to five business days of purchase. Additionally, we rely on our distribution providers to manage inventory and ship products to our customers. We typically pay our distributors within 30 to 60 days after they have shipped our products, although we may take advantage of early payment discounts from time to time. As a result of these factors, our business does not experience the liquidity constraint faced by traditional retailers who must maintain large inventories.

   Since our inception, we have financed our operations with equity contributions and loans from our founder, loans from a commercial lender, and debt and equity financings. Net cash used in operating activities was $4.0 million for the year ended December 31, 1998 and $80.0 million for the year ended December 31, 1999. Net cash used in operating activities in 1998 and for the year ended December 31, 1999 was primarily attributable to the development and launch of our Web site, the expansion of our infrastructure, our marketing campaigns and operations. Net cash provided by financing activities was $15.9 million for the year ended December 31, 1998 and $109.4 million for the year ended December 31, 1999. Net cash used in investing activities was $2.8 million for the year ended December 31, 1998 and $13.9 million for the year ended December 31, 1999. Net cash used in investing activities was primarily attributable to purchases of property and equipment, partially offset by sales of equipment in conjunction with sales-leaseback transactions. We anticipate that we will have negative cash flows for the foreseeable future. We also currently anticipate that we will invest approximately $20.0 million to $30.0 million in capital expenditures over the next twelve months to expand our infrastructure. These expenditures will include enhancements in our Web site to improve functionality and navigation, incorporating features that are intended to improve the customer shopping experience and scalability and performance of our Web site. We expect to fund these expenditures with working capital, including the proceeds from this offering.

   In July 1999, we entered into an agreement with United Air Lines, Inc. to form BuyTravel.com LLC to market and sell travel services and products on the Internet. Each of us will own 50% of BuyTravel and will make capital contributions, in proportion to our respective ownership interest, necessary to provide advertising and marketing support for BuyTravel. We have each agreed to pay up to $18.0 million over three years from the effective date of the agreement.

   In October 1999, we acquired BuyGolf.com, Inc. in a stock-for-stock transaction in which the stockholders of BuyGolf.com received 2,589,329 shares of our common stock as consideration for their shares. In addition to our acquisition of BuyGolf.com, we entered into a sponsorship agreement with the PGA TOUR, Inc. and issued 1,125,000 shares of common stock in consideration for this sponsorship in October 1999. Additionally, we have agreed to pay the PGA TOUR $8.5 million upon the completion of this offering and to provide a $17.0 million letter of credit as security for payment of the sponsorship fee. In October 1999, we also completed the private placement of our Series B convertible participating preferred stock to a group of investors led by SOFTBANK Capital Partners, L.P. and its affiliates for approximately $90.0 million.

   We have also entered into a binding letter of intent with SOFTBANK America, Inc. and its affiliates to form three separate international joint ventures in various international territories. Under the letter of intent, we have agreed to commit approximately $7.7 million of the proceeds of this offering in connection with the formation of these international joint ventures. We are not required to make any further capital contributions to these joint ventures.

   In February 2000, SOFTBANK issued a commitment letter to us confirming its intention to provide the necessary investments in us to permit us to operate in the ordinary course of business through the closing of this offering. This commitment is limited to $73.0 million.

   We believe that the net proceeds from this offering, along with the proceeds of our Series B financing, will be sufficient to satisfy our working capital requirements through the next 12 months. Even if additional funds are not required, we may seek additional equity or debt financing. We may not be able to obtain additional funds on acceptable terms, if at all.

Recent Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for our fiscal year ended December 31, 1999. We do not expect that the adoption of SOP 98-1 will have a material effect on our consolidated financial statements as our policies currently are substantially in compliance with SOP 98-1.

   In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 is effective for our fiscal year ended December 31, 1999. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. We do not expect that the adoption of SOP 98-5 will have a material effect on our consolidated financial statements.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss) depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction involved. We do not expect that adoption of SFAS No. 133 will have a material impact on our consolidated financial statements as we currently do not hold any derivative financial instruments.

Year 2000 Compliance

   Many existing computer systems and software are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. If these systems have not been properly corrected, there could be system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to make them Year 2000 compliant. To date, we have not experienced any Year 2000 problems in our computer systems or operations. However, other companies, including us, could experience latent Year 2000 problems.

    Our State of Readiness. We have assessed the impact that the Year 2000 problem may have on our operations. We have identified the following two areas of our business that may be affected:

        Internal Infrastructure. We have internally developed substantially all of the systems, transaction processing applications and software, and networking infrastructure that we use to operate and monitor all aspects of our business. In addition to these information technology systems, our non-information technology systems, including heating and air conditioning, security systems, phone systems and other embedded technology may be subject to Year 2000 risks. Although we developed or acquired our software, systems and applications within the last two years and believe these systems are substantially Year 2000 compliant, we have hired an information systems consultant to verify the Year 2000 readiness of our systems. We have completed the full review of our systems and infrastructure and believe that our internal infrastructure, including our non-information technology systems, is Year 2000 compliant.

        Third Party Providers. We use third party equipment and software that may not be Year 2000 compliant. As a result, our ability to address Year 2000 issues is, to a large extent, dependent upon the Year 2000 readiness of these third parties' hardware and software products. We have contacted the third parties from whom we have purchased hardware and software products and they have represented to us that their products are Year 2000 compliant.

      We are also entirely dependent on our distribution and fulfillment providers to provide and distribute the merchandise we sell in our online stores. We have initiated formal communications with all of our distributors and fulfillment providers to determine the extent to which we are vulnerable to those third parties' Year 2000 issues. We have obtained Year 2000 readiness disclosure statements from each of these providers to confirm that their systems are Year 2000 compliant. Although we believe that our distributors and fulfillment providers are Year 2000 compliant, in the event they do not maintain Year 2000 compliance, we may have to retain alternative product and service suppliers.

      In addition, we have evaluated the Year 2000 compliance of CyberSource, our credit card processor, and other financial intermediaries through which our transactions are processed. We have also evaluated the Year 2000 compliance of ClientLogic, our customer service and support provider, and Exodus Communications, our database server host. We have obtained Year 2000 readiness disclosure statements from ClientLogic, CyberSource and Exodus Communications verifying that their systems are Year 2000 compliant. We currently do not have any back-up systems in place in the event these third party systems become inoperable due to latent Year 2000 problems.

    The Costs of Addressing our Year 2000 Issues. To date, our expenses in connection with identifying and addressing Year 2000 compliance issues have been approximately $50,000. Our expenses have generally related to the operation costs associated with time spent by our employees and a consultant in the evaluation process and Year 2000 compliance in general. We could incur additional costs in addressing any unforeseen Year 2000 issues, which could have a material adverse affect on our business.

    Our Contingency Plans. We have identified our worst case scenario as the interruption of our business resulting from Year 2000 failure of our third party systems to provide access to our Web site and transaction processing systems, and the failure of our credit card processing agent to process our orders. Although we have developed a worst case scenario plan concerning our Year 2000 issues, we cannot be certain that this plan will be successful. Our worst case scenario plan provides for the following:

  . in the event we lose power, our facility has a standby generator that will supply power to the building; and

  . in the event we lose communication with our suppliers, we will deliver our customers' orders to our suppliers through other means, including overnight delivery, traditional mail, courier or facsimile.

                                    BUSINESS

General

   BUY.COM is a leading multi-category Internet superstore based on our net revenues and the amount of traffic to our site. We offer a comprehensive selection of brand name computer hardware and peripherals, software, books, videos, DVDs, computer games, music, clearance products, consumer electronics and golf-related products at everyday low prices. Through our nine online specialty stores, we offer more than 850,000 SKUs in a convenient, easy-to-use shopping interface that features extensive product information and multi-media presentations. Our e-commerce portal, www.buy.com, links all of our nine specialty stores and is designed to enhance the customer's online shopping experience 24 hours a day, seven days a week. We use a business model that involves outsourcing the majority of our operating infrastructure including distribution and fulfillment, customer service and support, credit card processing and the hosting of our system infrastructure and database servers. This business model allows us to add new product categories easily and rapidly and eliminates significant capital investments and the costs and risks of carrying inventory. We intend to expand our product offerings by establishing strategic relationships with leading companies similar to our BUYTRAVEL.COM joint venture with United Air Lines, Inc.

Industry Background

 Growth of the Internet and E-Commerce

   The Internet has rapidly emerged as a significant interactive medium for worldwide communication, instant access to information and e-commerce. International Data Corporation estimates that the number of Internet users worldwide will increase from approximately 196 million at the end of 1999 to more than 502 million by the end of 2003. We believe this rapid growth is primarily attributable to the increasing number of personal computers in homes and offices, technological advancements that provide easier, faster and cheaper access to the Internet and the proliferation of products, content and services available on the Internet at competitive prices.

   We believe increasing numbers of customers will engage in e-commerce as online retailers take advantage of the recent technological improvements associated with the Internet that allow the integration of one-click buying, intelligent product recommendations and near real-time customer service. International Data Corporation estimates that the number of customers making purchases on the Internet will grow from approximately 48 million in 1999 to approximately 183 million in 2003. In addition, International Data Corporation predicts the total value of goods and services purchased annually over the Internet will increase from approximately $111.4 billion in 1999 to approximately $1.3 trillion in 2003.

 Limitations of Traditional and Catalog Retailers

   The emergence of the Internet as an alternative shopping channel has highlighted the limitations associated with shopping at traditional and catalog retailers. Traditional retailers face inherent structural limitations that may inhibit their ability to capitalize on the growing worldwide market for their goods and services. The space available in a traditional retail store limits merchandising flexibility and constrains the number of SKUs that a traditional retailer can offer at any given time. Traditional retailers must make significant investments in inventory that may quickly become obsolete. These retailers also face challenges in hiring, training and maintaining knowledgeable sales staff and preventing losses due to theft by customers and employees. Personnel costs typically limit operating hours, reducing customer convenience. Furthermore, traditional retailers generally have difficulties gathering customer demographics and preferences, and their potential customer base is typically limited to those who live within a reasonable geographic distance from the retail locations.

   While catalog retailers provide customers with the convenience of shopping from anywhere at anytime, the number of SKUs they can feature and the product information they can provide is limited due to catalog

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mailing, printing and other related expenses. Since catalogs must be printed and mailed far in advance of sales, catalog retailers cannot readily change their product offerings or prices to adapt to an evolving market. Furthermore, the catalog shopping experience is, in general, neither interactive nor personalized, yet requires extensive personnel support to take and process orders.

 The Online Retail Opportunity

   In contrast to traditional retail channels, the Internet provides online retailers with the opportunity to offer a broad and evolving selection of merchandise to customers worldwide, while enabling customers to shop at their convenience without leaving their homes or offices. The Internet provides essentially unlimited shelf space without significant capital investments, allowing online retailers to build large global customer bases at an unprecedented pace and to potentially achieve superior economic returns over the long-term. The flexible structure of the Internet also enables online retailers to update product descriptions quickly and make new products immediately available for sale without incurring significant expenses. In addition, online retailers can easily obtain demographic and behavioral data about customers, increasing opportunities for targeted marketing.

   Forrester Research estimates that the online sale of computer hardware is one of the largest domestic Internet retail opportunities for the consumer and small office/home office market. According to Forrester Research, annual online computer hardware sales are expected to grow from approximately $2.4 billion in 1999 to approximately $15.0 billion in 2003, representing approximately 14% of the entire computer hardware market in 2003. Media products such as software, books, videos and music also represent a fast growing segment of the online retail market. Forrester Research estimates that domestic annual online sales of these products will grow from approximately $3.0 billion in 1999 to more than $10.0 billion by 2003.

 The Online Advertising and Merchandising Opportunity

   The significant increase in online shopping has coincided with technological advances that provide advertisers with cost-effective means of targeting specific customer groups, interacting with and receiving feedback from customers and measuring effectiveness of the specific advertising campaigns. Online advertising also provides advertisers a unique opportunity to use a variety of advertisements and provide substantial product information. Because these methods generally are not economically available in traditional media, the Internet has rapidly emerged as a compelling vehicle for advertisers as Web sites have begun to aggregate a large number of visitors with attractive demographics. Accordingly, Forrester Research estimates that the amount of Internet advertising worldwide will grow from approximately $3.3 billion in 1999 to more than $24.1 billion by 2003.

 Challenges Faced by Online Retailers

   The Internet addresses many of the limitations faced by traditional and catalog retailers by providing unlimited shelf space, worldwide geographic reach for potential customers, customer convenience, significant flexibility with regard to vendor promotion and cross-merchandising opportunities, and on a comparable basis, extremely low costs. However, online retailing is new and evolving and presents a number of challenges, including:

  . Limited Brand Awareness and Customer Loyalty. Online retailers must build their brand recognition to attract potential new customers, to develop customer trust and loyalty in the absence of face-to-face interaction and to maintain high levels of customer traffic to their Web sites. Creating a strong brand, however, can be difficult and expensive, and many online retailers have had limited success developing their brand name.

  . Significant Price Competition. Online pricing engines enable customers to easily determine the lowest price for a particular product. Because online shoppers can quickly access pricing information with little effort, online retailers must be able to offer competitive prices to continue to draw traffic to their Web sites.


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  .  Limited Product Offerings and Customer Convenience. Many online retailers focus on a single product category, which may frustrate customers who must visit a variety of online stores and pay multiple shipping fees to accommodate all of their online shopping needs. Among those online retailers who provide multiple product offerings, many have sites that are difficult to navigate, do not use sophisticated search capabilities and do not allow customers to purchase products using a single check-out process.

  . Inability to Rapidly Increase Operations and Infrastructure. Many online retailers choose to handle most aspects of the online retail channel internally, including maintaining a large inventory of products, shipping and processing orders, and providing customer service. This requires significant time, capital investment and operating overhead that constrain the online retailers' ability to increase sales or expand into new product categories. Unexpected increases in sales can also strain the retailer's infrastructure, resulting in delayed or improper shipments, slow response time and dissatisfied customers.

  . Limited Content and Customer Service. Due to the increasing number of Web sites, online retailers must provide compelling content and other attractive features to differentiate their sites. Many first time online shoppers may experience concern over the absence of the face-to-face communication associated with e-commerce transactions. We believe a successful online retailer must provide immediate customer support, timely shipments, frequent status updates and knowledgeable advice.

   Competition among online retailers has increased as a result of the attractive commercial medium provided by the Internet and the relatively low barriers to enter this market. Therefore, we believe the success of online retailers will depend on their ability to develop brand awareness, offer competitive prices on a broad selection of products, and provide compelling content and superior customer service.

The BUY.COM Solution

   BUY.COM is a leading multi-category Internet superstore offering a broad selection of brand name products to consumers and small businesses at everyday low prices. Through word of mouth and aggressive online and traditional media advertising, we are perceived as a low price leader and believe we have one of the most widely recognized e-commerce brands. Our easy-to-use Web site provides a rich shopping experience with extensive content and product information, backed by our commitment to superior customer service. Our key operating advantages include the following:

  . Leading Multi-Category Internet Superstore. We operate nine integrated online specialty stores that feature a broad range of brand name products and approximately 850,000 SKUs. Our sophisticated search engine allows customers to locate products by name or category, and our site facilitates easy navigation among our stores. Our customers can make purchases from any of our online stores using a single shopping basket, simplifying the check-out process. We believe the broad product offerings at our Internet superstore, combined with our convenient shopping experience, enables customers to save time by addressing many of their shopping needs at one site. We believe this one-stop shopping convenience also encourages repeat purchases from our Web site. During September 1999, approximately 48% of our orders and over 55% of our booked revenues have come from repeat customers. In addition, Media Metrix estimates that the number of unique visitors to our Web site in November 1999 was approximately 4.7 million, which represents an increase of 129% over the 2.1 million estimated unique visitors in October 1999. The rapid growth of our business has enabled us to become one of the top five e-commerce providers, according to a number of industry studies.

  . Highly Flexible Business Model. We use a business model that includes outsourcing the majority of our operating infrastructure to leading national distribution and fulfillment firms and other service providers with established expertise. This business model allows us to make adjustments quickly within existing product lines and to add new product categories easily and rapidly without significant capital investments or the costs or risks of carrying inventory. By aligning with leading distributors in each of our product categories, we have access to their significant inventories and distribution capabilities.

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  .  Low Operating Costs. We minimize our infrastructure and operating expenses by taking advantage of the cost efficiencies achieved by our distribution and fulfillment providers. By keeping our costs low, we are able to focus our efforts and resources on developing our brand name and enhancing our customers' overall shopping experience. We believe our low operating overhead will enable us to continue to offer most products at prices below those of other leading online retailers.

  . Superior Customer Experience. To build customer loyalty, we provide compelling content and extensive product information backed by superior customer service throughout the shopping experience. We are committed to customer satisfaction and regularly upgrade our services to ensure total customer care. Our user-friendly Web site provides a seamless shopping experience across all of our specialty stores and provides expanded content, including video and sound clips, detailed product information, professional and customer product reviews, and access to the first chapter of many of the books offered on our site. Our customer service representatives provide telephone and e-mail support 24 hours a day, seven days a week. Shoppers can also engage in e-mail interactions with our customer service representatives while online to enhance communication regarding order status, service, returns and product information.

  . Attractive Advertising Vehicle. We believe that our Web site, given the significant number of visitors, attracts advertisers seeking a large target audience of likely purchasers who spend relatively large amounts of money online. During December 1999, our average order size was more than $134 and our average daily product sales were over $2.7 million. Advertisers can place many different types of advertisements on our site, including supplemental product information that reaches customers at the point of purchase. Furthermore, we provide advertisers with demographic information and traffic feedback to enable them to evaluate the effectiveness of an advertising campaign.

   We also believe our business model, the strength of the BUY.COM brand name and our rich shopping experience provide us with significant competitive advantages and offer a compelling value proposition to both customers and advertisers that will enable us to apply our business model to a broad range of products and services.

Strategy

   Our objective is to become the leading e-commerce destination offering a broad selection of brand name products and services to consumers and small businesses at everyday low prices. To achieve this objective, the key elements of our strategy include the following:

  . Build the BUY.COM Brand. We believe BUY.COM is one of the most widely recognized e-commerce brands. We intend to further increase customer loyalty and brand recognition by offering multiple comprehensive product lines at everyday low prices backed by superior customer service. In addition to our aggressive pricing strategy, we plan to continue to promote our brand through a variety of marketing and promotional campaigns, including television, print, radio, direct mail and outdoor advertisements, as well as strategically placed online advertisements and promotional campaigns.

  . Pursue Additional E-Commerce Opportunities. We intend to expand our product offerings to include the most popular product categories on the Internet, encouraging one-stop shopping for multiple products and repeat purchases. We plan to use our strong market position in online computer hardware sales to increase sales in other product categories. We also plan to continue to pursue and expand relationships with leading distributors in each of our existing product categories and in new product categories, to establish joint ventures and strategic relationships with major manufacturers and service providers, and to enter into referral arrangements with other e-commerce companies.

  . Improve Profitability and Achieve Higher Return on Capital. The cost efficiencies and economies of scale of our distribution and fulfillment providers enable us to operate with significantly lower operating expenses than many of our competitors. As our brand strengthens and we add additional products and services, we believe we will be able to capture even greater efficiencies while improving gross margins

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   on existing products. We will continue to modify our pricing strategy to maintain a group of aggressively priced, high volume items, as well as promoting associated higher margin products and emphasizing advertising revenues. Because our business model enables the addition of higher margin products and services without significant capital investment in distribution infrastructure and inventory, we expect to be able to achieve higher returns on invested capital.

  . Continue to Improve the Customer Shopping Experience. Offering superior customer service and continually improving our communications with customers are among our top priorities. We intend to continuously update our Web site to increase its speed and functionality and to provide greater product information in a more user friendly, intuitive format. We plan to provide increased training for our customer service representatives and to continue to invest in technology that will improve our customer service and provide a more enjoyable shopping experience.

  . Expand Advertising and Merchandising Opportunities for Advertisers. We plan to aggressively pursue high margin advertising revenues by providing advertisers with opportunities to reach our large and attractive customer base. We currently offer a variety of options for advertisers, ranging from banner advertisements to tailored advertising and merchandising programs that target specific audiences. In addition, we can provide advertisers with detailed demographic information that enables them to measure and improve the effectiveness of their advertisements. We plan to continue to develop innovative programs for advertisers and expand our sales force to aggressively market these programs.

  . Expand and Improve Relationships with Distribution and Fulfillment Providers to be a Low Cost Supplier. We plan to continue to work with our distribution and fulfillment providers to obtain more timely and accurate product information, shipping and fulfillment. As our sales increase, we believe we will be able to achieve more favorable terms and pricing from our providers. We also intend to pursue new relationships with leading distributors and service providers as we expand into other categories.

  . Expand Internationally. The Internet offers a unique opportunity for retailers to quickly reach the international market. We believe our business model will enable us to pursue this large market without significant investment by aligning ourselves with established international distributors. We intend to expand our presence in the international marketplace by initially targeting countries with high Internet usage and distribution networks complementary to our business model. We recently launched BUY.COM Canada and entered into a binding letter of intent with SOFTBANK America, Inc. and several of its affiliates and a News Corporation affiliate to form international joint ventures in the United Kingdom, Australia, New Zealand and India. We expect to begin operations in the United Kingdom in the first quarter of 2000. In addition, we have binding letters of intent to form international joint ventures with several SOFTBANK affiliates in other international territories.

The BUY.COM Online Shopping Experience

   Our Web site is a multi-category Internet superstore offering a broad range of products. We have included compelling content in each of our online stores to allow customers to enjoy their visit to our Web site and make more informed purchase decisions. We believe that shopping at www.buy.com offers attractive benefits to customers, including convenience, ease of use, a broad selection, in-depth product information and content, and everyday low prices. The following highlights the key features of our online shopping experience:

  . Browsing. We have created a seamless interface between each of our nine online specialty stores that provides consistent functionality, look and feel. By clicking on the tabs at the top of every Web page, customers can move between stores quickly and easily. At the home page for each store, customers can view promotions and featured products or use a keyword search to locate a specific product. Our Web site also allows customers to conduct sophisticated searches based on pre-selected criteria designated in each store. We have organized our product offerings into a simple set of categories and subcategories within each store, each using the "BUY[product name]" format to promote a uniform shopping experience and to make it easier for the customer to link directly to a particular store. This simple structure also allows customers to click on the designated category or subcategory to go to the desired location immediately.

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  .  Accessing Information. One of the key advantages of online shopping is the ability to access a broad range of information quickly and easily. On our Web site, customers can find detailed product information and specifications, as well as other value added features, including product pictures, video and music clips, book previews, professional and customer product reviews, supplemental information from the manufacturers, gift ideas and specialty shops. We believe this extensive information enables the customer to make a more educated purchase decision and enhances the overall shopping experience.

  . Selecting a Product and Checking Out. Customers can purchase products from each of our online stores using the same virtual shopping basket that is accessible from any product page on our Web site. Similar to a traditional retail store, customers can add and subtract products from their shopping basket as they browse, prior to making a final purchase decision. To execute orders, customers click on the "checkout" button. New customers are prompted to create an account and supply shipping and payment information. Repeat customers, through their personally created username and password, can access their account to view order status, view their history of previous orders or update their personal information. We store our customers' account information on our secure network, including multiple shipping addresses and billing options, which eliminates the need for repeat customers to complete their order information during future transactions. We charge our customer's credit card only after we have shipped the product. We also provide updated product information for each of our online stores to indicate product availability and the approximate amount of time until a particular product will be shipped. When purchased products are in stock, we generally ship orders received before 4:00 p.m. Eastern Time at the BUYCOMP.COM and BUYSOFT.COM stores on the same day as the order is placed. We generally ship orders for other in-stock products within 24 hours of our receipt of the order.

  . Monitoring Order Status. To provide the highest level of customer service, we attempt to maintain communication with our customers throughout the purchase and fulfillment process. We confirm each order via an automatic e-mail within minutes of the order placement, and we notify our customers via e-mail with the shipper's tracking number when their product has been shipped. We send additional e-mail communications to our customers regarding the status of their orders and to follow up after the order has been received by the customer.

  . Obtaining Assistance. Customers can access online assistance on our site by clicking on either the "Customer Service" button or the "Help" button on each page in our specialty stores. Our online e-mail feature also enables customers to ask a customer service representative questions while online via a chat format. In addition, customers can call our prominently displayed toll-free phone number found throughout our Web site to reach our customer service representatives 24 hours a day, seven days a week.

Our Online Specialty Stores

   We have selected our nine online specialty stores based upon product lines that have large market potential, that are well suited for e-commerce, and that are in industries that allow us to establish a relationship with a dominant distributor. Our current online specialty stores include the following:

  . BUYCOMP.COM. This store offers over 29,000 computer products, including computers, printers, monitors, modems and peripherals from manufacturers such as Compaq, Hewlett-Packard, IBM, Viewsonic and 3COM. Customers may obtain detailed product descriptions, product pictures and reviews, as well as rebates and other promotional information. This store also offers extended warranties and permits customers to link from the store directly to the manufacturers' technical support pages. In addition, this store features vendor specific sub-stores that allow customers to browse products within the manufacturer's designated storefront.

  . BUYSOFT.COM. This store offers over 9,000 computer software titles from leading manufacturers, including Microsoft, Symantec, Corel and Adobe. Similar to our BUYCOMP.COM store, we feature manufacturer's sub-stores, and our customers may link from this store directly to manufacturers' technical support pages. In addition, customers may obtain information on weekly specials, rebates and promotions, as well as reviews for top selling software products.

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  .  BUYBOOKS.COM. This store offers over 490,000 hardback, paperback and audio book titles. Customers may browse a variety of categories, including subject matter, New York Times bestsellers and new releases. Customers may also conduct targeted searches for their favorite authors or titles. Our site enables customers to read the first chapter of many books, to submit their own book reviews and to read professional reviews and reviews submitted by other customers. We also offer customers the opportunity to preorder upcoming releases.

  . BUYVIDEOS.COM. This store offers over 55,000 DVD and VHS titles from multiple categories, including comedy, action, drama, documentary and foreign films. The BUYVIDEOS.COM store includes video clips on many titles, preorder capabilities and a limited selection of video hardware. Customers may also focus their search on DVD titles within the DVD Only subcategory, accessible by a direct link from the home page.

  . BUYGAMES.COM. This store offers over 1,700 games for the Nintendo64, PlayStation, Sega Saturn, Dreamcast and Game Boy systems. This store offers PC and Mac games, strategy guides and gaming hardware. We provide detailed product descriptions, screen shots, video clips, professional and customer reviews, codes and game hints, as well as recommendations for related games.

  . BUYMUSIC.COM. This store offers over 260,000 music titles in both CD and cassette formats. Customers may order titles from various categories including pop/rock, alternative, electronica, heavy metal, rhythm and blues/soul, classical, jazz, country, rap/hip hop, folk, new age and soundtracks. This store offers detailed product descriptions, music clips, full song listings, recommended albums and customer reviews. The store also includes upcoming releases and new artist features.

  . BUYCLEARANCE.COM. This store offers brand name close-out inventory from some of the most popular manufacturers, including Compaq, Toshiba, Hewlett-Packard, Philips, NEC and Canon. Our inventory consists mainly of home electronics and computer hardware. We obtain this merchandise at substantial discounts through liquidations, overages and promotions. We also work with our vendors to ensure that this store's product selection serves to complement our other online stores.

  . BUYELECTRONICS.COM. This store was launched in November 1999 and offers brand name consumer electronic products, including cameras, DVD players, telephones and televisions. This store offers detailed product descriptions and customer reviews. In addition, customers may browse by product category, reviewing other top selling products or by reviewing new products offered for sale.

  . BUYGOLF.COM. This store was integrated into our Web site in January 2000 and offers brand name golf equipment and other golf-related products and accessories, including golf clubs, bags, balls, shoes, clothes and memorabilia. Customers may browse by product vendor and product category and may view various tournament statistics.

   We plan to expand our product offerings within existing product categories and to add new product categories from time to time to increase the overall shopping convenience for our customers.

Strategic Relationship with United Air Lines, Inc.

   In July 1999, we formed a joint venture with United Air Lines, Inc. to create an online travel service that will offer a full range of airline tickets, automobile rentals and hotel reservations as well as other travel related services through the "BUYTRAVEL.COM" Web site. BUYTRAVEL.COM will be operated through a newly-formed limited liability company, in which we have a 50% ownership interest. In connection with the formation of BUYTRAVEL.COM, we entered into a Marketing and Services Agreement with United. Under this agreement, we will provide a storefront on our Web site, marketing and advertising sales support by our personnel, systems and technology support by our development personnel, and credit card processing services through our third party vendors. Under the agreement, United will provide availability to all of its fares, including all excess inventory or E-fares. United will also coordinate third party relationships with selected ticketing and infrastructure vendors. In addition, each of us has agreed to provide specified marketing and

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advertising support over the initial three years of the agreement. As consideration for United's commitment to this venture, we issued to United a warrant to purchase 1,250,000 shares of our common stock at an exercise price of $16.00 per share. The BUYTRAVEL.COM operating agreement requires both parties to approve various matters related to corporate governance including approval of the annual budget and business plan, material expenditures, the sale or purchase of material assets, the admission of new members, the dissolution of the company, electing or removing the Chief Executive Officer of the company and changing the number of directors of the company. In the event we are unable to agree with United on one of these matters after the initial three years of this agreement, United has the right to require us to purchase its interest in BUYTRAVEL.COM at a price equal to the fair market value of its interest at the time of our purchase. We intend to launch the BUYTRAVEL.COM service during the first quarter of 2000.

Acquisition of BuyGolf.com

   On October 25, 1999, we acquired BuyGolf.com, Inc. for an aggregate purchase price of $23.5 million in a stock-for-stock transaction in which the current stockholders of BuyGolf.com received shares of our common stock as consideration for their shares. Our acquisition of BuyGolf.com enables us to offer a variety of golf equipment and other golf-related products and accessories, including golf clubs, bags, balls, shoes, clothes and memorabilia. As a result of the acquisition, we acquired a four year supply and distribution agreement with Las Vegas Golf & Tennis, Inc. through which they are the primary source for the golf equipment and accessories that we sell. The acquisition was accounted for as a purchase transaction and the operating results of BuyGolf.com are included in our consolidated financial statements from the date of the acquisition.

   In October 1999, we also entered into a five year sponsorship agreement with the PGA TOUR in which we will become the exclusive title sponsor of the professional tour previously known as the Nike Tour. Our sponsorship of the BUY.COM Tour provides for television coverage of various BUY.COM Tour events, prominent featuring in the PGA TOUR's controlled media, including "Inside the PGA TOUR," prominent display of the BUY.COM Tour logo on the PGA TOUR's Web site and other sponsorship and media opportunities. We will also be authorized to merchandise and sell products in our online store that are branded with the "Official World Golf Championships" logos and designs. In connection with this sponsorship and subject to the PGA TOUR's existing contractual relationships, we also have a non-exclusive right to sell branded PGA TOUR merchandise on our Web site. In addition, the PGA TOUR has agreed that we will be the only online store authorized to sell branded BUY.COM Tour merchandise. In consideration for this sponsorship agreement, we issued the PGA TOUR 1,125,000 shares of our common stock and agreed to pay $8.5 million upon the completion of this offering and to provide a $17.0 million letter of credit as security for payment of the sponsorship fee. The letter of credit will be secured by a cash account and will terminate in June 2001, but will be subject to renewal periods. We believe this sponsorship provides an attractive marketing vehicle that enables us to target a customer demographic that is consistent with the customer demographics of our other online stores.

International Operations

   In September 1999, we entered into a letter of intent with SOFTBANK America, Inc. and several of its affiliates and a News Corporation affiliate to form international joint ventures in the United Kingdom, Australia, New Zealand and India. In addition, we have a binding letter of intent with SOFTBANK America and its affiliates and Vivendi to form an international joint venture in continental Europe, and a joint venture with SOFTBANK America and its affiliates in Japan. We intend to have a 51% interest in each of these joint ventures and, under the terms of the letter of intent, have committed approximately $2.7 million in connection with the formation of the joint venture in continental Europe, approximately $2.0 million for the formation of the joint venture in the United Kingdom and approximately $3.0 million for the formation of the joint venture in Japan. We are not required to make any further capital contributions to these joint ventures. Each of the joint ventures will hire its own management and other personnel and will establish relationships with local distributors for product categories suited for the particular territory. Each joint venture Web site is expected to have the same look and feel as the BUY.COM Web site. We intend to license, on a royalty free basis, our e-commerce technology and the right to use the BUY.COM name to each of these joint venture entities to use

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in their respective territories. These letters of intent may be terminated by either party if definitive agreements have not been executed by March 2000 for the joint ventures in the United Kingdom and continental Europe and by June 2000 for the joint venture in Japan.

   We began selling some of our products in Canada in December 1999. BUY.COM Canada currently includes computer and software specialty stores and is managed and supported through our existing United States operations.

Distribution Network

   We believe that the ability to maintain a primarily outsourced operating infrastructure is key to an efficient and profitable e-commerce model. As part of this strategy, we have entered into relationships with leading distributors in each of our product segments, including Ingram Micro for computer hardware and software, Ingram Entertainment for videos, DVDs, and video games, Ingram Book for books, Valley Media for music, Nashville Computer Liquidators for our clearance products and Las Vegas Golf & Tennis for our golf-related products. These distributors carry a vast inventory of products located in warehouses throughout the country from which products are picked, packed and shipped directly to our customers or our national fulfillment provider. Through this system, we have been highly effective at leveraging the inventory management and fulfillment capabilities of each of our providers to deliver products cost-effectively to our customers nationwide. For example, in September 1999, the average time for Ingram Micro to ship an in-stock product to a customer was less than one day. Our key distributors include the following:

  . Ingram Micro. In March 1999, we entered into an agreement with Ingram Micro through which they have agreed to provide, process and distribute the computer hardware and software products that we sell. Ingram Micro is one of the leading wholesalers of brand name computer hardware and software products, with net sales in excess of $22.0 billion for 1998. As part of our commitment with Ingram Micro, we have agreed to exclusively purchase all of our requirements for computer hardware and software from them to the extent that a particular product is available at the time an order is placed. We believe we receive favorable pricing for the products we purchase based on our commitment to meet an annual product sales target of $350.0 million. Also as part of this agreement, Ingram has agreed to help us secure a minimum dollar amount of marketing related vendor advertising based on a specified percentage of our net purchases from Ingram in a twelve month period. This marketing arrangement is contingent upon our achieving and maintaining
     $500.0 million in annual product purchases. This agreement expires in March 2000, but is subject to automatic one year renewal periods. The agreement may be terminated by either party for any reason upon 120 days prior written notice. We are currently in negotiations with Ingram Micro to renew our agreement with them.

  . Ingram Entertainment, Inc. In December 1998, we entered into an agreement with Ingram Entertainment through which they have agreed to supply us with the entertainment products for our online stores, including videos, video games, DVDs, audio books and other multimedia products and accessories. We believe we receive favorable pricing from Ingram Entertainment based on the quantity of products that we purchase. Ingram Entertainment is a leading distributor of videos, video games, DVD hardware and software and audio books, with net sales of over $1.0 billion in 1998. This agreement expires in December 2001, but they may terminate our contract if we become past due on our account or otherwise violate our credit terms with them. In August 1999, we amended this supply agreement to provide for co-op advertising dollars on some purchases and include a guarantee that Ingram Entertainment will ship orders on the same day received if the order is received before 2:00 p.m. Eastern time, and next day shipment for orders placed after 2:00 p.m. This amendment also requires earlier fulfillment and shipment on orders for overnight or second day delivery service.

     In October 1999, we entered into a binding term sheet with Ingram Entertainment to purchase from a third party supplier, on our behalf, the consumer electronic products that we sell in our electronics store. Ingram Entertainment may terminate this agreement for any reason upon 90 days prior written notice.

  . Valley Media, Inc. In February 1999, we entered into an agreement with iFill, a division of Valley Media, Inc., through which we will exclusively purchase all of our pre-recorded music products from Valley Media. Valley Media is a full line distributor of music and video entertainment products, with net sales in excess of

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

   $780.0 million for 1998. Valley Media is solely responsible for the order fulfillment and distribution of these pre-recorded music products. Valley Media has agreed to ship priority orders that have been received by 10:00 a.m. Pacific Time on the same day, and orders received after 10:00 a.m. will be shipped the following business day; standard priority orders received by 1:00 p.m. Pacific Time are shipped on the next business day and those orders received after 1:00 p.m. will not be shipped until the second business day after the order is received. In addition, Valley Media has agreed to sell their products to us at a discount, provided that we purchase a designated minimum volume of products from them under this agreement. In the event we do not meet these volume levels, we will be required to pay an additional fee for the products that we purchase from them. This agreement expires in February 2001, but is subject to automatic one year renewal periods. This agreement may also be terminated if Valley Media discontinues sales to online vendors, or if we terminate online sales of pre-recorded music products.

  . Ingram Book Company. We have entered into agreements with Ingram Book
    Company and Ingram Fulfillment Services Inc., through which these companies have agreed to supply and distribute the books that we sell. Ingram Book Company is a leading wholesale distributor of books and stocks approximately 450,000 titles. These agreements expire in September 2003 and there are no provisions providing for the automatic renewal of these agreements. We issued a warrant to Harpeth Holdings Inc., an affiliate of the Ingram Book Company, to purchase 625,000 shares of our common stock at $9.07 per share in consideration for these agreements.

  . Nashville Computer Liquidators L.P. In April 1999, we entered into an agreement with Nashville Computer Liquidators L.P., a subsidiary of Ingram Entertainment Inc., through which Nashville Computer Liquidators has agreed to supply and distribute the liquidation products that we sell, including computers, consumer electronics and entertainment items. As part of this agreement, Nashville Computer Liquidators has agreed to process and deliver all of our orders from our online clearance store. They have also agreed that all orders received by 12:00 p.m. Central Time will be shipped on the same business day. Orders received after 12:00 p.m. Central Time will be shipped on the following business day. In addition, as part of our commitment, we have agreed to purchase all of our liquidation products from them exclusively. This agreement expires in April 2001, but is subject to automatic one year renewal periods. Nashville Computer Liquidators may also terminate this agreement unilaterally if we become more than 15 days past due or otherwise violate our credit terms with them.

  . Las Vegas Golf & Tennis, Inc. In May 1999, we entered into an agreement with Las Vegas Golf & Tennis through which they have agreed to be our primary source of the golf equipment, accessories and the other golf-related merchandise that we sell. As our primary source, Las Vegas Golf & Tennis is our first contact and supplier of these golf products, subject to their availability. This agreement expires in May 2000, although either party may terminate the agreement for any reason upon 60 days prior written notice. In September 1999, we amended this agreement, to be effective in April 2000, to modify our payment structure. The amended agreement expires in March 2003, but is subject to automatic two year renewal periods. BuyGolf.com issued 540,000 shares of its common stock to Las Vegas Golf & Tennis in May 1999 in consideration for these agreements. These shares were exchanged for 175,500 shares of our common stock upon the completion of our acquisition of BuyGolf.com.

   By using a secure electronic connection with each of our providers, orders placed by our customers are transmitted directly to the appropriate distributor. These orders are automatically fed into the distributor's system where they are processed and sent to a warehouse to be picked, packed and shipped. Orders are often processed and ready for shipment within minutes from the time a customer places an order at our Web site. In the event the products on a customer order are not located in the same warehouse, our system will cascade the order across several warehouses beginning with the one nearest to the customers' shipping address. By accessing distributor warehouses throughout the country, we have become more efficient in minimizing shipping costs as well as quickly delivering products to the customer.

   The integrated electronic connection with each of our distribution providers also provides us with data on inventory quantities, inventory location, shipping status, shipper tracking numbers and the estimated time of arrival for back-ordered products. Our Web site also provides a direct link from a customer's order information to both Federal Express and United Parcel Service to provide up-to-the-minute information on delivery status.


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

Advertising Revenue

   Advertising revenue is a key component of our business model. The large volume of product sales on our site, together with our ability to attract proven online buyers, provides a high quality audience for our advertisers. According to a BUY.COM sponsored survey, our customers are primarily between 18 and 35 years old, and 80% of our customers visit our stores at least once a week. Additionally, according to this survey, 76% of our customers are college educated and 33% have annual household incomes in excess of $75,000. Furthermore, the structure of our Web site encourages impulse purchasing of products in various categories by shoppers who have come to the site to purchase a specific item. We believe our ability to deliver a high quality audience of proven online consumers creates a variety of opportunities for advertisers.

   We provide a range of advertising opportunities to reach Internet buyers. We presently derive advertising revenue from vendor co-op advertising and media advertising. Vendor co-op advertising is an industry standard practice that involves vendors who advertise their products for sale in our online stores in direct proportion to the amount of products sold in our stores. The primary objective of vendor co-op advertising is to drive product sales on our Web site. Vendors measure results in terms of the size, growth, breadth and depth of their product sales. We sell co-op advertising to the sales and/or channel groups within our vendors' organizations, often with the cooperation and support of our distributors. Currently, we derive most of our co-op advertising from our technology and entertainment vendors. However, as we expand into new product categories, we anticipate additional co-op advertising opportunities in these new markets.

   We derive advertising media revenue from click-through advertisements that direct the customer to the advertiser's Web site. We sell media advertising to the marketing groups within our advertisers' organization, as well as the advertising agencies that represent them. Media advertisers include both vendors who sell products on our site, as well as other advertisers, such as eBay and Visa, that want to reach our attractive audience.

   Our direct sales organization consists of individuals focused solely on selling advertising on our network of Web sites. From time to time, we also engage third party advertising sales representatives to assist us in selling our Web advertisements. We currently maintain sales offices in San Francisco and Southern California. Our sales organization is dedicated to maintaining close relationships with advertisers, advertising agencies and the sales and marketing organizations of our distribution providers. We work with our advertisers to build advertising programs that are tailored to their marketing and merchandising goals. We are also pursuing an increasing number of opportunities to combine both media and co-op advertising to create synergy for our vendors.

Merchandising Strategies

   We believe that our strong brand name and the breadth and depth of our product selection in our online stores enable us to pursue unique merchandising and pricing strategies. Because our stores are not restricted by physical capacity limitations, we have a significant amount of flexibility with regard to the presentation and organization of our product categories and the product selection within each of those categories.

   To date, our merchandising and pricing efforts have focused on offering popular products with high brand awareness at low prices to drive traffic to our site. As customer loyalty and recognition of our brand name has increased, we have begun to augment this strategy by implementing the following:

  . cross-marketing higher margin products and services to our customers once they are in our online stores. By operating nine integrated online specialty stores featuring a broad range of brand name products, we can often present the customer with other higher margin products, including accessories and other products that are complementary to the customer's initial purchase as well as popular point-of-purchase impulse buys;

  . offering vendors the ability to create specialized promotional "stores within a store." We believe this will provide us greater flexibility in promoting higher margin products while capturing additional co-op advertising revenues available from our manufacturers; and

  . raising prices on selected products. Since June 1999, we have raised prices on selected products to refine our pricing strategy and increase our gross margins. For some of these products the increase in price did not result in any decline in sales volumes. However, for other products sales volumes declined. By analyzing the results of these selective price increases and customer buying pattern data, we believe we can identify products that are characterized by lower degrees of price sensitivity, which will provide the opportunity to raise margins through targeted price increases that do not diminish overall sales volumes.

   Within each online store, we organize our products into particular categories. For example, our online bookstore is divided into multiple subject areas, including fiction, non-fiction and romance, and our online computer store includes various product categories, such as computers, notebooks, scanners and modems. The intuitive nature of our stores is also enhanced by other product presentations and organization within each of our stores. For example, several of our online stores contain a top 25 list of products for sale, identify selected "great buys" and highlight a combination of other featured offers, including new releases and coming attractions. Products can also be located by manufacturer or product name.

Marketing and Promotions

   We have taken a disciplined and selective approach in our marketing strategy to develop and strengthen the BUY.COM brand. We attempt to maximize the return from promotional expenditures by choosing advertising media based on the cost relative to the likely audience and ability to generate increased traffic for our Web site.

     Online Advertising. We place advertisements on various high profile and high traffic portal Web sites, including AOL, Excite@Home and Yahoo!, as well as Web sites targeted at a more focused audience, including About.com, CNET/Shopper.com, Computer Shopper, MP3.com, Tech Shopper and women.com. Our advertisements on these sites are typically focused on building brand awareness or are product-specific permanent placements that encourage visitors to click through directly to our Web site. In addition, we periodically submit product data files to search engine Web sites in order to appear within these sites when visitors conduct product searches. These product listings link directly to our site and have been an effective means of generating sales.

     Traditional Advertising. We advertise in specific major markets and nationwide in a variety of media focused on our identified demographic of customers. In an effort to effectively establish the BUY.COM brand in the marketplace and position ourselves as a leading e-commerce superstore, we are currently participating in a nationwide media campaign that includes business, computer trade, general interest and niche publications, including Fortune, Men's Journal and PC Magazine; newspapers such as the New York Times and The Wall Street Journal; national television networks such as ABC, CBS and NBC; national television programs such as ESPN SportsCenter and NBC Dateline; radio spots with CBS News and Sportstalk; as well as outdoor billboards located in high traffic areas. We use a variety of advertising campaigns to target specific demographic customers, including product specific campaigns, branding and comedy.

     Direct Mail. We engage in targeted direct mail campaigns to various segments of our database. Each month we identify and target a particular customer demographic for specific promotions designed to increase customer traffic and sales. In addition to special promotions, the direct mail campaigns promote our commitment to customer service and include either savings coupons or a unique gift to reward customers for their support.

     Sweepstakes and Giveaways. We have from time to time successfully hosted sweepstakes that have generated a substantial number of registrants. We register the entrants, with their approval, in our corporate database for future marketing opportunities. We plan to continue to offer customers various sweepstakes opportunities and product giveaways to increase traffic to our Web site and encourage return visits.

     PGA TOUR Sponsorship. We recently entered into a five year sponsorship agreement with the PGA TOUR in which we will become the exclusive title sponsor of the professional tour previously known as the Nike Tour. Our sponsorship of the BUY.COM Tour provides for television coverage of various BUY.COM Tour events, prominent featuring in the PGA TOUR's controlled media, including "Inside the PGA TOUR," prominent display of the BUY.COM Tour logo on the PGA TOUR's Web site and other sponsorship and media opportunities. We believe this sponsorship provides an attractive marketing vehicle that enables us to target a customer demographic that is consistent with the customer demographics of our other online stores.

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

Customer Service and Support

   We are committed to providing superior customer service and plan to continue to make technological and systems advancements to enhance the overall shopping experience. We believe customer support throughout the shopping experience is a key element in providing a convenient shopping forum for our customers and establishing customer loyalty. As a result, we have made customer service a focal point of our operations. Customer service representatives are available for support 24 hours a day, seven days a week. In addition to offering customer support on existing orders, service representatives are available to assist shoppers in placing orders online. We believe this educational process builds customer loyalty and creates comfort and familiarity with the shopping experience.

   To maintain our business model strategy and enhance our ability to scale our operations quickly, we have outsourced our first level customer support to ClientLogic, a provider of customer service support to such technology organizations as Dell, E*Trade, Microsoft and others. This strategy also has enabled us to minimize capital expenditures, while ensuring that we are staffed to meet the service needs of our customers. We currently maintain call centers in Albuquerque, New Mexico and Buffalo, New York where ClientLogic has staffed over 350 dedicated BUY.COM customer service representatives who are trained and managed on-site by BUY.COM management personnel. In addition to our outsourced customer support, we maintain a limited in-house staff of high level customer service representatives to address more complex customer inquiries. We have entered into a four year contract with ClientLogic. This contract may be terminated by either party for any reason upon 30 days written notice. However, if we terminate the contract without cause, we are obligated to pay a termination fee.

   Customers can interact with our representatives by telephone, email or "chat" responses while the customer is online. Our contract with ClientLogic requires that at least 80% of all telephone calls be answered within 90 seconds and e-mail requests be answered in less than 12 hours. We also strive to keep customers informed concerning the status of their orders. We automatically send e-mails confirming receipt of an order, as well as follow-up e-mails to notify the customer of the product shipment, package tracking information, any back ordering and to confirm the customers' receipt of a product.

   In addition to our telephone and e-mail support, we have built an extensive self-help environment within our Web site. This tool allows customers to receive all information regarding their current orders and past order history. Within the Web site customers may track shipped orders with Federal Express and United Parcel Service, check the status of orders being processed, and access links to our technology partners' Web sites for technical support. By providing this support through the Web site, we realize significant cost savings while providing the customer more efficient and timely information and service.

Technology and Systems

   We have implemented a combination of proprietary technologies and commercially available licensed technologies. Our current strategy is to license available technology whenever possible rather than seek internally-developed solutions and to focus our internal development efforts on creating and enhancing our specialized, proprietary software.

   Our Web site's front-end is built on industry standard technologies, including IBM NetFinity and other servers. The business logic of the site is contained in a variety of proprietary programs. These programs handle user interface, ordering and customer communications and operate on redundant IBM NetFinity and other servers. We expect to add additional servers and capacity as needed in the long-term. Our system includes redundant hardware on mission critical components, which we believe can survive the failure of several entire servers with relatively little downtime. We also believe we can quickly and easily expand capacity without significant additional development. We have historically run our key systems below capacity to support rapid growth.

   Consistent with our operating strategy, in June 1998 we entered into an agreement to outsource the hosting of our Web servers to an Internet data center specialist, Exodus Communications, which maintains an extensive national network. Exodus provides redundant Internet connections to multiple Internet access points, a secure physical environment, climate control and redundant power. In addition, Exodus provides us with 24 hour a day, seven day a week system monitoring and escalation. Exodus currently hosts our Web operations in their

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

Irvine, California data center, and we believe Exodus has adequate available floor space to support our growth in this facility. In addition, we expect to be able to support a distributed, redundant site by placing some of our servers in Exodus' other locations across the country. Our one year agreement with Exodus provides for automatic one year renewal periods, but allows either party to terminate the agreement for any reason upon 30 days' prior written notice.

     Order Processing Applications. We use a set of computer software applications for processing each customer order. These applications charge customer credit cards, print order information, transmit order information electronically to our distributors and deposit transaction information into our accounting system. All credit card numbers and financial and credit information are secured using the Internet security protocol Secure Socket Layer, Version 3, an encryption standard, and we maintain credit card numbers behind appropriate fire walls.

     Marketing Applications. We have developed a set of computer software applications for sending automated broadcast e-mails to customers on a frequent basis. This software extracts e-mail addresses from our mailing lists, sends e-mails to the designated recipients and automatically services requests from customers to remove them from the mailing list.

     Ad Reporting. We have developed an application that allows for the tracking and reporting of customer response to the Web advertisements we place throughout the Internet. The reports include click-throughs to the advertisements and orders and sales from those responses on a daily basis. These reports allow for comparison of similar site's performance, placements within a single site and the creative/graphic performance of the ads.

Competition

   The e-commerce market is new, rapidly evolving and intensely competitive. We expect that competition will further intensify in the future. Barriers to entry are limited, and many traditional retailers are beginning to launch their own online operations. New technologies and the expansion of existing technologies may also increase competitive pressures. We currently compete with a variety of online vendors who specialize in computer hardware and software products, as well as those who sell books, music, videos, DVDs, consumer electronics, golf-related products and other entertainment products. Moreover, all of the products we sell in our online stores are available through traditional and catalog retailers. Consequently, we must compete with companies in the e-commerce market as well as the traditional retail industry.

   In the computer hardware, software, peripheral and clearance product markets, our primary competitors include, but are not limited to:

  .  traditional computer retailers such as CompUSA and MicroCenter;

  .  catalogue retailers such as CDW, Insight and PC Connection;

  .  online computer retailers such as Cyberian Outpost and Egghead.com; and

  . software and hardware manufacturers that market their products through their own Web sites such as Apple Computer, Dell Computer and Gateway 2000 Inc.

   Our current or potential competitors with respect to books, DVDs and videos, and other entertainment related products include, but are not limited to:

  . traditional entertainment product retailers such as Barnes & Noble, Blockbuster Video and Borders;

  . Internet-focused entertainment product retailers such as Amazon.com, CDNow and Reel.com; and

  . non-entertainment retailers that sell a limited selection of entertainment products at low prices, such as Wal-Mart.

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

   Our current or potential competitors with respect to consumer electronics include, but are not limited to:

  . traditional consumer electronic retailers such as Best Buy and Circuit
    City; and

  . online retailers of consumer electronics such as Amazon.com and 800.com.

   Our current or potential competitors with respect to golf-related products include, but are not limited to:

  . traditional golf retailers such as Edwin Watts and Roger Dunn Golf Shops;
    and

  . online retailers of golf products such as chipshot.com and igogolf.com.

   We also expect to experience significant competitive pressure if any of our distributors were to initiate their own retail operations. Since our distributors have access to merchandise at very low costs, they could sell products at lower prices than us and maintain a higher gross margin on their product sales than we are able to achieve. If this were to occur, our current and potential customers may decide to purchase directly from these distributors, which could reduce our market share.

   We believe that the primary competitive factors in online retailing include brand recognition, price, product selection, customer service, value-added services and ease of use. Although we believe that we compete favorably with respect to these factors, several of our competitors may have an advantage over us with respect to specific factors. In addition, many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than we do.

Intellectual Property

   We regard the protection of our copyrights, service marks, trademarks, trade secrets and other intellectual property rights as critical to our future success. We rely on various intellectual property laws and contractual restrictions to protect our proprietary rights in products and services. We have acquired and registered many of our domain names with regulatory bodies in an effort to protect these intellectual property rights. We have also entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our suppliers and strategic partners in order to limit access to and disclosure of our proprietary information. We cannot assure you that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third party development of similar technologies. In addition, we have pursued the registration of our key trademarks and service marks in the U.S. and internationally. We currently have pending trademark registrations for many marks, both internationally and in the U.S., including, but not limited to, BUY.COM, BUYBOOKS.COM, BUYCLEARANCE.COM, BUYCOMP.COM, BUYELECTRONICS.COM, BUYGAMES.COM, BUYGOLF.COM, BUYMUSIC.COM, BUYSOFT.COM, BUYTRAVEL.COM, BUYVIDEOS.COM and "BUY.COM THE INTERNET SUPERSTORE." However, effective intellectual property protection may not be available in every country in which our services may be made available in the future. There is also no guarantee that the trademarks or servicemarks for which we have applied for registration will offer adequate protection under applicable law.

   We have licensed in the past, and expect that we may license in the future, some of our intellectual property rights, including trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of the BUY.COM brand is maintained by these licensees, they could take actions that might materially and adversely affect the value of our intellectual property rights or reputation, which could harm our business. We also rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future, if at all. As a result, we may be required to obtain substitute technology of lower quality or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

   As is customary with technology companies, from time to time we have received, and may continue to receive or become aware of, correspondence claiming potential infringement of other parties' proprietary rights. We could incur significant costs and diversion of management time and resources to defend claims regardless

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

of the validity of these claims. We may not have adequate resources to defend these claims, and any associated costs and distractions could have a material adverse effect on our business, financial condition and results of operations. As an alternative to litigation, we may seek licenses for other parties' intellectual property rights. We may not be successful in obtaining any necessary licenses on commercially reasonable terms, if at all.

Legal Proceedings

   From time to time, we have been subject to legal proceedings and claims in the ordinary course of our business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. In February 1999, a computer monitor was mistakenly priced on our Web site for $164.50 rather than the intended price of $564.50. Before we learned of the error, approximately 8,508 orders were placed for the monitors. After we discovered the error, we contacted our customers and cancelled all orders placed at the incorrect price except for those that had already been shipped. Each affected customer received a full refund. Three weeks after the error occurred, in March 1999, a class action suit was filed against us in the Orange County, California Superior Court alleging breach of contract, fraud and violation of consumer protection laws. Eleven days later, a similar class action case was filed in Camden County, New Jersey. Both actions claim that we intentionally mispriced the monitors as a scheme to cause more people to visit our site. Plaintiffs also claim that we attempted the same scheme with other products. The plaintiffs are seeking compensatory and punitive damages in addition to injunctive relief. Neither action sets forth the amount of damages sought by the plaintiffs. The New Jersey action alleges that the class of plaintiffs consists of all persons who ordered the computer monitor at the mistaken price. The California action also focuses on the monitor error and alleges that the class of plaintiffs consists of all individuals who have attempted to purchase computer hardware or software and have been unable to do so because we refused to provide the product at the agreed upon price. The judge in the New Jersey action has granted a temporary stay of the New Jersey action to monitor the progress of the California action. Discovery is in its early stages in the California action and a class has not yet been certified in either action.

   We have received notice from two of our employees that they believe they will suffer adverse tax consequences as a result of their stock option grants being classified as non-qualified for federal income tax purposes. Each has requested additional consideration from us to compensate them for the different tax treatment between a non-qualified and an incentive stock option. We are currently investigating these matters. At this time no legal actions have been filed and we do not believe the resolution of this matter will have a material impact on our business.

   We have been contacted by the Federal Trade Commission and the New York State Attorney General's office regarding print and Web advertisements we ran in August and September 1999 for a particular promotion of the Compaq Presario 5304 system. The inquiries concern the location and sufficiency of the information we provided about the terms of the manufacturer rebate for the system and the advertised price. We are cooperating with the inquiries, and we do not expect the results of the inquiries to have a material impact on our business.

Employees

   As of December 31, 1999, we had 230 full-time employees, including 86 employees engaged in engineering and Web development, 37 engaged in sales and marketing, and 107 engaged in general and administrative activities. We plan to continue to expand our workforce in the near future. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe our employee relations are good.

Facilities

   Our principal administrative and engineering facility is located in approximately 50,000 square feet of office space in Aliso Viejo, California under a lease that expires in January 2006. Our lease agreement for this facility requires monthly base rental payments of approximately $92,000 for the first six months of the lease and approximately $126,000 per month thereafter. We believe our existing facility will be sufficient for our needs for at least the next twelve months.

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                                   MANAGEMENT

Executive Officers and Directors

   The following table provides information with respect to our directors, executive officers and certain of our significant employees as of December 31, 1999:

Name                      Age Position(s)
----                      --- ----------
Gregory J. Hawkins.......  45 Chief Executive Officer, President and Chairman of
                              the Board

Mitch C. Hill............  40 Chief Financial Officer

Keven F. Baxter..........  40 Vice President, Corporate Affairs, General Counsel
                              and Secretary

Robb Brock...............  36 Vice President, Technology

Travis Fagan.............  28 Vice President, Customer Service

John C. Herr.............  33 Vice President, Advertising and Marketing

Anthony A. McAlister.....  40 Vice President, Information Services

Brent Rusick.............  37 Vice President, Sales Operations

Michael D. Walkey........  35 General Manager, Small Business and Vice
                              President, Product Management

Murray H. Williams.......  29 Vice President, Global Business Development

Thomas A. Wright.........  39 Vice President, Fulfillment Operations

William L. Burnham.......  28 Director

David B. Ingram..........  37 Director

Donald M. Kendall(1).....  78 Director

Charles W. Richion(1)....  63 Director

James B. Roszak(2).......  58 Director

Edward S. Russell(2).....  39 Director

John Sculley(2)..........  60 Director

Wayne T. Thorson(1)......  73 Director

--------
(1)  Member of the Compensation Committee

(2)  Member of the Audit Committee

     Gregory J. Hawkins has been our Chief Executive Officer and a Director since March 1999. Mr. Hawkins became our Chairman of the Board in September 1999 and was elected President in December 1999. From 1991 to February 1999, Mr. Hawkins served as a Senior Vice President at Ingram Micro, Inc., a large computer hardware and software distributor. Mr. Hawkins received his B.S. in Business Administration from Oregon State University.

     Mitch C. Hill has been our Chief Financial Officer since November 1999. Mr. Hill served as the Chief Financial Officer and Senior Vice President at Walt Disney Imagineering from May 1996 to October 1999. From March 1995 to May 1996, Mr. Hill served as the Chief Financial Officer and Vice President of Disney Development Company, and from April 1992 to May 1995 he served as the Director of Finance and New Business. From 1987 to 1991, Mr. Hill worked as an associate in the investment banking group at Goldman, Sachs & Co. Mr. Hill received his B.S. in Business Accounting from Brigham Young University and his M.B.A. from the Harvard Graduate School of Business Administration.

     Keven F. Baxter has been our Vice President, Corporate Affairs and General Counsel since November 1999. Mr. Baxter was elected Secretary in December 1999. From January 1999 to November 1999, Mr. Baxter practiced corporate and securities law in the Business and Technology Group of Brobeck, Phleger & Harrison LLP. From June 1995 to December 1998, Mr. Baxter served in several management roles at Interplay Entertainment Corp., a software publisher, including Vice President, Corporate Affairs and General Counsel. From 1988 to 1994, Mr. Baxter practiced corporate and securities law at Brobeck, Phleger & Harrison LLP. Mr. Baxter received his B.A. in Economics from the University of California, Santa Barbara and his M.B.A. and J.D. from the University of California, Berkeley.

     Robb Brock has been our Vice President, Technology since July 1997. From April 1985 to December 1996, Mr. Brock served as the Vice President of Software Development at Data Faction, Inc., a software development company. Mr. Brock received his B.A. in Computer Science from National University.

     Travis Fagan has been our Vice President, Customer Service since December 1999. From June 1998 to December 1999, Mr. Fagan held several management positions at Wells Fargo Online Financial Services, including Vice President, Manager of Customer Development and Vice President, Manager of Customer Care. From August 1996 to June 1998, Mr. Fagan served as a Manager, Customer Service at U.S. West, and from May 1994 to August 1996, Mr. Fagan served as a Senior Consultant at Arthur Andersen Business Consulting. Mr. Fagan received his B.A. in business administration and his Masters in Professional Accounting from the University of Texas, Austin.

     John C. Herr has been our Vice President, Advertising and Marketing since December 1998. From 1993 to December 1998, Mr. Herr served in several management roles at Ziff Davis, Inc., including the Vice President of International and Executive Vice President of Worldwide Marketing. Mr. Herr's previous experiences include working in consumer marketing as a Johnson & Johnson brand manager, and as a strategy consultant at Bain & Company. Mr. Herr received his B.A. in Economics from Harvard University and his M.B.A. from the Harvard Graduate School of Business Administration.

     Anthony A. McAlister has served as our Vice President, Information Services since November 1998. Prior to joining us, from January 1998 to November 1998, he was employed as the Vice President of Information Services for SpeedServe.com, an online retailer of books, movies and games. From December 1987 to January 1998, Mr. McAlister served as a Director of Application Development for Ingram Entertainment, Inc. Mr. McAlister holds an Associate degree in Data Processing from Nashville State Technical Institute.

     Brent Rusick has been our Vice President, Sales Operations since November 1997. Prior to that, Mr. Rusick served as a U.S. Channel Sales Manager at Packard Bell NEC, Inc. from March 1995 to November 1997. From August 1994 to March 1995, he served as a Regional Sales Manager for Tech Data Corp.
Mr. Rusick received his B.S. in Business Administration and Finance from San Diego State University.

     Michael D. Walkey has been our General Manager, Small Business and Vice President, Product Management since November 1999. Mr. Walkey served as the President and Chief Executive Officer of BLT Electronics, Inc. from April 1999 to November 1999. From August 1990 to April 1999, Mr. Walkey served as the Vice President, Purchasing for Ingram Micro, Inc. Mr. Walkey received his B.S. in Business Management from Pepperdine University.

     Murray H. Williams has been our Vice President, Global Business Development since December 1999. Prior to that, Mr. Williams served as our Vice President, Finance from November 1998 to December 1999 and as our Director of Finance from February 1998 to November 1998. From January 1993 to February 1998, Mr. Williams served in various capacities at KPMG Peat Marwick, LLP, most recently as a Manager. Mr. Williams received his B.A. in Accounting and Real Estate from the University of Wisconsin, Madison.

     Thomas A. Wright has been our Vice President, Fulfillment Operations since December 1999. From September 1990 to November 1999, Mr. Wright held several management positions at Ingram Micro, Inc., including Vice President, Logistics and Sr. Director North American Operations.

     William L. Burnham has been a Director since September 1999. Since August 1999, Mr. Burnham has been a General Partner of SOFTBANK Capital Partners LP. From July 1998 to August 1999, Mr. Burnham was a Vice President at Credit Suisse First Boston. From May 1998 to July 1998, Mr. Burnham served as a Vice President at Deutsche Morgan Grenfell, and from April 1997 to May 1998, he served as a Vice President at US Bancorp Piper Jaffray. Prior to this, Mr. Burnham served as a Senior Associate at Booz Allen & Hamilton from August 1993 to March 1997. Mr. Burnham was elected to our Board as a representative of SOFTBANK Capital Partners as a result of our Series B preferred stock financing in October 1999. Mr. Burnham received his A.B. in Political Science from Washington University.

     David B. Ingram has been a Director since December 1998. Since July 1991, Mr. Ingram has served in various capacities at Ingram Entertainment Inc., most recently as its Chairman of the Board and President. Mr. Ingram currently serves on the board of directors of the Video Software Dealers Association, First American National Bank, Nashville Community Advisory Board, and is a board member of several privately held companies. Mr. Ingram was elected to our Board of Directors as a representative of Ingram Entertainment Inc. under a voting agreement that will terminate upon the closing of this offering. Mr. Ingram received his B.A. in History from Duke University and his M.B.A. from the Owen Graduate School of Management, Vanderbilt University.

     Donald M. Kendall has been a Director since August 1998. Since 1991, Mr. Kendall has served as a Consultant and Ambassador at Large for PepsiCo, Inc., and from 1986 to 1991, he served as the Chairman of the Executive Committee for PepsiCo. From 1965 to 1986, Mr. Kendall served as PepsiCo's Chairman of the Board and Chief Executive Officer. Mr. Kendall attended Western Kentucky University before becoming a Navy pilot in World War II.

     Charles W. Richion has been a Director since August 1998. From June 1997 to July 1998, Mr. Richion served as the Vice President of Corporate Development for Identix, Inc. From 1965 to 1996, Mr. Richion served as the Vice President of U.S. Sales and Vice President of Global Partners at Hewlett Packard, Co.
Mr. Richion currently serves on the board of directors of Identix, Inc. He received his B.S.E.E. from the University of Pennsylvania.

     James B. Roszak has been a Director since August 1998. From June 1991 to June 1997, Mr. Roszak served as the President of the Life Insurance Division of Transamerica Life Companies. Mr. Roszak received his B.S. in Business from the University of Southern California.

     Edward S. Russell has been a Director since August 1998. Since October 1996, Mr. Russell has served as a General Partner at SOFTBANK Technology Ventures, Inc. From 1988 to October 1996, Mr. Russell served as the Executive Director at SBC Warburg. Mr. Russell was elected to our Board as a representative of SOFTBANK Technology Ventures as a result of our Series A preferred stock financing in August 1998. Mr. Russell received his B.S. in Computer Science from Carnegie Mellon University.

     John Sculley has been a Director since August 1998. Since 1994, Mr. Sculley has served as a partner in the investment firm of Sculley Brothers LLC. From November 1993 to February 1994, Mr. Sculley served as the Chief Executive Officer of Spectrum Information Technologies, Inc. In January 1995, Spectrum, together with three of its four operating subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of New York. From 1983 to 1993, Mr. Sculley served as the Chief Executive Officer of Apple Computer, Inc. Since 1984, Mr. Sculley has also been the Chief Executive Officer of Sculley Bros., Inc. Mr. Sculley serves on the board of directors of Netobjects Inc., Talk City, Inc. and NFO Worldwide, Inc. Mr. Sculley received his B.S. in Architecture from Brown University and his M.B.A. from the Wharton School of Business.

     Wayne T. Thorson has been a Director since August 1998. Since 1958, Mr. Thorson has served as the Chief Executive Officer of Thorson, Inc., a highway construction company. Mr. Thorson attended Concordia College where he studied business administration.

Classified Board of Directors

   Our Board of Directors will be divided into three classes of directors serving staggered three-year terms upon the closing of this offering. As a result, approximately one-third of the Board of Directors will be elected each year. These provisions, together with the provisions of our certificate of incorporation, allow the Board of Directors to fill vacancies of or increase the size of the Board of Directors, and may deter our stockholders from removing incumbent directors and filling these vacancies with its own nominees to gain control of the Board.

   Our Board of Directors has designated that Messrs. Richion, Sculley and Thorson will serve as Class I Directors, whose terms expire at the 2001 annual meeting of stockholders. Messrs. Ingram, Kendall and Russell will serve as Class II Directors, whose terms expire at the 2002 annual meeting of stockholders. Messrs. Burnham, Hawkins and Roszak will serve as Class III Directors, whose terms expire at the 2003 annual meeting of stockholders.

Committees of the Board

   The Board of Directors has established two standing committees: the audit committee and the compensation committee. The audit committee consists of Messrs. Roszak, Russell and Sculley. The audit committee recommends the appointment of independent public accountants for the annual audit of our financial statements to the Board of Directors. The audit committee reviews the scope of the annual audit and other services the auditors are asked to perform. This committee also reviews the report on our financial statements prepared by the auditors following the audit, and our accounting and financial policies in general. The audit committee also reviews management's procedures and policies with respect to our internal accounting controls.

   The compensation committee consists of Messrs. Kendall, Richion and Thorson. The compensation committee reviews and approves salaries, benefits and bonuses for all executive officers. It reviews and recommends to the Board of Directors on matters relating to employee compensation and benefit plans. The compensation committee also administers our stock purchase, equity incentive and stock option plans.

Compensation Committee Interlocks and Insider Participation

   We did not have a compensation committee for the fiscal year ended December 31, 1998. For the fiscal year ended December 31, 1998, all decisions regarding executive compensation were made by our Board of Directors. We created our compensation committee in February 1999 and elected Messrs. Blum, Kendall and Thorson to serve as members of that committee. Mr. Blum served as our President and Chief Executive Officer and Director during the fiscal year ended December 31, 1998. However, Mr. Blum resigned his position as President in December 1998, his position as Chief Executive Officer on March 1, 1999, and his position as a Director in September 1999. No other interlocking relationship exists between any of our executive officers or any member of our compensation committee and any member of any other company's board of directors or compensation committee.

Director Compensation

   Our directors receive no cash remuneration for serving on the Board of Directors or any Board committee. However, Directors are reimbursed for all reasonable expenses incurred by them in attending Board and committee meetings. Directors who are also employees are eligible to receive options and be issued shares of common stock directly under our 1999 Stock Incentive Plan. Nonemployee directors will also receive automatic option grants under our 1999 Stock Incentive Plan.

Employment Contracts and Termination of Employment and Change of Control Arrangements

   As of March 1, 1999, Gregory J. Hawkins entered into a one year employment agreement with us to serve as our Chief Executive Officer. Mr. Hawkins' base salary under this agreement is $240,000 per year. We also granted Mr. Hawkins options to purchase 4,542,281 shares of our common stock at an exercise price of $3.83 per share, the fair market value on the grant date. We provide Mr. Hawkins with health and related benefits that are generally made available to our other senior executives and a monthly car allowance of $800. Mr. Hawkins is an at-will employee and his employment can be terminated at any time by him or by us. If we terminate Mr. Hawkins' employment for any reason, other than for cause, Mr. Hawkins will have the right to exercise 1,022,015 options that would otherwise vest in February 2000, and will be entitled to receive health benefits and monthly payments of his base salary for the remainder of his one year term, or six months, whichever is longer.

   Mitch C. Hill commenced his employment as our Chief Financial Officer on November 1, 1999. Mr. Hill's base salary is $220,000 per year, and he was granted an option to purchase 1,211,099 shares of our common stock at an exercise price of $9.14 per share, the fair market value on the grant date. If we terminate Mr. Hill's employment for any reason, other than willful wrongdoing or gross negligence, Mr. Hill will have the right to receive his annual base salary for one year and the right to exercise any options that would otherwise vest in the subsequent twelve month period.

   We do not currently have any other employment contracts with any of our named executive officers. Accordingly, our Board of Directors may terminate the employment of any named executive officer at any time at its discretion. Our compensation committee has the authority to provide for an accelerated vesting of any outstanding options if an individual's employment is terminated following an acquisition or a hostile change in control of BUY.COM.

Executive Compensation

   The following table summarizes the compensation earned by, and paid to, our Chief Executive Officer, our former Chief Executive Officer and founder, our Chief Financial Officer and our other most highly compensated executive officers who received compensation in excess of $100,000 for the year ended December 31, 1998 and December 31, 1999. We provide our officers with non-cash group life and health benefits generally available to all salaried employees. These benefits are not included in the table below due to applicable Securities and Exchange Commission rules. No named executive officer received personal benefits or perquisites that exceeded the lesser of $50,000 or 10% of his total annual salary and bonus for 1998 or 1999.

                           Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                              Annual Compensation     Awards
                             --------------------- ------------
                                                                 Shares of Common
                                                   Other Annual  Stock Underlying
Name and Principal Position  Year  Salary   Bonus  Compensation      Options
---------------------------  ---- -------- ------- ------------  ----------------
Gregory J. Hawkins(1)....... 1999 $217,755 $    --   $ 7,200(4)     4,542,281(5)
 Chief Executive Officer

Scott A. Blum(2)............ 1998       24     218    25,440(4)            --
 Founder                     1999       22      --    21,980(4)            --

Mitch C. Hill(3)............ 1999   33,846      --        --        1,211,099(6)
 Chief Financial Officer

John C. Herr................ 1999  184,462  10,000     1,500(4)            --
 Vice President, Advertising
  and Marketing

Brent Rusick................ 1998  179,755      --        --          468,750
 Vice President, Sales       1999  184,731      --     2,402(4)            --
  Operations

Murray H. Williams.......... 1998   79,702  45,000     3,000(4)       703,124
 Vice President, Global      1999  127,062      --     6,000(4)            --
  Business Development

--------
(1)  Mr. Hawkins became our Chief Executive Officer in March 1999.

(2) Mr. Blum served as our Chief Executive Officer from October 1996 until March 1999. Mr. Blum resigned from the Board of Directors in September 1999.

(3)  Mr. Hill became our Chief Financial Officer in November 1999.

(4)  Consists of automobile lease payments.

(5) Includes options to purchase 277,115 shares that were transferred to irrevocable trusts on behalf of Mr. Hawkins' children and his family.

(6) Includes options to purchase 250,000 shares that were transferred to irrevocable trusts for the benefit of Mr. Hill's children and options to purchase 13,125 shares that were transferred to members of his family.

                       Option Grants in Last Fiscal Year

   Each option listed in the table below was granted under, or has been assumed under, the 1998 Stock Option/Stock Issuance Plan and the Special Executive Stock Option Plan. All options granted under these plans are immediately exercisable. The following table indicates information regarding options granted to the named executive officers during 1999. We have not granted any stock appreciation rights.

                                          Individual Grants
                         ---------------------------------------------------
                                                                             Potential Realizable Value
                         Number of  % of Total                                 at Assumed Annual Rates
                         Securities  Options              Market             of Stock Price Appreciation
                         Underlying Granted to Exercise  Price on                  for Option Term
                          Options   Employees  Price Per  Grant   Expiration ----------------------------
Name                      Granted    in 1999     Share     Date      Date         5%            10%
----                     ---------- ---------- --------- -------- ---------- ------------- --------------
Gregory J. Hawkins...... 4,542,281     35.3%     $3.83    $3.83    03/01/09    $10,940,840   $27,726,236

Scott A. Blum...........        --       --         --       --          --             --            --

Mitch C. Hill........... 1,211,099      9.4%      9.14     9.14    10/11/09      6,961,514    17,641,844

John C. Herr............        --       --         --       --          --             --            --

Brent Rusick............        --       --         --       --          --             --            --

Murray H. Williams......        --       --         --       --          --             --            --

   Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

   Upon commencement of Mr. Hill's employment with us in November 1999, he was granted an option to purchase an aggregate of 1,211,099 shares of common stock at an exercise price of $9.14 per share. All of these shares are immediately exercisable and 898,599 shares are subject to our right of repurchase. This repurchase right lapses over a four year period.

   Upon commencement of Mr. Hawkins' employment with us in March 1999, he was granted an option to purchase an aggregate of 4,542,281 shares of common stock at an exercise price of $3.83 per share. All of these options are immediately exercisable, and 4,088,053 of the shares are subject to our right to repurchase these shares at the exercise price in the event Mr. Hawkins ceases to be employed by us; 454,228 options were immediately vested upon the commencement of Mr. Hawkins employment. This repurchase right lapses over a four year period.

Year-End Option Holdings

   The following table indicates aggregated option information for the named executive officers for the year ended December 31, 1999.

  Aggregated Option Exercises in Last Fiscal Year and Year End Option Holdings

                                                          Number of Securities
                                                         Underlying Unexercised     Value of Unexercised
                                                                 Options           In-the-Money Options(4)
                         Shares Acquired Value Received ------------------------- -------------------------
Name                       on Exercise   on Exercise(3) Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- -------------- ----------- ------------- ----------- -------------
Gregory J. Hawkins(1)...          --           --        4,542,281       --       $32,568,155      --
Scott A. Blum...........          --           --           --           --           --           --
Mitch C. Hill(2)........          --           --        1,211,099       --         2,252,644      --
John Herr...............          --           --          539,061       --         3,865,067      --
Brent Rusick............          --           --          937,500       --        10,303,125      --
Murray Williams.........     703,124       $2,685,934       --           --           --           --

--------
(1) Includes options to purchase 277,115 shares that were transferred to irrevocable trusts on behalf of Mr. Hawkins' children and his family.

(2) Includes options to purchase 250,000 shares that were transferred to irrevocable trusts for the benefit of Mr. Hill's children and options to purchase 13,125 shares that were transferred to members of his family.

(3) Based on the estimated fair value of our common stock of $3.83 at the time of exercise less the exercise price, multiplied by the number of shares purchased.

(4) Based on the assumed initial public offering price of $11.00 per share less the exercise price, multiplied by the number of shares underlying the options.

   All of the options in the table above are immediately exercisable, but are subject to our right of repurchase which lapses periodically over time and in some cases upon the completion of our initial public offering. See "--Option Grants in Last Fiscal Year."

Employee Benefit Plans

 1998 Stock Option/Stock Issuance Plan

   In August 1998, we adopted the 1998 Stock Option/Stock Issuance Plan. The Board of Directors and our stockholder approved the 1998 plan in August 1998. A total of 21,587,475 shares of common stock have been authorized and reserved for issuance under the 1998 plan. As of December 31, 1999, options to purchase an aggregate of 19,053,955 shares were outstanding and 553,398 shares are available for option grants under the 1998 plan. To the extent we cancel, terminate or repurchase any unvested shares of common stock issued under the 1998 plan, these shares will become available for future issuance under this plan.

   The 1998 plan is divided into two separate components: (i) the discretionary option grant program under which employees, non-employee members of the Board and consultants may be granted options to purchase shares of common stock; and
(ii) the stock issuance program under which eligible individuals may purchase shares of common stock at a price not less than 85% of the fair market value at the time of issuance, or be issued shares of common stock as a bonus tied to the performance of services rendered. Both of these programs are administered by the Board of Directors or one or more committees appointed by the Board of Directors. The Board of Directors has complete discretion to determine which eligible individuals will receive option grants or stock issuances under those programs, determine the type, number, vesting requirements and other features and conditions of awards under the 1998 plan, interpret this plan and make all other decisions relating to the operation of the 1998 plan.

   Options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code, which permits the deferral of taxable income related to the exercise of these options, or nonqualified options not entitled to this deferral. Incentive stock options may only be granted to employees and the term of an incentive stock option cannot exceed ten years. The exercise price of incentive stock options granted under the 1998 plan will in no event be less than 100% of the fair market value of the common stock on the date of grant, and the exercise price for non-statutory stock options will be no less than 85% of the fair market value of the common stock on the grant date. The exercise price for the shares of common stock subject to the option grants made under the 1998 plan may be paid in cash, check or in shares of common stock valued at the fair market value on the exercise date. The option may also be exercised through a same day sale program or delivery of a full recourse, interest bearing promissory note.

   In the event we are acquired by merger or sale of substantially all of our assets, outstanding options under the 1998 plan may be subject to one or more of the provisions described below. The 1998 plan provides that the outstanding options under the discretionary option grant program not assumed by the successor corporation or otherwise continued in effect will automatically accelerate and become immediately vested and exercisable. Also, outstanding repurchase rights will automatically terminate, and the shares subject to those repurchase rights will immediately vest, except to the extent our repurchase rights with respect to those shares are assigned to the successor corporation or otherwise prohibited at the time the option was granted or the repurchase right was created. Vesting under outstanding options will automatically accelerate in the event of the termination of the optionee's services within a designated period, not to exceed 18 months, following an acquisition in which those options are assumed or continued in effect and do not otherwise accelerate. Also, outstanding repurchase rights will automatically lapse and cease to be exercisable in the event the optionee or participant's service is terminated within a designated period, not to exceed 18 months, following the effective date of an acquisition in which those repurchase rights are assigned or otherwise continued. The plan administrator has the discretion to modify these provisions for each optionee at the time of the option grant.

   In some cases, a change in control of BUY.COM by acquisition of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities will result in each outstanding option accelerating and becoming vested. Also, any outstanding repurchase rights shall automatically terminate and these unvested shares shall become fully vested.

   The Board of Directors may amend or modify the 1998 plan at any time subject to any required stockholder approval. The 1998 plan will terminate on the earliest of (a) August 10, 2008, (b) the date on which all shares available for issuance under the 1998 plan shall have been issued as fully vested shares, or
(c) the termination of all outstanding options in connection with a change in control or ownership of BUY.COM.

   All outstanding options under the 1998 plan will be transferred to the successor 1999 Stock Incentive Plan at the time the underwriting agreement for this offering is signed, and no further option grants or share issuances will be made under the 1998 plan.

 BuyGolf.com, Inc. 1998 Stock Option Plan

   In connection with our acquisition of BuyGolf.com, Inc., we assumed the BuyGolf.com, Inc. 1998 Stock Option Plan. Participation in the assumed BuyGolf plan is limited to officers, key employees, directors and service providers of BuyGolf. As of December 31, 1999, options for 162,175 shares of common stock were outstanding under the assumed BuyGolf plan. We do not intend to grant any new options under the BuyGolf plan.

 Special Executive Stock Option Plan

   Our Special Executive Stock Option Plan was adopted by the Board of Directors in October 1999 and approved by our shareholders in January 2000. Participation in the executive plan is limited to our non-employee directors, officers and other highly compensated employees, and a reserve of 3,125,000 shares of our common stock has been set aside for issuance under the executive plan. As of December 31, 1999, options for 3,107,974 shares of common stock were outstanding under the executive plan, and 17,026 shares remained available for future issuance. To the extent we cancel, terminate or repurchase any unvested shares of common stock issued under the executive plan, those shares will become available for future issuance under this plan.

   All outstanding options under the executive plan will be transferred to the successor 1999 Stock Incentive Plan at the time the underwriting agreement for this offering is signed, and no further option grants or share issuances will be made under the executive plan.

   Our executive plan is administered by our Board of Directors. The Board of Directors has complete discretion under the executive plan to determine which eligible individuals are to receive option grants, the time or times when such grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

   Incentive stock options permit the deferral of taxable income related to the exercise of those options. Non-statutory options are not entitled to this deferral. Incentive stock options may only be granted to employees, and the term of an incentive stock option cannot exceed ten years. The exercise price of an incentive stock option will in no event be less than 100% of the fair market value of the common stock on the date of grant. Each non-statutory option will have an exercise price per share not less than 85% of the fair market value per share of common stock on the option grant date, and will not have a term in excess of ten years.

   The options granted under the executive plan generally have been structured so that those options are immediately exercisable for all the option shares. However, any shares purchased under those options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares. Vesting of the option shares generally occurs over a four year period of service.

   The exercise price may be paid in cash, check or in shares of our common stock. The Board of Directors may allow one or more optionees to pay the exercise price by delivering a full-recourse note payable to us and secured by the purchased shares. Following the initial public offering of the common stock, outstanding options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm will effect an immediate sale of the shares purchased under the option and pay over to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

   In the event that we are acquired by merger or asset sale, the shares subject to each outstanding option under the executive plan will vest, unless our repurchase rights with respect to those option shares are assigned to the acquiring entity, and the option will terminate except to the extent assumed by that entity. In addition, all unvested shares under the executive plan will immediately vest prior to such merger or asset sale, except to the extent our repurchase rights with respect to those shares are to be assigned to the acquiring entity.

   Options held by several of our officers have special vesting acceleration provisions which will result in the immediate vesting of their option shares in the event their employment terminates within a designated period following a merger or asset sale in which the vesting of their options does not accelerate.

   The Board of Directors may amend or modify the executive plan at any time, subject to any shareholder approval required under applicable law or regulation.

1999 Stock Plans

 1999 Stock Incentive Plan

     Introduction. The 1999 Stock Incentive Plan is intended to serve as the successor program to our 1998 Stock Option/Stock Issuance Plan, our Special Executive Stock Option Plan and the BuyGolf.com, Inc. 1998 Stock Option Plan. The 1999 plan was adopted by the Board in December 1999 and approved by the stockholders in January 2000. The 1999 plan will become effective when the underwriting agreement for this

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offering is signed. At that time, all outstanding options under our existing
1998 Stock Option/Stock Issuance Plan, our Special Executive Stock Option Plan and the BuyGolf.com, Inc. 1998 Stock Option Plan will be transferred to the 1999 plan, and no further option grants will be made under either the 1998 plan, the executive plan or the BuyGolf plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 1999 plan to those options.

     Share Reserve. We have authorized up to 24,769,525 shares of our common stock for issuance under the 1999 plan. The share reserve consists of the number of shares we estimate will be carried over from the 1998 plan, the executive plan and the BuyGolf.com plan plus an additional increase of approximately 1,875,000 shares. The share reserve under our 1999 plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2001, by an amount equal to three percent of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 4,000,000 shares. In addition, no participant in the 1999 plan may be granted stock options or direct stock issuances for more than 1,500,000 shares of common stock in total in any calendar year.

     Programs. Our 1999 plan has five separate programs:

  . the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

  . the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services;

  . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below market stock option grants;

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

  . the director fee option grant program, under which our non-employee Board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     Eligibility. The individuals eligible to participate in our 1999 plan include our officers and other employees, our Board members and any consultants we hire.

     Administration. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

     Plan Features. Our 1999 plan will include the following features:

  . The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

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  .  The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our predecessor plans, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock.

     Change in Control. The 1999 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 1999 plan may be accelerated upon similar terms and conditions.

  . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than fifty percent of our outstanding voting stock or a change in the majority of our Board through one or more contested elections. This accelerated vesting may occur either at the time of the transaction or upon the subsequent termination of the individual's service.

     Salary Investment Option Grant Program. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes this election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

     Automatic Option Grant Program. Each individual who first becomes a non-employee Board member at any time after the effective date of this offering will receive an option grant to purchase 24,000 shares of common stock on the date the individual joins the Board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee Board member who is to continue to serve as a non-employee Board member, including each of our current non-employee Board members, will automatically be granted an option to purchase 8,000 shares of common stock, provided that the individual has served on the Board for at least six months.

   Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. The option will be immediately exercisable for all of the option shares;

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however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of Board service. The shares subject to each initial 24,000 share automatic option grant will vest 25% after one year of Board service and the remainder in equal monthly installments over the next thirty-six months. However, the shares will immediately vest in full upon changes in control or ownership or upon the optionee's death or disability while a Board member. The shares subject to each annual 8,000 share automatic grant will vest based on the same schedule.

     Director Fee Option Grant Program. If this program is put into effect in the future, then each non-employee Board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee Board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a Board member.

     Additional Program Features. Our 1999 plan will also have the following features:

  . Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our Board through one or more contested elections.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

  . The Board may amend or modify the 1999 plan at any time, subject to any required stockholder approval. The 1999 plan will terminate no later than December 2009.

 1999 Employee Stock Purchase Plan.

     Introduction. Our 1999 Employee Stock Purchase Plan was adopted by the Board in December 1999 and approved by the stockholders in January 2000. This plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions.

     Share Reserve. We have initially reserved 1,250,000 shares of our common stock for issuance under this purchase plan. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to one percent of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any annual increase exceed 1,300,000 shares.

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     Administration. The purchase plan will be administered by our compensation committee. The compensation committee shall have full authority to interpret and construe any provisions of the purchase plan and adopt such rules and regulations for administering the purchase plan as it may deem necessary in order to comply with the requirements of Section 423 of the Internal Revenue Code.

     Offering Periods. The purchase plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for this offering is signed and will end on the last business day in January 2002. The next offering period will start on the first business day in February 2002, and subsequent offering periods will set by our compensation committee.

     Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of May and November each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

     Payroll Deductions. A participant may contribute up to the lesser of (i) 10% of his or her base salary or (ii) $10,000 per calendar year through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. However, a participant may not purchase more than 550 shares on any purchase date, and not more than 312,500 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

     Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

     Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to the lesser of 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or 85% of the fair market value per share immediately prior to the acquisition.

     Plan Provisions. The following provisions will also be in effect under the plan:

  .  The plan will terminate no later than the last business day of January
     2010.

  . The Board may at any time amend, suspend or discontinue the plan. However, some amendments may require stockholder approval.

Limitation on Liability and Indemnification Matters

   The certificate of incorporation that we will adopt immediately prior to the closing of this offering provides that, except to the extent prohibited by the Delaware General Corporation Law, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors. Under the Delaware General Corporation Law, the directors have a fiduciary duty to BUY.COM which is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies including injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the Delaware law for:

  .  breach of the director's duty of loyalty;

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  .  acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law;

  .  actions leading to improper personal benefit to the director; and

  . payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law.

   This provision also does not affect a director's responsibilities under any other laws, including the federal securities laws or state or federal environmental laws. We have obtained liability insurance for our officers and directors.

   Section 145 of the Delaware law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

  . for any breach of the director's duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for payment of dividends or approvals of stock repurchases or redemptions that are unlawful under Delaware law; or

  . for any transaction from which the director derived an improper personal benefit.

   The Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, judgements, fines and amounts paid in settlement actually and reasonably incurred by the person in the action, suit or proceeding.

   We plan to enter into indemnification agreements with our directors and our executive officers containing provisions that may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' liability insurance if maintained for other directors or officers.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

   The Securities and Exchange Commission is of the opinion that indemnification of directors, officers and persons controlling BUY.COM for violations of the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

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                           RELATED PARTY TRANSACTIONS

   Since our formation in June 1997, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in "Management" and the transactions described below. These related party transactions were each negotiated at an arms length basis and were on no less favorable terms to us than would have been given to a third party. Furthermore, for each sale or other issuance of securities to a related party, the shares were sold at the then current fair market value determined in good faith by the Board of Directors.

Sales of Securities

   In June 1997, BuyComp, LLC, a California limited liability company and our predecessor, issued 9,000,000 ownership units to Scott and Audrey Blum in exchange for $50,000. In August 1998, we issued 81,331,078 shares of common stock to the Scott A. Blum Separate Property Trust u/d/t 8/2/95 ("The Blum Trust") in exchange for approximately 96% of Scott and Audrey Blum's interest in BuyComp, LLC. Scott A. Blum is our founder and served as our President until December 1998, our Chief Executive Officer until March 1999, and one of our directors until September 1999.

   In August 1998, we issued (i) 3,043,921 shares of Series A convertible participating preferred stock to The Blum Trust in exchange for approximately 4% of Scott and Audrey Blum's interest in BuyComp, LLC.; and (ii) 9,131,785 shares of Series A convertible participating preferred stock to SOFTBANK Technology Ventures IV L.P. and SOFTBANK Technology Advisors Fund L.P. at a purchase price of $1.64 per share. The Blum Trust sold a total of 3,043,921 shares of Series A convertible participating preferred stock to SOFTBANK Technology Ventures IV L.P. and SOFTBANK Technology Advisors Fund L.P. at $1.64 per share, and in September 1998, a total of 10,456,771 shares of common stock to SOFTBANK Holdings, Inc., SOFTBANK Ventures, Inc. and SOFTBANK Contents Fund at $3.83 per share. In connection with the SOFTBANK affiliates' investment, they entered into an investors' rights agreement that provides for, among other things, registration rights and rights of first offer to purchase common stock upon our issuance of additional securities.

   In December 1998, we issued a total of 5,529,571 shares of common stock, for an aggregate purchase price valued at approximately $9.1 million, to Ingram Entertainment, Inc. and the other two stockholders of SpeedServe, Inc. in consideration for our acquisition of all of the outstanding capital stock of SpeedServe. In connection with this acquisition, our wholly-owned subsidiary, BUY.COM ENTERTAINMENT Inc., entered into various agreements with Ingram Entertainment Inc. and a non-competition agreement with David Ingram. David Ingram, who is one of our directors, is a majority stockholder, Chairman and President of Ingram Entertainment Inc. Mr. Ingram is also a minority stockholder of Ingram Micro, our largest distributor.

   The material ancillary agreements between Ingram Entertainment and BUY.COM ENTERTAINMENT as a part of our acquisition of SpeedServe included a non-competition agreement, a voting agreement, a system use agreement, an intercompany services agreement, a supply agreement, a sublease, a database license agreement and a rebranding agreement. These agreements primarily facilitated the transition of SpeedServe's existing business relationships with Ingram Entertainment to BUY.COM ENTERTAINMENT. Ingram Entertainment also entered into an investors' rights agreement that provides for, among other things, registration rights and rights of first offer to purchase common stock upon our issuance of additional securities, and a stockholders agreement, which will terminate upon the completion of this offering.

   Between March 1999 and July 1999, we issued a total of 90,590 shares of common stock to Ingram Entertainment Inc., for an aggregate purchase price of approximately $563,000, 222,440 shares of common stock to SOFTBANK Technology Ventures IV, L.P. for an aggregate purchase price of approximately

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$1.4 million and 4,265 shares to SOFTBANK Technology Advisors Fund, L.P. for an aggregate purchase price of approximately $26,000 in connection with their exercise of a contractual right of first offer to purchase shares of our common stock, based upon their percentage ownership, upon our issuance of additional securities to third parties. These rights of first offer do not apply to, and will terminate upon the completion of this offering. Edward S. Russell, who is one of our directors, is a General Partner of these SOFTBANK Technology
Ventures funds.

   In October 1999, we issued 9,923,276 shares of our Series B convertible participating preferred stock at a purchase price of $9.07 per share to a group of investors led by SOFTBANK Capital Partners L.P. and its affiliates. In this financing, The Blum Trust also sold an aggregate of 8,242,937 shares of our common stock to SOFTBANK Capital Partners L.P. and its affiliates at a purchase price of $9.07 per share.

Transactions with Ingram Micro and Ingram Entertainment

   In June 1998, and again in March 1999, we entered into a contract with Ingram Micro to supply and distribute the computer hardware, software and peripheral products that we sell in our stores and to assist us with marketing related vendor advertising. We also maintain a line of credit with Ingram Micro to purchase these goods and merchandise. As a part of that line of credit, we granted Ingram Micro a security interest in the inventory we purchase from them, the proceeds from this inventory and all of our accounts receivable.

   In connection with our acquisition of SpeedServe in December 1998, we entered into a supply agreement with Ingram Entertainment, under which they supply the videos, DVDs and video games that we sell. In August 1999, we amended this agreement to provide for co-op advertising dollars and to include guarantees for the shipping of the products that we sell through them. In April 1999, we entered into an agreement with Nashville Computer Liquidators to supply and distribute the products we sell in our online clearance store. Nashville Computer Liquidators is a subsidiary of Ingram Entertainment.

   In October 1999, we issued a total of 2,589,329 of common stock, for an aggregate purchase price of approximately $23.5 million in connection with our acquisition of BuyGolf.com, Inc. Both Scott Blum and David Ingram were directors of BuyGolf.com. Ingram Entertainment Holdings, Inc., of which David Ingram is the Chairman and President, and The Blum Trust were stockholders of BuyGolf.com and received a total of 272,658 shares of our common stock in the merger. For a more detailed description of the terms of this acquisition see "Business--Acquisition of BuyGolf.com."

   In October 1999, we entered into agreements with the Ingram Book Company and Ingram Fulfillment Services, Inc. to supply and distribute the books that we sell in our online store. In connection with this transaction, we issued Harpeth Holdings, Inc. a warrant to purchase 625,000 shares of our common stock. Although David Ingram does not have an ownership interest in any of these entities, Ingram Book Company, Ingram Fulfillment Services Inc. and Harpeth Holdings, Inc. are each affiliated with Ingram Industries, Inc., which is controlled by several members of David Ingram's immediate family.

   In October 1999, we entered into a binding term sheet with Ingram Entertainment to purchase, from a third party supplier on our behalf, the consumer electronic products that we sell in our electronics store.

Transactions with Scott Blum and His Immediate Family

   On December 31, 1997, BuyComp LLC borrowed approximately $211,000 from Scott Blum. The loan was payable upon demand and accrued interest at the rate of 10.00% per annum. This loan was repaid in full in September 1998. On October 7, 1998, we loaned Mr. Blum $1.0 million. This loan was also payable on demand and accrued interest at the rate of 8.00% per annum. This loan was repaid in October 1998. In May 1999, we borrowed $10.0 million from The Blum Trust. The loan was payable upon demand and accrued interest at a rate of 10.00% per annum. This loan was repaid in July 1999 with the proceeds from our credit facility with a commercial lending institution. In August 1999, we borrowed $5.0 million from The Blum Trust pursuant to a

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note that is payable upon demand and accrues interest at a rate of 10.00% per annum. In addition, The Blum Trust has guaranteed our $15.0 million credit facility and our $1.2 million loan from The Bank of Yorba Linda.

   In May 1999, we entered into a one year lease agreement with The Blum Trust for our facility located at 27 Brookline, Aliso Viejo, California. Under this lease, our monthly rental obligation is approximately $12,000.

   In October 1999, we entered into a voting trust agreement with Scott A. Blum, The Blum Trust, and three other trusts affiliated with Scott A. Blum, as grantor, and our outside directors, Donald Kendall, James Roszak and Wayne Thorson, as trustees under the voting trust agreement. At the time the voting trust agreement was executed, The Blum Trust and the other affiliated trusts held a total of 62,107,790 shares of our common stock, which represented approximately 54% of our total shares outstanding after giving effect to the conversion of all of our outstanding preferred stock into our common stock. At that time and as of the date of this prospectus, Mr. Blum did not directly own any shares of our capital stock.

   The voting trust agreement established a trust into which all shares held by The Blum Trust and the other affiliated trusts were deposited. The voting trust agreement requires that any shares of our capital stock that are acquired by The Blum Trust, the other affiliated trusts, Mr. Blum or his "affiliates," as that term is defined in the voting trust agreement, after the date of the voting trust agreement be immediately deposited into the trust. The voting trust agreement further requires that any shares of our capital stock previously deposited into The Blum Trust or the other affiliated trusts that are purchased by any individual or entity affiliated with Mr. Blum also be immediately deposited into the voting trust. This voting trust terminates upon the earlier of (a) the unanimous approval of our Board, two-thirds vote of our stockholders and the consent of our independent auditors, or (b) on the tenth anniversary of the closing of this offering, unless otherwise required by law or regulation.

   The voting trust agreement does not restrict the ability of The Blum Trust, the other affiliated trusts, Mr. Blum or any of his affiliates to sell, assign, transfer or pledge any of the shares deposited into the voting trust, nor does it prohibit The Blum Trust, the other affiliated trusts, Mr. Blum or his affiliates from purchasing additional shares of our common stock, provided any shares purchased by such parties also become subject to the voting trust agreement.

   The trustees of the voting trust agreement are required to be outside directors of BUY.COM who are not affiliated with Mr. Blum, or individuals nominated by our outside directors. On significant stockholder actions the trustees are required to vote all of the shares in the voting trust for the matter, against the matter or abstain or cause to have the same effect as broker non-votes, in the same proportion as the non-affiliated votes are cast on such matter. The voting trust agreement provides that significant stockholder actions include the election of directors, the dissolution, consolidation, merger, reorganization, or recapitalization of BUY.COM, the lease, sale or license of all or a substantial portion of our assets, the issuance or sale of securities by us or our affiliate or the amendment to the voting trust agreement, in each case to the extent a stockholder vote is otherwise required by law. The voting trust agreement provides that non-affiliated shares include all shares of our outstanding capital stock other than shares held in the voting trust. On routine stockholder actions the trustees have the discretion to vote the shares held in the trust in any manner determined by a majority of the trustees.

   Mr. Blum resigned as our Chief Executive Officer in March 1999, and resigned from our Board of Directors in September 1999. He is not an employee of ours and he has no authority to bind us as to any contracts, to commit funds or resources, or supervise or direct the activities of any of our officers or employees. In accordance with the terms of the voting trust agreement, Mr. Blum has withdrawn from participating in the management, business and operations of BUY.COM, and is required to cease all involvement with BUY.COM and with our operations, our advertising and product sales activities or efforts, our investor relations program and our financial and accounting matters, including personnel matters, accounting methodologies or practices.

   In July 1999, Scott Blum's father, William Blum, purchased 28,125 shares of common stock from one of our employees at a purchase price of $3.83 per share. Under the terms of the voting trust agreement, these shares are excluded from the voting trust.

Transactions With Pinnacle Micro

   On October 1, 1997, we entered into a consulting agreement with Pinnacle Micro, Inc. Scott Blum's father, William Blum, was the President, Chief Executive Officer and Chairman of the Board of Directors of Pinnacle Micro at the time this agreement was executed. In addition, before founding BUY.COM, Scott Blum served as an Executive Vice President of Pinnacle Micro. The payments made under this agreement suspended Pinnacle Micro's severance payments to Mr. Blum. On March 21, 1998, we entered into another consulting agreement with Pinnacle Micro, Inc. under which Scott Blum agreed to provide marketing and consulting services to Pinnacle Micro. In addition, several of our other employees consulted for Pinnacle Micro during the three month duration of this agreement. Under both consulting agreements, Pinnacle Micro made total payments of approximately $161,000 to us between October 1997 and June 1998.

   From September 1997 through December 1998, we made payments of approximately $155,000 on behalf of Pinnacle Micro for advertisements. Pinnacle Micro has repaid all such payments in full.

Dividend of BUYNOW INC.

   In October 1999, we declared a common stock dividend of 75% of the capital stock, on an as converted basis, of one of our wholly-owned subsidiaries, BUYNOW INC., to all of our stockholders of record as of October 13, 1999 on a pro rata basis. In the pro rata dividend among all of our stockholders, Murray Williams, our Vice President, Global Business Development, will receive 467,764 shares, Robb Brock, our Vice President, Technology, will receive 207,750 shares, each of Messrs. Kendall, Richion, Roszak, Sculley and Thorson, directors of BUY.COM, will receive 86,960 shares, and Ingram Capital, Inc., with which Mr. Ingram is affiliated, will receive an aggregate of 3,297,450 shares. We have retained Series A preferred stock representing 25% of the capital stock of BUYNOW on an as converted basis. The Series A preferred stock has a $7.5 million liquidation preference over the common stock and is convertible into common stock of BUYNOW.

   The certificate of incorporation of BUYNOW provides that the number of directors be set at five and that the holders of the Series A Preferred Stock are entitled to elect three directors, provided that one director must be a representative of SOFTBANK, and the holders of common stock are entitled to elect two directors.

   We intend to enter into a license agreement with BUYNOW under which we will license our e-commerce technology related to the BUYNOW business to BUYNOW on a royalty free basis. In addition, we intend to license to BUYNOW, on a royalty free basis, the "BUYNOW" trademark and domain name rights, which license may be terminated by us at any time. In addition, we have agreed to provide limited customer support and system support to BUYNOW.

   BUYNOW will be entering into a non-competition agreement prohibiting BUYNOW from soliciting any of our employees without obtaining our prior consent or from providing services to any computer equipment manufacturer without first obtaining our consent.

International Joint Ventures

   In September 1999, we entered into a binding letter of intent with SOFTBANK America, Inc. to form three separate international joint ventures in various international territories in which we will have 51% ownership interests. Messrs. Burnham and Russell are affiliated with SOFTBANK and are directors of BUY.COM. For a more complete discussion of our international joint ventures please refer to "Business--International Operations."

                             PRINCIPAL STOCKHOLDERS

   The following table indicates information as of December 31, 1999 regarding the ownership of our common stock by:

  . each person who is known by us to own more than 5% of our shares of common stock;

  . each named executive officer;

  . each of our directors; and

  . all of our directors and officers as a group.

   The number of shares beneficially owned and the percentage of shares beneficially owned are based on 115,140,175 shares of common stock outstanding as of December 31, 1999, assuming the conversion of all outstanding shares of preferred stock into common stock, which will occur automatically upon the consummation of this offering, and 129,140,175 shares of common stock outstanding upon consummation of this offering. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable currently or within 60 days following December 31, 1999 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

                                                              Percent of Shares
                                                                Beneficially
                                                                    Owned
                                                              -----------------
                                            Number of Shares  Prior to  After
Name and Address of Beneficial Owners (1)  Beneficially Owned Offering Offering
-----------------------------------------  ------------------ -------- --------
Scott A. Blum(2)(15)......................     62,107,790       53.9%    48.1%
SOFTBANK Affiliates
  William L. Burnham(3)...................     24,239,436       21.1     18.8
  Edward S. Russell(4)....................     14,055,845       12.2     10.9
  Total SOFTBANK Affiliates(5)............     38,295,281       33.3     29.7
David B. Ingram(6)........................      5,258,633        4.6      4.1
Gregory J. Hawkins(7).....................      4,542,281        3.8      3.4
John C. Herr(8)...........................        539,061          *        *
Mitch C. Hill(9)..........................      1,211,099        1.0        *
Brent Rusick(10)..........................        937,500          *        *
Murray H. Williams(11)....................        703,124          *        *
Donald M. Kendall(12).....................     62,416,630       54.1     48.3
Wayne T. Thorson(12)......................     62,416,630       54.1     48.3
James B. Roszak(12).......................     62,416,630       54.1     48.3
John Sculley(13)..........................        308,840          *        *
Charles W. Richion(13)....................        308,840          *        *
All directors and officers as a group
 (19 persons)(14)(15).....................    117,845,747       93.6%    84.2%

--------
  *  Less than one percent

 (1) The address for each of our officers and directors is c/o BUY.COM at 85 Enterprise, Aliso Viejo, California 92656. The address for the SOFTBANK Technology Funds is 200 West Evelyn Avenue, Suite 200, Mountain View, California 94043. The address for the other SOFTBANK funds is 10 Langley Road, Suite 403, Newton Center, Massachusetts 02159.

 (2) Consists of shares held by the Scott A. Blum Separate Property Trust, the Will Scott Blum Trust, the Emma Rose Blum Trust and the Scott Blum GRAT. The address for the Blum Trusts is 33971 Selva Road, Suite 200, Dana Point, California 92629.

 (3) Includes 10,741,324 shares, 2,091,356 shares, 3,137,025 shares, 8,151,474 shares and 118,257 shares held by SOFTBANK America, Inc., SOFTBANK Ventures, Inc., SOFTBANK Contents Fund, SOFTBANK Capital Partners L.P. and SOFTBANK Capital Advisors Fund, respectively. William Burnham is a Managing Director of the general partner of each of these SOFTBANK entities. Mr. Burnham disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

 (4) Includes 12,980,426 shares, 248,706 shares and 792,158 shares, 21,576 shares and 12,979 shares held by SOFTBANK Technology Ventures IV, L.P., SOFTBANK Technology Advisors Fund, L.P., SOFTBANK Technology Ventures V, L.P., SOFTBANK Technology Advisors Fund V, L.P. and SOFTBANK Technology Entrepreneurs Fund V, L.P. respectively. Edward S. Russell is the Managing Director of the general partner of each of these SOFTBANK entities. Mr. Russell disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

 (5) Includes 10,741,324 shares, 2,091,356 shares, 3,137,025 shares, 12,980,426 shares, 248,706 shares, 8,151,474 shares, 118,257 shares, 792,158 shares,
     21,576 shares and 12,979 shares held by SOFTBANK America, Inc., SOFTBANK Ventures, Inc., SOFTBANK Contents Fund, SOFTBANK Technology Ventures IV, L.P. and SOFTBANK Technology Advisors Fund, L.P., SOFTBANK Capital Partners L.P., SOFTBANK Capital Partners Advisors Fund L.P., SOFTBANK Technology Ventures V, L.P., SOFTBANK Technology Advisors Fund V and SOFTBANK Technology Entrepreneurs Fund V, respectively.

 (6) Includes 5,099,258 shares held by Ingram Capital, Inc. Mr. Ingram is the majority stockholder of Ingram Entertainment Holdings, Inc., which is the parent corporation of Ingram Capital, Inc. Mr. Ingram disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 159,375 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 1999.

 (7) Consists solely of shares issuable upon exercise of options that are exercisable within 60 days of December 31, 1999. This amount also includes a total of 277,115 shares of common stock, subject to an option, that has been transferred to irrevocable trusts on behalf of Mr. Hawkins' children and his family.

 (8) Consists solely of shares issuable upon exercise of options that are exercisable within 60 days of December 31, 1999.

 (9) Consists solely of shares issuable upon exercise of an option that is exercisable within 60 days of December 31, 1999. This amount also includes a total of 250,000 shares of common stock subject to an option that has been transferred to five irrevocable trusts for the benefit of each of Mr. Hill's children and 13,125 shares subject to options that have been transferred to members of his family.

(10) Consists solely of shares issuable upon exercise of options that are exercisable within 60 days of December 31, 1999.

(11) This amount includes 660,937 shares of common stock that have been transferred to the Murray Williams Separate Property Trust and a total of 42,187 shares of common stock transferred to the Murray Williams Children's Trust, the Murray Williams Sibling's Trust and the Murray Williams College Fund Trust.

(12) Includes 178,125 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 1999. Includes 62,107,790 shares of common stock that are held in a voting trust for which such person is a trustee. However, no single trustee has the power to vote such shares. The voting trust agreement requires the approval of at least two trustees to vote the shares. Each trustee disclaims beneficial ownership of the shares held in the trust.

(13) Includes 178,125 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 1999.

(14) Includes 10,745,566 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 1999.

(15) Includes Mr. Blum's shares of common stock that are held in a voting trust for which three of our outside directors serve as trustees. The voting trust, among other things, provides that the trustees of the voting trust will have the discretion to vote all of Mr. Blum's shares on issues related to routine corporate governance. However, in some instances, the trustees must vote Mr. Blum's shares in the same proportion as the votes cast for and against by the non-affiliated shares. For a more detailed discussion of this voting trust, see "Related Party Transactions-- Transactions with Scott Blum and His Immediate Family."

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our securities and provisions of our certificate of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate and bylaws which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The description of common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate of incorporation that will be adopted by us immediately prior to the closing of this offering.

   Upon the closing of this offering, our authorized capital stock will consist of 990,000,000 shares of common stock, par value $0.0001, and 10,000,000 shares of preferred stock, par value $0.0001.

Common Stock

   Currently, we are authorized to issue 850,000,000 shares of common stock. At December 31, 1999, 115,140,175 shares of common stock were deemed outstanding and held of record by approximately 55 holders, assuming the conversion of all shares of preferred stock into common stock. Under the certificate of incorporation and bylaws, holders of common stock do not have cumulative voting rights. Holders of shares representing a majority of the voting power of common stock can elect all of the directors. The holders of the remaining shares will not be able to elect any directors. The shares of common stock offered by this prospectus, when issued, will be fully paid and non-assessable and will not be subject to any redemption or sinking fund provisions. Holders of common stock do not have any preemptive, subscription or conversion rights.

   Holders of common stock are entitled to receive dividends declared by the Board of Directors out of legally available funds, subject to the rights of preferred stockholders and the terms of any existing or future agreements between us and our lenders. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, and subject to the prior rights of any holders of outstanding shares of preferred stock.

Preferred Stock

   Upon the closing of this offering, all 12,175,706 shares of our Series A convertible participating preferred stock and 9,923,276 shares of our Series B convertible participating preferred stock will convert into shares of common stock. Thereafter, the Board of Directors is authorized to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of a series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of BUY.COM without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We currently have no plans to issue any shares of preferred stock.

   We believe that the ability to issue preferred stock without the expense and delay of a special stockholders' meeting will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. This also permits the Board of Directors to issue preferred stock containing terms which could impede the completion of a takeover attempt, subject to limitations imposed by the securities laws. The Board of Directors will make any determination to issue these shares based on its judgment as to the best interests of BUY.COM and its stockholders at the time of issuance. This could discourage an acquisition attempt or other transaction which stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

Anti-Takeover Provisions

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

   Provisions of the certificate of incorporation and bylaws may make it more difficult to acquire control of BUY.COM. These provisions could deprive stockholders of the opportunity to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the stock and are intended to:

  . enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board;

  . discourage transactions which may involve an actual or threatened change in control of BUY.COM;

  . discourage tactics that may be used in proxy fights;

  . encourage persons seeking to acquire control of BUY.COM to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer; and

  . reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our stockholders.

    Classified Board of Directors; Removal; Filling Vacancies and
Amendment. Upon the closing of this offering, the certificate of incorporation and bylaws will provide for the Board to be divided into three classes of directors serving staggered, three-year terms. The classification of the Board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the Board. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate of incorporation will authorize only the Board to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the Board by enlarging the Board of Directors and filling the new directorships with its own nominees. The certificate of incorporation will also provide that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

    Special Stockholder Meetings. The certificate of incorporation will provide that special meetings of the stockholders for any purpose or purposes, unless required by law, shall be called by:

  . the Chairman of the Board; or

  . a majority of the entire Board.

A special meeting of the stockholders may not be held absent a written request of this nature. The request shall state the purpose or purposes of the proposed meeting. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the Board of Directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the Board of Directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing Board and management.

    Written Consent; Special Meetings of Stockholders. The certificate of incorporation will prohibit the taking of stockholder action by written consent without a meeting. These provisions will make it more difficult for stockholders to take action opposed by the Board of Directors.

    Amendment of Provisions in the Certificate of Incorporation. The certificate of incorporation will generally require the affirmative vote of the holders of at least two-thirds of the outstanding voting stock in order to amend any provisions of the certificate of incorporation concerning:

  . the removal or appointment of directors;

  . the authority of stockholders to act by written consent;

  . the required vote to amend the certificate of incorporation;

  . calling a special meeting of stockholders;

  . procedure and content of stockholder proposals concerning business to be conducted at a meeting of stockholders; and

  . director nominations by stockholders.

These voting requirements will make it more difficult for minority stockholders to make changes in the certificate of incorporation that could be designed to facilitate the exercise of control over us. Furthermore, SOFTBANK and its affiliates will effectively control the voting power with respect to approximately 77.8% of our common stock on significant stockholder actions, based on the terms of the voting trust agreement covering shares beneficially owned by our founder. This gives them absolute power with respect to any stockholder action or approval requiring either a two-thirds vote or a simple majority. For a more detailed discussion of this voting trust, see "Related Party Transactions--Transactions with Scott Blum and His Immediate Family."

Options

   As of December 31, 1999, options to purchase a total of 22,324,104 shares of common stock were outstanding, and up to 570,424 additional shares of common stock may be subject to options granted in the future under our stock plans, excluding the 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan, which will become effective upon the signing of the underwriting agreement in connection with this offering. For a more complete discussion of our stock option plans, please see "Employee Benefit Plans."

Warrants

   In July 1999, we issued a warrant to United Air Lines to purchase 1,250,000 shares of common stock at an exercise price of $16.00 per share. This warrant is fully vested and may be exercised at any time and expires in July 2004.

   In July 1999, we issued a warrant to our commercial lending institution to purchase an estimated 61,364 shares of common stock at an estimated exercise price of $11.00. This warrant is exercisable any time after the completion of this offering and expires in July 2001. However, this warrant terminates if the lender perfects a security interest in Mr. Blum's investment portfolio or otherwise enforces any of its rights under its credit facility with us. In October 1999, we issued a warrant to another party to purchase 625,000 shares of common stock at an exercise price of $9.07 per share. This warrant may be exercised at any time and expires in December 2001.

Registration Rights

   After this offering, holders of approximately 97,529,482 shares of common stock will be entitled to registration rights with respect to their shares. Beginning 180 days after this offering, these holders may require us to register all or part of their shares. In addition, these holders may require us to include their shares in future registration statements that we file and may require us to register their shares on Form S-3. Upon registration, these shares will be freely tradable in the public market without restriction.

   United Air Lines also holds registration rights with respect to the 1,250,000 shares of common stock subject to their outstanding warrant, and subject to conditions, may require us to register all or a part of their shares. Our commercial lender holds piggyback registration rights with respect to the common stock issuable under their warrants and we intend to grant another party similar piggyback registration rights with respect to their warrant.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the offering, we will have 129,140,175 shares of common stock outstanding assuming no exercise of options after December 31, 1999. Of this amount, the 14,000,000 shares offered by this prospectus will be available for immediate sale in the public market as of the date of this prospectus. Following the expiration of 180-day lockup agreements with the representatives of the underwriters or BUY.COM, 93,233,047 shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.

                      Approximate Number
 Days after the Date  of Shares Eligible
  of this Prospectus   for Future Sale                 Comment
 -------------------- ------------------ -----------------------------------
 Upon effectiveness..     14,000,000     Freely tradable shares sold in this
                                         offering
 90 days.............         15,684     Shares saleable under Rule 144 that
                                         are not subject to 180-day lock-up
 180 days............     93,233,047     Lock-up released; shares saleable
                                         under Rule 144, 144(k) or 701

   In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of common stock; or

  . the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under the limitations imposed by Rule 144, even after the applicable holding periods have been satisfied.

   We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered by this prospectus.

   BUY.COM, its directors, executive officers, stockholders with registration rights and other stockholders and optionholders have agreed, under the purchase agreement and other agreements, that they will not sell any common stock without the prior written consent of Merrill Lynch for a period of 180 days from the date of this prospectus, except that we may, without consent, grant options and sell shares under our stock plans.

   Any employee or consultant who purchased his or her shares under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of December 31, 1999, the holders of options to purchase approximately 22,324,104 shares of common stock will be eligible to sell their shares upon the expiration of the 180-day lockup period, subject to the vesting of those options.

   We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable after the completion of the offering to register 24,769,525 shares of common stock subject to outstanding stock options or reserved for issuance under our stock plans. This registration will permit the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act, upon completion of the lock-up period described above. Shares registered under the Form S-8 registration statement held by affiliates will be subject to Rule 144 volume limitations. See "Management--Executive Compensation," "--Employee Benefit Plans--1998 Stock Option/Stock Issuance Plan" "--Employee Benefit Plans--Special Executive Stock Option Plan" and "--Employee Benefit Plans--1999 Stock Plans."

   In addition, holders of approximately 97,529,482 shares of common stock have registration rights with respect to their shares. Registration of these securities would enable these shares to be freely tradable without restriction under the Securities Act. We also have given registration rights to our warrant holders with respect to 1,936,364 shares of common stock. See "Risk Factors--A large number of additional shares may be sold into the public market in the near future, which may cause the market price of our common stock to decline significantly, even if our business is doing well."

                                  UNDERWRITING

General

   Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Hambrecht & Quist LLC and U.S. Bancorp Piper Jaffray Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase from us, the number of shares of common stock set forth opposite its name below.

                                                                        Number
   Underwriter                                                        of Shares
   -----------                                                        ---------
   Merrill Lynch, Pierce, Fenner & Smith
               Incorporated..........................................
   Bear, Stearns & Co. Inc...........................................
   Hambrecht & Quist LLC.............................................
   U.S. Bancorp Piper Jaffray Inc....................................









                                                                      ----------

            Total.................................................... 14,000,000
                                                                      ==========

   In the purchase agreement, the several underwriters have agreed, subject to its terms and conditions, to purchase all of the shares of common stock being sold under the terms of the agreement if any of the shares of common stock are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in some circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

   We have agreed to indemnify the underwriters against specified liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

   The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions set forth in the purchase agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

Commissions and Discounts

   The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to selected
dealers at such price less a concession not in excess of $    per share of
common stock. The underwriters may allow, and such dealers may reallow, a
discount not in excess of $    per share of common stock to other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

   The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                             Per Share Without Option With Option
                             --------- -------------- -----------
   Public offering price...     $           $             $
   Underwriting discount...     $           $             $
   Proceeds, before
    expenses, to BUY.COM...     $           $             $

   The expenses of this offering, exclusive of the underwriting discount and commissions, are estimated at $1.6 million and are payable by us.

Over-Allotment Option

   We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 2,100,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares of common stock proportionate to such underwriter's initial amount reflected in the foregoing table.

Reserved Shares

   At our request, the underwriters have reserved for sale, at the initial public offering price, up to 10% of the shares offered hereby to be sold to some of our directors, officers, employees, distributors, dealers, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered in this prospectus.

No Sales of Similar Securities

   For a period of 180 days after the date of this prospectus, we, our executive officers, directors and other stockholders beneficially owning substantially all of the outstanding shares of common stock have agreed, subject to a few exceptions, not to directly or indirectly:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for common stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing;

  . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the common stock whether any swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise; or

  . make any demand for, or exercise any right with respect to, the registration of any share of common stock or any securities convertible into or exchangeable for common stock, without the prior written consent of Merrill Lynch on behalf of the underwriters.

Nasdaq National Market Listing

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. The factors to be considered in determining the initial offering price, in addition to prevailing market conditions, include the valuation multiples of publicly-traded companies that the representatives believe to be comparable to us, our financial information, the history of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, our future revenues, the present state of our development and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price.

   We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol "BUYX."

   The underwriters do not expect sales of the common stock to be made to any accounts over which they exercise discretionary authority to exceed five percent of the number of shares being offered in this offering.

Price Stabilization and Short Positions

   Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and some selling group members to bid for and purchase our common stock. As an exception to these rules, the representatives are permitted to engage in selected transactions that stabilize the price of our common stock in connection with this offering. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

   If the underwriters create a short position in our common stock in connection with the offering contemplated hereby, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

Penalty Bids

   The representatives may also impose a penalty bid on some underwriters and selling group members under limited circumstances. This means that if the representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.

   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. The imposition of a penalty bid might also have an adverse effect on the price of our common stock to the extent that it discourages resales of our common stock by selling group members.

   Neither we nor any of the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued.

Electronic Distribution

   A prospectus in electronic format is being made available on a Web site maintained by Soundview Technology Group, Inc.'s affiliate Wit Capital Corporation. Other than the prospectus in electronic format, the information on Wit Capital Corporation's Web site is not a part of this prospectus or the Registration Statement of which this prospectus is a part, has not been approved and/or endorsed by BUY.COM or any underwriter in its capacity as underwriter and should not relied upon by investors.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, Irvine, California. Legal matters relating to the sale of common stock in this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

   The consolidated balance sheets of BUY.COM INC. as of December 31, 1997, 1998, and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from June 7, 1997 (inception) to December 31, 1997, and for the years ended December 31, 1998 and 1999 included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

   The balance sheets of BuyGolf.com, Inc. as of December 31, 1998 and June 30, 1999 and the related statements of operations, stockholders' equity, and cash flows for the period from December 1, 1998 (Inception) to December 31, 1998, and for the six months ended June 30, 1999, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

   The financial statements of SpeedServe Inc. as of December 31, 1997 and December 31, 1996 and for the year ended December 31, 1997 and the period from October 17, 1996 (inception) through December 31, 1996 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to BUY.COM's purchase of SpeedServe) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information with respect to us and our common stock, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete. Please refer to the copies of these contracts or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. The registration statement, including its exhibits and schedules, may be inspected without charge at the principal office of the Commission in Washington, D.C. Copies of all or any part of the registration statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. These copies may also be inspected and copied at the Commission's Regional Offices located at:

  . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois
    60661-2511; and

  . 7 World Trade Center, Suite 1300, New York, New York 10048.

   Copies of this material may be obtained at prescribed rates by mail from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants................................. F-2
Consolidated Balance Sheets.............................................. F-3
Consolidated Statements of Operations.................................... F-4
Consolidated Statements of Stockholders' Equity (Deficit)................ F-5
Consolidated Statements of Cash Flows.................................... F-6
Notes to Consolidated Financial Statements............................... F-8

FINANCIAL STATEMENTS OF BUYGOLF.COM, INC.
Report of Independent Public Accountants................................. F-26
Balance Sheets........................................................... F-27
Statements of Operations................................................. F-28
Statements of Stockholders' Equity....................................... F-29
Statements of Cash Flows................................................. F-30
Notes to Financial Statements............................................ F-31

FINANCIAL STATEMENTS OF SPEEDSERVE INC.
Report of Independent Accountants........................................ F-39
Balance Sheets........................................................... F-40
Statements of Operations and Accumulated Deficit......................... F-41
Statements of Cash Flows................................................. F-42
Notes to Financial Statements............................................ F-43

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Basis of Presentation.................................................... PF-1
Unaudited Pro Forma Condensed Combined Statement of Operations for the
 year ended December 31, 1998............................................ PF-2
Unaudited Pro Forma Condensed Combined Statement of Operations for the
 year ended December 31, 1999............................................ PF-3

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
 BUY.COM INC.:

We have audited the accompanying consolidated balance sheets of BUY.COM INC. (a Delaware corporation) and subsidiaries as of December 31, 1997, 1998, and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from June 7, 1997, (Inception) to December 31, 1997, and the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BUY.COM INC. and subsidiaries as of December 31, 1997, 1998, and 1999, and the results of their operations and their cash flows for the period from June 7, 1997, (Inception) to December 31, 1997, and the years ended December 31, 1998 and 1999, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Orange County, California
February 1, 2000

                                  BUY.COM INC.

                          CONSOLIDATED BALANCE SHEETS

            (amounts in thousands, except share and per share data)

                                                                                                  Pro forma
                                                              December 31,                      Stockholders'
                                                -------------------------------------------  Equity (Deficit) at
                                                    1997            1998           1999       December 31, 1999
                                                -------------  --------------  ------------  -------------------
                                                                                                 (unaudited)
                                                                                                  (note 8)
                    Assets
Current Assets:
 Cash.........................................  $          34  $        9,221  $     24,693
 Accounts receivable, net of allowances of $0,
  $50, and $1,104 at December 31, 1997, 1998,
  and 1999, respectively......................            178           4,986        18,151
 Prepaid expenses and other current assets....              4           1,258        31,605
                                                -------------  --------------  ------------
   Total current assets.......................            216          15,465        74,449
Property and equipment, net...................             50           2,895        16,607
Intangibles, net..............................             --           8,212        28,156
Other noncurrent assets.......................              1             265           496
                                                -------------  --------------  ------------
                                                $         267  $       26,837  $    119,708
                                                =============  ==============  ============


Liabilities and Stockholders' Equity (Deficit)


Current Liabilities:
 Accounts payable.............................  $         361  $       16,270  $     71,231
 Line of credit...............................             --              --        12,377
 Accrued expenses.............................             11             438         4,768
 Deferred revenue.............................             22           2,295         1,222
 Income taxes payable.........................              2               3             3
 Note payable to stockholder..................            211              --         5,000
 Current portion of long-term debt............             --              21           321
                                                -------------  --------------  ------------
   Total current liabilities..................            607          19,027        94,922
                                                -------------  --------------  ------------
Long-Term Debt, net of current portion........             --           1,175         1,738
                                                -------------  --------------  ------------
Commitments and Contingencies
Stockholders' Equity (Deficit):
 Convertible preferred stock--Series A and
  Series B, $0.0001 par value;
 Authorized shares--150,000,000 at December
  31, 1999; Issued and outstanding--
  12,175,706 at December 31, 1998, 22,098,982
  at December 31, 1999, and 0 pro forma
  (unaudited), including additional paid-in
  capital.....................................             --          14,943       104,939               --
 Common stock, $0.0001 par value;
 Authorized shares--850,000,000 at December
  31, 1999; Issued and outstanding--
  86,860,649 at December 31, 1998, 93,041,193
  at December 31, 1999, and 115,140,175
  pro forma (unaudited).......................             --               9            10               12
 Additional paid-in capital...................             --           9,664        72,659          177,596
 Deferred compensation........................             --          (2,439)       (8,850)          (8,850)
 Members' capital, no par value; Authorized
  units--11,000,000 at December 31, 1997;
  Issued and outstanding--9,000,000 at
  December 31, 1997...........................             50              --            --               --
 Accumulated deficit..........................           (390)        (15,542)     (145,710)        (145,710)
                                                -------------  --------------  ------------      -----------
   Total stockholders' equity (deficit).......           (340)          6,635        23,048           23,048
                                                -------------  --------------  ------------      -----------
                                                $         267  $       26,837  $    119,708
                                                =============  ==============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                                  BUY.COM INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

            (amounts in thousands, except share and per share data)

                                        June 7, 1997               Year Ended
                                       (Inception) to  Year Ended   December
                                        December 31,  December 31,     31,
                                            1997          1998        1999
                                       -------------- ------------ -----------
Net revenues..........................   $      878    $  125,290  $   596,848
Cost of goods sold....................          832       123,527      603,695
                                         ----------    ----------  -----------
Gross profit (loss)...................           46         1,763       (6,847)
                                         ----------    ----------  -----------
Operating expenses:
 Sales and marketing..................          130        13,430       71,331
 Product development..................           30           950        7,835
 General and administrative...........          260         4,250       19,037
 Depreciation and amortization........            7           377        6,566
 Amortization of deferred
  compensation........................           --           795       10,215
 Charge for warrants..................           --            --        7,191
                                         ----------    ----------  -----------
  Total operating expenses............          427        19,802      122,175
                                         ----------    ----------  -----------
Operating loss........................         (381)      (18,039)    (129,022)
                                         ----------    ----------  -----------
Other income (expense):
 Interest income (expense), net.......           (7)          202       (1,141)
 Other................................           --            (4)          (2)
                                         ----------    ----------  -----------
  Total other income (expense)........           (7)          198       (1,143)
                                         ----------    ----------  -----------
Loss before provision for income
 taxes................................         (388)      (17,841)    (130,165)
Provision for income taxes............            2             3            3
                                         ----------    ----------  -----------
Net loss..............................   $     (390)   $  (17,844) $  (130,168)
                                         ==========    ==========  ===========
Net loss per share:
 Basic and diluted....................   $    (0.00)   $    (0.22) $     (1.45)
Weighted average number of common
 shares outstanding:
  Basic and diluted...................   81,331,078    81,815,869   89,597,782
Pro forma (note 8):
 Net loss per share:
  Basic and diluted (unaudited).......                             $     (1.13)
 Weighted average number of common
  shares outstanding:
  Basic and diluted (unaudited).......                             114,719,108


 The accompanying notes are an integral part of these consolidated statements.

                                 BUY.COM INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                   (amounts in thousands, except share data)

                                           Convertible
                    Members' Capital     Preferred Stock           Common Stock
                   ------------------- -------------------- ---------------------------                              Total
                                                                             Additional                          Stockholders'
                                                  Preferred                   Paid-in     Deferred   Accumulated    Equity
                     Units     Capital   Shares     Stock     Shares    Par   Capital   Compensation   Deficit     (Deficit)
                   ----------  ------- ---------- --------- ----------  ---- ---------- ------------ ----------- -------------
Inception of
Company, June 7,
1997
Members'
contributions....   9,000,000   $ 50           -- $     --          --  $ --  $    --     $     --    $      --    $      50
Net loss.........          --     --           --       --          --    --       --           --         (390)        (390)
                   ----------   ----   ---------- --------  ----------  ----  -------     --------    ---------    ---------
Balance, December
31, 1997.........   9,000,000     50           --       --          --    --       --           --         (390)        (340)
Reorganization of
Company, August
3, 1998:
 Retirement of
 members' units..  (9,000,000)   (50)          --       --          --    --       --           --           --          (50)
 Allocation of
 accumulated loss
 to paid-in
 capital.........          --     --           --       --          --    --   (2,692)          --        2,692           --
 Issued Series A
 preferred
 stock...........          --     --    3,043,921        2          --    --       --           --           --            2
 Issued common
 stock...........          --     --           --       --  81,331,078     8       40           --           --           48
Issuance of
Series A
preferred stock
for cash.........          --     --    9,131,785   14,941          --    --       --           --           --       14,941
Issuance of
common stock for
acquisition of
Speedserve.......          --     --           --       --   5,529,571     1    9,082           --           --        9,083
Deferred
compensation
related to stock
options granted..          --     --           --       --          --    --    3,234       (3,234)          --           --
Amortization of
deferred
compensation.....          --     --           --       --          --    --       --          795           --          795
Net loss.........          --     --           --       --          --    --       --           --      (17,844)     (17,844)
                   ----------   ----   ---------- --------  ----------  ----  -------     --------    ---------    ---------
Balance, December
31, 1998.........          --     --   12,175,706   14,943  86,860,649     9    9,664       (2,439)     (15,542)       6,635
Exercise of stock
options for
cash.............          --     --           --       --   1,980,122    --       22           --           --           22
Issuance of
Series B
preferred stock
for cash.........          --     --    9,923,276   89,996          --    --       --           --           --       89,996
Issuance of
common stock for
acquisition of
BuyGolf..........          --     --           --       --   2,589,329     1   23,489           --           --       23,490
Issuance of stock
for sponsorship
agreement........          --     --           --       --   1,125,000    --   10,278           --           --       10,278
Issuance of
common stock for
cash.............          --     --           --       --     317,296    --    1,974           --           --        1,974
Common stock
issued for
purchases of
domain names ....          --     --           --       --     168,809    --      861           --           --          861
Issuance of
warrants for
supply and debt
agreements.......          --     --           --       --          --    --    9,745           --           --        9,745
Deferred
compensation
related to stock
options granted..          --     --           --       --          --    --   16,626      (16,626)          --           --
Amortization of
deferred
compensation.....          --     --           --       --          --    --       --       10,215           --       10,215
Reduction of
outstanding
shares due to
reverse stock
split............          --     --           --       --         (12)   --       --           --           --           --
Net loss.........          --     --           --       --          --    --       --           --     (130,168)    (130,168)
                   ----------   ----   ---------- --------  ----------  ----  -------     --------    ---------    ---------
Balance, December
31, 1999.........          --   $ --   22,098,982 $104,939  93,041,193  $ 10  $72,659     $ (8,850)   $(145,710)   $  23,048
                   ==========   ====   ========== ========  ==========  ====  =======     ========    =========    =========

 The accompanying notes are an integral part of these consolidated statements.

                                  BUY.COM INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (amounts in thousands)

                                        June 7, 1997
                                       (Inception) to  Year Ended   Year Ended
                                        December 31,  December 31, December 31,
                                            1997          1998         1999
                                       -------------- ------------ ------------
Cash flows from operating activities:
 Net loss.............................   $     (390)   $  (17,844)  $ (130,168)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
 Depreciation and amortization........            7           377        6,566
 Gain on sale of fixed assets.........           --            --         (221)
 Amortization of deferred
  compensation........................           --           795       10,215
 Charge for warrants..................           --            --        7,191
 Changes in assets and liabilities:
  Accounts receivable.................         (178)       (4,211)     (13,134)
  Prepaid expenses and other current
   assets.............................           (4)       (1,128)     (17,461)
  Other noncurrent assets.............           (1)         (264)        (207)
  Accounts payable....................          361        15,641       53,972
  Accrued expenses....................           11           384        4,319
  Deferred revenue....................           22         2,272       (1,073)
  Income taxes payable................            2             1           --
                                         ----------    ----------   ----------
   Net cash used in operating
    activities........................         (170)       (3,977)     (80,001)
                                         ----------    ----------   ----------
Cash flows from investing activities:
 Purchase of property and equipment...          (57)       (2,681)     (14,489)
 Proceeds from sale of equipment......           --            --          735
 Proceeds received in connection with
  acquisition.........................           --            --          225
 Costs incurred in connection with
  acquisition.........................           --           (81)          --
 Acquisition of domain names..........           --            --         (380)
                                         ----------    ----------   ----------
   Net cash used in investing
    activities........................          (57)       (2,762)     (13,909)
                                         ----------    ----------   ----------
Cash flows from financing activities:
 Formation of Company.................           50            --           --
 Borrowings from (repayments to)
  stockholder, net....................          211          (211)       5,000
 Proceeds from issuance of preferred
  stock...............................           --        14,941       89,996
 Proceeds from issuance of common
  stock...............................           --            --        1,974
 Exercise of stock options............           --            --           22
 Borrowings under line of credit,
  mortgage and other obligations......           --         1,196       12,390
                                         ----------    ----------   ----------
   Net cash provided by financing
    activities........................          261        15,926      109,382
                                         ----------    ----------   ----------
Net increase in cash and cash
 equivalents..........................           34         9,187       15,472
Cash, beginning of period.............           --            34        9,221
                                         ----------    ----------   ----------
Cash, end of period...................   $       34    $    9,221   $   24,693
                                         ==========    ==========   ==========

 The accompanying notes are an integral part of these consolidated statements.

                                  BUY.COM INC.

                             (amounts in thousands)

                                        June 7, 1997
                                       (Inception) to  Year Ended    Year Ended
                                        December 31,  December 31,  December 31,
                                            1997          1998          1999
                                       -------------- ------------  ------------
Supplemental cash flow information:
 Cash paid during the year for:
  Interest............................   $      --    $        15    $      618
                                         =========    ===========    ==========
  Income taxes........................   $      --    $         2    $        8
                                         =========    ===========    ==========
 Summary of non-cash investing and
  financing activity:
  Equipment acquired under capital
   lease..............................   $      --    $        --    $      850
                                         =========    ===========    ==========
  Stock issued in connection with
   domain name purchases..............   $      --    $        --    $      861
                                         =========    ===========    ==========
  Stock issued in connection with
   sponsorship agreement..............   $      --    $        --    $   10,278
                                         =========    ===========    ==========
ACQUISITIONS:
 1998--Acquired all of the outstanding
        capital stock of
        Speedserve.com, Inc.
 1999--Acquired all of the outstanding
        capital stock of BuyGolf.com
        Inc.
 The following table outlines the
  assets acquired, liabilities assumed
  and cash paid:
  Fair value of assets acquired.......   $      --    $     9,476    $   24,265
  Less:
   Liabilities assumed................          --           (312)       (1,000)
   Fair value of common stock issued..          --         (9,083)      (23,490)
                                         ---------    -----------    ----------
  Cash paid (received) in connection
   with acquisitions..................   $      --    $        81    $    (225)
                                         =========    ===========    ==========



 The accompanying notes are an integral part of these consolidated statements.

                                  BUY.COM INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Company Background

   BUY.COM INC. and subsidiaries, collectively (the "Company" or "BUY.COM"), is a multi-category Internet superstore, offering a selection of brand name computer hardware and peripherals, software, books, videos, DVDs, computer games, music, clearance equipment, golf-related products and consumer electronics. Through nine online specialty stores, the Company offers products through a shopping interface that features extensive product information and multi-media presentations. The Company's e-commerce portal, www.buy.com, links all of the nine specialty stores and is designed to enhance the customer's online shopping experience 24 hours a day, seven days a week. BUY.COM uses a business model that includes outsourcing the majority of its operating infrastructure, such as distribution and fulfillment functions, customer service and support, credit card processing, and the hosting of the Company's system infrastructure and database servers.

   BUY.COM (formerly BuyComp, LLC and Buy Corp.) was formed in June 1997 and began offering products for sale through its Web site in November 1997. From BUY.COM's inception through mid-November 1997, the Company had no sales. During this period, the Company's operating activities primarily involved the development of the necessary infrastructure and the original BuyComp.com Web site. In August 1998, the Company changed its Web site designation to www.buy.com.

   In December 1998, the Company formed BUY.COM Entertainment, Inc., a wholly owned subsidiary, for the purpose of acquiring Speedserve, Inc. ("Speedserve"), an online retailer of books, videos, DVD's and video games. As a result, effective December 1998, the operations of Speedserve's retail Web sites were consolidated with the operations of the Company's existing computer hardware, software and peripheral retail Web sites.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned and majority controlled subsidiaries, including, BuyCorp Europe, Inc., BUY.COM Entertainment, Inc., Computerstore.com Inc., BUYNOW INC. and InternetComputerstore.com, Inc. The Company's investments in joint ventures and related companies that represent a 20% to 50% ownership interest over which the Company has significant influence, but not control, are accounted for using the equity method. All significant intercompany balances and transactions have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Accounts Receivable

   Accounts receivable consist of credit card and trade receivables arising in the normal course of business as well as an accrual for products shipped to customers but not yet billed by the Company. The Company has arranged with its vendors that goods sold to customers are shipped directly from vendor warehouse facilities. BUY.COM typically does not bill customers' credit cards until the Company has received confirmation from the applicable vendors that the goods have been shipped.

   Substantially all of the Company's accounts receivable serve as collateral for purchases made from Ingram Micro, Inc. ("Ingram"), one of the Company's vendors.

                                  BUY.COM INC.

 Property and Equipment

   Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Fixed assets purchased under capital leases are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any gain or loss is reflected in the results of operations. Maintenance and repair expenditures are charged to operations as incurred.

 Intangibles

   Intangible assets consist of the portion of the purchase price of businesses acquired in excess of the fair value of identifiable net tangible assets acquired and the cost of internet domain names acquired. Amortization is computed using the straight-line method over the estimated useful lives of the assets.

 Long-Lived Assets

   The Company assesses the recoverability of its long-lived assets on an annual basis or whenever adverse events of changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment is recognized to reduce the carrying value of the long-lived assets to the estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company's long-lived assets are assessed.

 Deferred Financing Costs

   Costs incurred in connection with obtaining financing are capitalized and amortized using the effective interest method over the maturity period or expected term of the debt and are included in prepaid expenses and other current assets.

 Fair Value of Financial Instruments

   The carrying amounts for the Company's cash, prepaid expenses and other current assets, accounts payable, accrued expenses, long-term debt, and other liabilities approximate fair value.

 Revenue Recognition

   Net revenues include product sales net of returns and allowances, advertising sales, warranty sales net of amounts paid to the national insurance provider, and gross outbound shipping and handling charges. The Company recognizes revenue from product sales, net of discounts, coupon redemption and estimated sales returns, when the products are shipped to customers. Gross outbound shipping and handling charges are included in net sales. The Company provides an allowance for sales returns, which is based on historical experience. In certain cases, credit card companies require the Company to charge customers' credit cards to obtain authorization. In such cases, the Company defers revenue recognition until it has confirmed shipment of the goods to the customer. For all product sales transactions with its customers, the Company acts as a principal, takes title to all products sold upon shipment, bears credit risk, and bears inventory risk for returned products that are not successfully returned to suppliers, although these risks are mitigated through arrangements with credit card issuers, shippers and suppliers.

                                  BUY.COM INC.

   The Company recognizes revenue from advertising sales ratably over the term of the advertising campaigns, which usually range from one to twelve months. To the extent that advertising customers have paid the Company for advertisements that have yet to be published on the Company's Web site, the Company defers revenue recognition until such advertisements are delivered. In September 1999, the Company entered into a three-year advertising contract. Under the terms of this contract, the Company will receive monthly payments of equal amounts. This long-term contract comprised less than 10% of the Company's advertising revenues for the year ended December 31, 1999. The Company has no other advertising contract with a term in excess of one year.

   For the years ended December 31, 1998 and 1999, the Company recognized advertising revenues of $2.4 million and $16.4 million, respectively.

   The Company recognizes revenue from warranty sales net of amounts paid to the national insurance provider that underwrites the extended warranties. Revenue from warranty sales is recognized as the warranty contracts are sold to customers.

 Cost of Goods Sold

   Cost of goods sold includes product costs, direct costs associated with advertising revenues and shipping and handling costs paid by the Company in the fulfillment of customer orders.

 Advertising Costs

   The cost of advertising is expensed as incurred. For the years ended December 31, 1997, 1998, and 1999, the Company incurred advertising expense of $70,000, $7.8 million, and $42.2 million, respectively.

 Income Taxes

   The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. In addition, a valuation allowance has been provided for deferred tax assets when it is more likely than not that all or some portion of the deferred tax asset will not be realized. The Company has established a full valuation allowance on the aforementioned deferred tax assets due to the uncertainty of realization.

 Loss Per Share

   Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common stock and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation as their effect is antidilutive.

 Comprehensive Income (Loss)

   As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. Components of comprehensive income
(loss) include amounts that, under SFAS No. 130, are included in comprehensive income (loss) but are excluded from net income (loss). There were no significant differences between the Company's net loss and comprehensive loss.

                                  BUY.COM INC.

 Stock-Based Compensation

   The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, Accounting for Stock-Based Compensation. APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of stock options granted. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. This method recognizes the fair value of stock options granted at the date of grant in earnings over the vesting period of the options.

 Foreign Currency Translation

   The functional currency of the Company's foreign subsidiaries is the local currency. Assets and liabilities of subsidiaries with international operations are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing as they occur. Translation adjustments, if material, are included in accumulated other comprehensive income (loss), a separate component of stockholders' equity. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, which are immaterial, are included in the consolidated statements of operations. The Company has not entered into any foreign currency exchange contracts or other derivative financial instruments.

 Segment and Geographic Information

   The Company operates in one principal business segment across domestic markets. Substantially all of the operating results and identifiable assets are in the United States.

 Concentration Risks

   At December 31, 1997, 1998 and 1999, the Company had no significant concentrations of credit risk.

   The Company purchases substantially all of its products from four major vendors: Ingram, Ingram Entertainment, Inc. ("Ingram Entertainment"), Ingram Book Company, Inc. ("Ingram Book") and Valley Media, Inc. ("Valley Media"). The Company does not have long-term contracts or arrangements with any of these vendors. Loss of any of these vendors could have a material adverse effect on the Company's operations.

   The Company is heavily dependent upon a number of other third parties for credit card processing, customer service and support, and hosting its system infrastructure and database servers. In addition, Federal Express Corporation, the United Parcel Service of America, Inc. and the United States Postal Service deliver substantially all of the Company's products. If the services of any of these third parties is interrupted, it could have a material adverse impact on the Company's operations.

 New Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 was adopted by the Company on January 1, 1999. Adoption did not have a material effect on the Company's consolidated financial position or results of operations.

                                  BUY.COM INC.

   In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 was adopted by the Company on January 1, 1999, and requires costs of start-up activities and organization costs to be expensed as incurred. Adoption did not have a material effect on the Company's consolidated financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss) depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction involved. The Company does not expect that adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations as the Company does not currently hold any derivative financial instruments.

3. Business Acquisitions, Dispositions and Investments

 Business Acquisitions

   In December 1998, the Company acquired all of the outstanding capital stock of Speedserve. Speedserve was an internet retailer of books, videos, DVD's and video games. The aggregate purchase price of the acquisition was approximately $9.1 million. The consideration for the acquisition consisted of 5,529,571 shares of the Company's common stock, with an estimated value of $1.64 per share based upon the fair value of the Company's common stock as determined by concurrent equity transactions with unrelated parties. The Speedserve acquisition was accounted for under the purchase method of accounting, with approximately $8.4 million of the purchase price allocated to goodwill.

   In October 1999, the Company issued a total of 2,589,329 shares of common stock to acquire the remaining 95% of the outstanding common stock of BuyGolf.com, Inc. ("BuyGolf") that it did not previously own. The common stock issued had an estimated fair market value of $9.07 per share determined by concurrent equity transactions with unrelated parties. BuyGolf is a retailer of golf supplies and equipment.

   The unaudited pro forma combined consolidated financial information, as though the acquisitions had occurred on June 7, 1997 (Inception), would have resulted in operating results as follows (amounts in thousands, except per share data):

                            June 7, 1997 (Inception)    Year Ended        Year Ended
                              to December 31, 1997   December 31, 1998 December 31, 1999
                            ------------------------ ----------------- -----------------
   Net revenues............         $    992             $ 126,568         $597,833
   Net loss................         $  2,319             $  23,992         $145,829
   Basic and diluted
    weighted average net
    loss per share.........         $  (0.03)            $   (0.28)        $  (1.27)

   The pro forma net losses include amortization of goodwill and purchased intangibles of approximately $1.6 million, $2.8 million and $10.1 million for the period ended December 31, 1997, and the years ended December 31, 1998 and 1999, respectively. This unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations in future periods or the results that actually would have been realized.

                                  BUY.COM INC.

 Business Disposition

   In October 1999, the Company declared a common stock dividend of 75% of the capital stock, on an "as converted" basis, of one wholly owned subsidiary, BUYNOW INC. ("BUYNOW") to all stockholders of record as of October 13, 1999. The Company has retained preferred stock representing 25% of the capital stock of BUYNOW, on an "as converted" basis. The BUYNOW preferred stock has a liquidation preference over the common stock and is convertible into BUYNOW common stock.

 Joint Ventures

   In July 1999, the Company entered into an agreement with United Airlines Inc. ("UA") to form BuyTravel.com LLC ("Buy Travel") to market and sell travel services and products on the internet. The Company and UA will each own 50% of BuyTravel. The Company and UA have each agreed to provide advertising and marketing support to BuyTravel up to a gross amount of $18.0 million over three years from the effective date of the agreement. Furthermore, the Company and UA have each committed to contribute capital of $2.0 million within the first four months of the agreement to establish and support continuing operations. In addition, as an incentive to execute this agreement, the Company granted UA a warrant to purchase 1,250,000 shares of the Company's common stock at an exercise price of $16.00 per share. The estimated fair market value of the warrant of $7.0 million was expensed as contract costs in the period the warrant was issued. The fair market value of the warrant was estimated using the Black-Scholes pricing method using the following assumptions: fair value of the Company's common stock, of $5.71; risk-free interest rate of 6.00%; expected life of 5.00 years; volatility of 85.00%; and dividend yield of 0.00%. The fair value of the Company's common stock was based upon equity transactions with unrelated parties. The BuyTravel operating agreement requires both parties to approve various matters related to corporate governance. In the event the Company and UA are unable to agree on these matters, UA has the right to require the Company to purchase UA's interest in BuyTravel at a price equal to the fair market value of UA's interest at the time of the Company's purchase.

   In September 1999, the Company entered into a letter of intent with SOFTBANK America, Inc. ("SOFTBANK America") to form three separate international joint ventures in which the Company will have 51% ownership interests. It is the intention of the parties that the Company will maintain sufficient voting control such that it will consolidate these joint ventures.

 Domain Name Transactions

   During 1999, the Company entered into several agreements to purchase Internet domain names. Domain names were purchased in various transactions for 168,809 shares of the Company's common stock the fair value of which was estimated based upon concurrent equity transactions with non-related parties, and approximately $380,000 in cash.

   On April 15, 1999, the Company entered into an agreement with BuyFlowers.com LLC ("BuyFlowers"). Under the agreement, the Company granted BuyFlowers an exclusive, non-transferable, non-sublicensable and royalty-free license to use domain names owned by the Company solely in connection with the operation of an internet retail florist selling floral products and related hard goods, gifts, greeting cards, etc., within the florist category. In consideration for the license, BuyFlowers agreed to issue the Company a 5% ownership in BuyFlowers. The Company's investment in this entity has been recorded at cost and is immaterial to the consolidated statements of position and results of operations for all periods.

                                  BUY.COM INC.

   On May 24, 1999, the Company entered into an agreement with BuyGolf to grant an exclusive, non-transferable and non-sublicensable license to use domain names owned by the Company solely in connection with the operation of an Internet golf product retailer. In consideration for the license, the Company received a fee of $1 per three-month term and any renewal thereof. Additionally, the Company received approximately 5% (subject to anti-dilution provisions) of the outstanding common stock of BuyGolf. Furthermore, the Company signed a twelve-month portal sponsorship/advertising contract with BuyGolf. This contract commenced on June 1, 1999 at a rate of $10,000 per month. The Company's initial investment in this entity was recorded at cost and is immaterial to the consolidated statements of position and results of operations for all periods. The agreements between the Company and BuyGolf continued in effect until the Company acquired BuyGolf on October 25, 1999.

4. Property and Equipment

   Property and equipment consists of the following (dollar amounts in thousands):

                                                           December 31,
                                               Useful -------------------------
                                               Lives   1997     1998     1999
                                               ------ -------  -------  -------
     Building and improvements................ 20-40  $    --  $ 1,341  $ 1,446
     Computers and equipment..................  3-5        47    1,168   12,728
     Furniture and fixtures...................   7         10      404    2,412
     Leasehold improvements...................  1-6        --      131    1,378
                                                      -------  -------  -------
                                                           57    3,044   17,964
      Less--accumulated depreciation..........             (7)    (149)  (1,357)
                                                      -------  -------  -------
     Property and equipment, net..............        $    50  $ 2,895  $16,607
                                                      =======  =======  =======

5. Intangible Assets

   Intangible assets consist of the following (dollar amounts in thousands):

                                                              December 31,
                                                   Useful ---------------------
                                                   Lives  1997   1998    1999
                                                   ------ ----- ------  -------
     Domain names.................................   3    $  -- $   --  $ 1,916
     Goodwill.....................................   3       --  8,447   31,958
                                                          ----- ------  -------
                                                             --  8,447   33,874
      Less--accumulated amortization..............           --   (235)  (5,718)
                                                          ----- ------  -------
     Intangibles, net.............................        $  -- $8,212  $28,156
                                                          ===== ======  =======

6. Long-Term Debt

   In December 1998, the Company borrowed $1.2 million from a bank for the purchase of an office building. The building serves as collateral on the loan. Monthly installments of principal and interest are $10,000. The loan bears interest at a rate of prime plus 1.00% and matures in 2024.

   On July 20, 1999, the Company obtained a $15.0 million revolving credit facility with a commercial bank. The interest rate on the amounts drawn on this facility is prime plus 2.00% or LIBOR plus 3.00%, at the

                                  BUY.COM INC.

Company's election. In connection with this credit facility, the Company must pay a non-refundable supplemental fee of $675,000 at the earlier of an initial public offering of the Company's stock or the six-month anniversary of the facility. This fee was allocated to deferred financing costs and amortized using the effective interest rate method as interest expense over the expected term of the related debt. Additionally, the Company issued a warrant to the bank to purchase a number of shares of the Company's common stock to be determined by an agreed-upon formula at an exercise price per share equal to the price per share of the Company's initial public offering. The estimated fair market value of the warrant of $71,000 was allocated to deferred financing costs and amortized over the expected term of the related debt. On July 27, 1999, the Company drew $12.4 million against this credit facility.

   On July 21, 1999, the Company obtained an irrevocable standby letter of credit in the amount of $2.6 million from a commercial bank in order to secure additional office space to be used by the Company.

7. Commitments and Contingencies

 Leases

   During 1997 and 1998, the Company leased office facilities and fixed assets under non-cancelable operating leases. Rental expense under operating lease agreements for the years ended December 31, 1997, 1998, and 1999 was approximately $12,000, $195,000 and $511,000, respectively.

   In June 1999, the Company entered into a five-year non-cancelable capital lease agreement for office furniture and equipment with monthly lease payments of approximately $5,000. In July 1999, the Company also entered into a three-year non-cancelable capital lease agreement for computer software with monthly lease payments of approximately $18,000. In September 1999, the Company entered into a two-year non-cancelable capital lease agreement for telephone systems with monthly payments of approximately $6,700.

   Future minimum commitments on leases are as follows (amounts in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
     Year ending December 31,
       2000................................................... $  363   $2,206
       2001...................................................    335    2,077
       2002...................................................    209    1,854
       2003...................................................     63    1,544
       2004...................................................     51    1,511
       Thereafter.............................................     --      630
                                                               ------   ------
     Total minimum lease payments.............................  1,021   $9,822
                                                                        ======
     Less--Amount representing interest.......................    139
                                                               ------
     Present value of net minimum lease payments..............    882
     Less--Current portion....................................    296
                                                               ------
                                                               $  586
                                                               ======

 Supply, Fulfillment and Other Arrangements

   In June 1998, and again in March 1999, the Company entered into a contract with Ingram to supply and distribute the computer hardware, software and peripheral products that are sold in the Company's online stores. The Company also maintains a line of credit with Ingram to purchase these goods and merchandise. As a part of that line of credit, the Company granted Ingram a security interest in the inventory purchased from them, the proceeds from this inventory, and all of the Company's accounts receivable. Pursuant to this agreement, if the Company does not

                                  BUY.COM INC.

purchase at least $350.0 million of product annually, Ingram may revise the pricing schedules. Ingram has also agreed to help the Company secure a minimum dollar amount of marketing related vendor advertising based on a specified percentage of the Company's net purchases from Ingram in any twelve month period. However, this marketing arrangement is contingent upon the Company's achieving and maintaining $500.0 million in annual product purchases from Ingram. This agreement expires in March 2000, but is subject to automatic one-year renewal periods. The agreement may be terminated by either party for any reason upon 120 days notice.

   In December 1998, the Company acquired Speedserve in exchange for shares of the Company's common stock. In conjunction with this acquisition, the Company obtained a three-year supply commitment from Ingram Entertainment, Speedserve's former parent company.

   On January 18, 1999, the Company entered into an agreement to provide extended warranties to customers on computer hardware products sold on the Company's Web site. In accordance with the terms of the agreement, the Company's liability on the extended warranties is assumed by a national insurance provider. The extended warranties are sold on the Company's Web site and payments are received by the Company. The Company remits a fixed fee based upon the type of warranty purchased by the customer as mutually agreed upon in the agreement.

   On February 1, 1999, the Company entered into a two-year agreement to outsource the picking, packing and shipping functions for orders placed on the Company's BUYMUSIC.COM Web site. Pricing is based on a fee that is contingent upon sales volume levels, which increase over the term of the agreement. This agreement expires in February 2001, but is subject to automatic one-year renewal periods. This agreement may be terminated by the vendor if they discontinue sales to on-line vendors.

   On March 11, 1999, the Company entered into agreements to outsource certain services and functions related to the fulfillment of customer orders made on the Company's BUYBOOKS.COM Web site. These agreements expire in September 2003. Consideration for the services is based on a fixed, per-order fee. The Company must be notified within six months of any rate increases to be in effect after the first year of the agreement. The rate increases cannot exceed 8% of the preceding year's rates. The agreement is terminable by either party with 90 days notice.

   In April 1999, the Company entered into an agreement with Nashville Computer Liquidators L.P. ("NCL"). Under the terms of the agreement, NCL will merchandise and supply refurbished, open-box and end-of-life computer hardware, electronics and exceptional value household products to the Company. The products are offered on the Company's BUYCLEARANCE.COM Web site, which was launched in the second quarter of 1999. BUYCLEARANCE.COM changed its name from BUYSURPLUS.COM in October 1999. This agreement expires in April 2001, but is subject to automatic one-year renewals. This agreement may be terminated if the Company does not meet certain minimum credit terms.

   In October 1999, the Company entered into agreements with a third party supplier whereby the Company will be entitled to certain discount programs and fulfillment and cooperative advertising services. These agreements expire in September 2003. In connection with these agreements, the Company has issued warrants to purchase 625,000 shares of the Company's common stock at an exercise price of $9.07 per share. The estimated fair market value of these warrants of $2.7 million will be recorded as a current asset and will be amortized over the initial term of the contract. The Company computed the fair value of the warrants using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0.0%; expected volatility of 85.00%; risk-free rate of 6.00%; and expected lives of 2.00 years.

   In connection with the acquisition of BuyGolf, the Company acquired a supply and distribution contract with Las Vegas Golf & Tennis, Inc. to be the Company's primary source of the golf equipment and accessories the Company sells.

                                  BUY.COM INC.

   In October 1999, the Company entered a five-year sponsorship agreement with the PGA TOUR in which the Company will become the exclusive title sponsor of a circuit of golf tournaments. As partial consideration for this agreement, the Company issued 1,125,000 shares of common stock valued at $9.07 per share, aggregating $10.2 million. The Company has agreed to make an advance payment of $17.0 million, which will be refunded upon obtaining a letter of credit, and to pay $8.5 million upon the completion of an initial public offering as payment for the first year sponsorship fee. The Company will take a $8.5 million charge per year in connection with this agreement. In accordance with the terms of the agreement, the 1,125,000 shares of common stock are subject to a repurchase option at a nominal amount.

   In October 1999, the Company declared a common stock dividend of 75% of the capital stock, on an as converted basis, of one of its wholly-owned subsidiaries, BUYNOW INC., to its stockholders. BUYNOW provides contract e-commerce service, including order fulfilment and credit card processing, to its customers. The Company will enter into a license and services agreement with BuyNow under which the Company will license technology, trademarks and domain names as well as provide certain administrative and customer support services.

 Legal Proceedings

   From time to time, the Company has been subject to legal proceedings and claims in the ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

   In March 1999, a class action suit was filed against the Company in the Orange County California Superior Court alleging breach of contract, fraud and violation of consumer protection laws. The plaintiffs in this action allege that the Company intentionally mispriced products and charged for orders knowing the orders could not be fulfilled. The plaintiffs are seeking compensatory and punitive damages in addition to injunctive relief. Also in March 1999, another class action suit was filed against the Company in Camden County, New Jersey. The New Jersey plaintiff seeks compensatory and punitive damages for breach of contract and common law fraud arising out of facts similar to the Orange County case. The judge in the New Jersey action has granted a temporary stay of the New Jersey action to monitor the progress of the California action. Discovery is in its early stages in the California action and a class has not yet been certified in either action. Neither action sets forth the amount of damages plaintiffs seek, therefore, loss is not reasonably estimable by the Company.

   The Company intends to defend all of these lawsuits vigorously even though they could result in the expenditure of significant financial and managerial resources. Management is not aware of any other material legal proceedings pending against the Company.

8. Stockholders' Equity

 Incorporation and Authorized Capital

   Effective August 3, 1998, the Company terminated its status as a limited liability company ("LLC") and incorporated in the State of Delaware as Buy Corp. On November 16, 1998, the Company changed its name to BUY.COM INC. In conjunction with the reorganization, the State of Delaware authorized the Company to issue 12,666,542 shares of common stock and 1,298,742 shares of Series A convertible participating preferred stock, par value $0.0001 per share, ("Series A Preferred Stock"). The 9,000,000 issued membership units of the LLC converted into 81,331,078 shares of $0.0001 par value common stock and 3,043,921 shares of Series A Preferred Stock.

   Each share of preferred stock is convertible into one share of the Company's common stock (subject to antidilution protections) and is convertible at the option of the holder or automatically upon the consummation

                                  BUY.COM INC.

of a corporate transaction that meets certain minimum conditions. Subsequent stock has liquidation preferences over common stock and accrued dividends only if declared.

   On March 10, 1999, the Board of Directors approved an increase in the number of authorized common stock, par value $0.0001 per share, from 12,666,542 shares to 850,000,000 shares. In addition, the Board of Directors approved an increase in the number of authorized shares of preferred stock from 1,298,742 to 150,000,000 shares. These increases in authorized shares were approved by the stockholders of the Company by written consent dated March 22, 1999.

   On June 29, 1999, the Board of Directors declared a fifteen-for-one common stock split and a fifteen-for-one Series A Preferred Stock split for all issued and outstanding shares which was distributed July 14, 1999 to the Company's stockholders. All share and per share data included in the consolidated financial statements and the accompanying notes have been adjusted to reflect this stock split and the reverse stock split that is expected to occur prior to initial public offering of the Company's common stock (see note 13).

 SOFTBANK Investment

   The Company and a trust controlled by Scott A. Blum (the "Founder/Shareholder") entered into an agreement with SOFTBANK Technology Ventures IV L.P., and SOFTBANK Technology Advisors Fund L.P., ("SOFTBANK") for an aggregate investment of $20.0 million. In accordance with the terms of the Series A Preferred Stock Purchase Agreement, dated August 18, 1998, SOFTBANK received 9,131,785 shares of Series A Preferred Stock for cash of $14.9 million paid to the Company. Additionally, SOFTBANK received 3,043,921 shares of Series A Preferred Stock in consideration for its $5.0 million payment to the trust controlled by the Founder/Shareholder.

   On September 2, 1999, the Company entered into an agreement with SOFTBANK. SOFTBANK and certain of its affiliates received 9,923,276 shares of Series B convertible participating preferred stock, par value $0.0001 per share ("Series B Preferred Stock"), from the Company for $90.0 million. This agreement has a provision which will result in the issuance or transfer of additional shares and/or an adjustment in the Series B Preferred Stock conversion rate if the valuation of a proposed initial public offering of the Company's common stock or of other financing is less than 125% of the Series B Preferred Stock valuation. This transaction was completed in October 1999.

 Unaudited Pro Forma Stockholders' Equity (Deficit) and Loss Per Share

   Concurrent with the consummation of an initial public offering of the Company's common stock as defined by the preferred stock purchase agreements, the Company will cause the conversion of all existing Series A and Series B Preferred Stock into common stock. Based on preferred stock outstanding as of December 31, 1999, 22,098,982 shares of the Company's common stock will be issued upon conversion of all preferred stock then outstanding. The unaudited pro forma stockholders' equity (deficit) at December 31, 1999 and the unaudited pro forma net loss per share and weighted average number of shares outstanding for the year ended December 31, 1999 gives effect to this conversion as if such shares were outstanding on January 1, 1999.

9. Stock and Stock Option Plans

 1998 Stock Option/Issuance Plan

   In August 1998, the Company adopted and approved an incentive stock option plan (the "1998 ISO Plan"). Under the 1998 ISO Plan, the number of shares of the Company's common stock to be granted or subject to options or rights may not exceed 21,587,475 shares.

                                  BUY.COM INC.

   The options may be issued as "Incentive Stock Options" (as defined by the Internal Revenue Code of 1986) or as nonqualified options. The plan provides that the exercise price for all Incentive Stock Options shall not be less than 100%, and all nonqualified options shall not be less than 85%, of the fair market value of the shares on the date of grant. Further, no portion of the options may be exercised beyond 10 years from the grant date. For Incentive Stock Options granted to individuals who own more than 10% of the total combined voting power of all classes of the stock of the Company, the option price shall be at least 110% of the fair value at the date of grant. Options vest ratably over three to four years from the date of grant.

   Subject to Internal Revenue Service limitations, options granted under the 1998 ISO Plan generally become exercisable immediately. Shares issued upon exercise of options that are unvested are restricted and subject to repurchase by the Company upon termination of employment or services, and such restrictions lapse over the original vesting schedule. At December 31, 1999, there were no shares subject to repurchase.

   The following table summarizes the Company's stock option activity:

                            June 7, 1997
                           (Inception) to       Year Ended           Year Ended
                         December 31, 1997   December 31, 1998   December 31, 1999
                         ------------------ -------------------- --------------------
                                   Weighted             Weighted             Weighted
                                   Average              Average              Average
                                   Exercise             Exercise             Exercise
                          Shares    Price     Shares     Price     Shares     Price
                         --------- -------- ----------  -------- ----------  --------
Options outstanding,
  Beginning of period...        --  $  --    2,109,375   $0.01   14,530,276   $1.65
   Granted.............. 2,109,375   0.01   12,439,651    1.91   12,855,456    6.70
   Exercised............        --     --           --      --   (1,980,122)   0.01
   Forfeited/expired....        --     --      (18,750)   3.83   (3,081,506)   3.40
                         ---------  -----   ----------   -----   ----------   -----
Options outstanding,
End of period........... 2,109,375  $0.01   14,530,276   $1.65   22,324,104   $4.46
                         =========  =====   ==========   =====   ==========   =====

Options exercisable at
 end of period.......... 2,109,375  $0.01   14,530,276   $1.65   22,324,104   $4.46

   All options issued by the Company are immediately exercisable upon grant. Options exercisable at December 31, 1997, December 31, 1998, and December 31, 1999, of 2,109,375, 13,827,151, and 18,479,185, respectively, are subject to continued vesting requirements.

   The following table summarizes all stock options outstanding as of December 31, 1999:

                               Options Outstanding
       ------------------------------------------------------------------------
                                           Weighted  Average
                            Number of          Remaining            Weighted
           Range of          Shares        Contractual Life         Average
        Exercise Price     Outstanding          (years)          Exercise Price
        --------------     -----------     -----------------     --------------
            $ 0.01          5,024,451            9.48                $0.01
       $ 1.64 to  $3.83    11,046,713            9.47                $3.61
       $ 4.00 to  $7.02       175,787            9.36                $6.42
       $ 9.14 to $12.58     6,077,153            9.76                $9.65
                           ----------
                           22,324,104
                           ==========

                                  BUY.COM INC.

   Had compensation cost for stock options awarded under this plan been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have reflected the following pro forma amounts (amounts in thousands, except per share data):

                                    June 7, 1997
                                   (Inception) to  Year Ended   Year Ended
                                    December 31,  December 31, December 31,
                                        1997          1998       1999
                                   -------------- ------------ ---------
   Net loss, as reported.........      $ (390)      $(17,844)  $(130,168)
   Pro forma compensation
    expense......................          --           (281)     (3,033)
                                       ------       --------   ---------
   Pro forma net loss............      $ (390)      $(18,125)  $(133,201)
                                       ======       ========   =========
   Basic and diluted net loss per
    share, as reported...........      $(0.00)      $  (0.22)  $   (1.49)
   Basic and diluted net loss per
    share, pro forma.............      $(0.00)      $  (0.22)  $   (1.61)

   The weighted average fair value at the date of grant for options granted during fiscal 1997, 1998, and 1999, were $0.002, $0.53 and $1.36, respectively, and were estimated using the minimum value method with the following assumptions used: weighted average risk-free interest rate of 6.04%, 4.89%, and 5.67%, respectively; expected life of 3.00 years, 3.82 years, and 3.99 years, respectively; and weighted average volatility and weighted average dividend yield of 0.00% for all periods.

 Special Executive Stock Option Plan

   In October 1999, the Company adopted and approved the Special Executive Stock Option Plan (the "Executive Plan"). Participation in the Executive Plan is limited to non-employee directors, officers and other highly-compensated employees of the Company. A reserve of 3,125,000 shares of the Company's common stock has been made for issuances under the Executive Plan. All options outstanding under the Executive Plan will be transferred to a successor plan at the time an underwriting agreement for an initial public offering of the Company's common stock is signed, at which time no further option grants or stock issuances will be made under the Executive Plan.

   The options may be issued as "Incentive Stock Options" (as defined by the Internal Revenue Code of 1986) or as nonqualified options. The plan provides that the exercise price for all Incentive Stock Options shall not be less than 100%, and all nonqualified options shall not be less than 85%, of the fair market value of the shares on the date of grant. Further, no portion of the options may be exercised beyond 10 years from the grant date. For Incentive Stock Options granted to individuals who own more than 10% of the total combined voting power of all classes of the stock of the Company, the option price shall be at least 110% of the fair value at the date of grant. Options vest over a period determined by the Company's board of directors. Subject to Internal Revenue Service limitations, options granted under the Executive Plan generally become exercisable immediately.

 1999 Stock Incentive Plan

   The Company has adopted the 1999 Stock Incentive Plan (the "1999 Plan"). The 1999 Plan was approved by the Company's board of directors in December 1999 and by its stockholders in January 2000.

                                  BUY.COM INC.

The 1999 Plan is intended to be the successor plan to the 1998 ISO Plan, the Executive Plan and the BuyGolf.com, Inc. 1998 Stock Option Plan. The 1999 Plan will become effective at the time an underwriting agreement for an initial public offering of the Company's common stock is signed.

   The 1999 plan has five separate programs:

  . the discretionary option grant program, under which eligible individuals may be granted options to purchase shares of common stock at an exercise price not less than the fair market value of those shares on the grant date;

  . the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services;

  . the salary investment option grant program, under which executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below market stock option grants;

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

  . the director fee option grant program, under which non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

   The exercise price for any options granted under the 1999 Plan may be paid in cash or in shares of the Company's common stock valued at fair market value at the exercise date. The 1999 Plan also includes provisions which may result in the accelerated vesting of outstanding option grants and stock issuances upon a change in control of the Company.

 1999 Employee Stock Purchase Plan

   The 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted and approved by the Company in September 1999. The Stock Purchase Plan will become effective at the time an underwriting agreement for an initial public offering of the Company's common stock is signed. The Stock Purchase Plan is designed to allow eligible employees of the Company to purchase shares of common stock at semi-annual intervals with accumulated payroll deductions.

 BuyGolf Stock Option Plan

   In connection with the acquisition of BuyGolf in October 1999, the Company has assumed the incentive stock option plan of BuyGolf.

 Stock Option Deferred Compensation

   The Company recorded aggregate deferred compensation of $0, $3.2 million, and $16.6 million in the period ended December 31, 1997, the year ended December 31, 1998, and the year ended December 31, 1999, respectively. The amounts recorded represent the difference between the grant price and the estimated fair value of the Company's common stock based upon independent appraisals. Deferred stock option compensation is charged to operations using the straight-line method over the vesting period of the underlying options, which is typically three or four years.

                                  BUY.COM INC.

Total amortization recognized was $0, $795,000, and $10.2 million, respectively, for the period ended December 31, 1997 and the years ended December 31, 1998 and 1999.

10. Loss Per Share

   The following is the calculation for net loss per share (amounts in thousands, except share and per share data):

                                      June 7, 1997
                                     (Inception) to  Year Ended    Year Ended
                                      December 31,  December 31,  December 31,
                                          1997          1998          1999
                                     -------------- ------------  ------------
Basic:
Net loss............................  $      (390)  $   (17,844)  $  (130,168)
Weighted average common shares......   81,331,078    81,815,869    89,597,782
                                      -----------   -----------   -----------
Net loss per common share...........  $     (0.00)  $     (0.22)  $     (1.45)
                                      ===========   ===========   ===========
Diluted:
Net loss............................  $      (390)  $   (17,844)  $  (130,168)
Weighted average common shares......   81,331,078    81,815,869    89,597,782
Stock options adjustment............           --            --            --
Convertible preferred stock
 adjustment.........................           --            --            --
                                      -----------   -----------   -----------
Average common shares outstanding...   81,331,078    81,815,869    89,597,782
                                      -----------   -----------   -----------
Net loss per common share...........  $     (0.00)  $     (0.22)  $     (1.45)
                                      ===========   ===========   ===========

   At December 31, 1997, December 31, 1998, and December 31, 1999, respectively, options to purchase 2,109,375, 14,530,276, and 22,324,104 shares of common stock, as well as preferred shares convertible into 0, 12,175,706, and 22,098,982 shares of common stock were not included in the computation of diluted earnings per share as the effect would be antidilutive.

11. Income Taxes

   The Company incurred taxable losses for federal and state purposes for the period ended December 31, 1997 and the years ended December 31, 1998 and 1999. Accordingly, the Company did not incur any federal income tax expense for those periods other than the minimum required taxes for certain state and local jurisdictions.

   Prior to August 3, 1998, the Company was taxed as a limited liability company. All tax benefits arising from operating losses as a limited liability company were passed to the individual shareholders.

   At December 31, 1998 and 1999, the Company has net operating loss carryforwards of approximately $12.8 million and $117.1 million, respectively, related to federal and state income taxes which can be used to offset future federal and state taxable income from operations. Substantially all of these carryforwards will begin to expire in 2004.

                                  BUY.COM INC.

   Significant components of the Company's deferred tax asset at December 31, 1997, 1998, and 1999, are as follows (amounts in thousands):

                                                           December 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                     ------- --------  --------
   Net operating loss carryforwards................. $    -- $  5,128  $ 51,979
   Depreciation and amortization....................      --    1,758     1,666
   Other............................................      --       47     3,430
                                                     ------- --------  --------
     Gross deferred tax assets......................      --    6,933    57,075
   Valuation allowance..............................      --   (6,933)  (57,075)
                                                     ------- --------  --------
     Net deferred tax assets........................ $    -- $     --  $     --
                                                     ======= ========  ========

   Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50.0% over a three year period. The impact of any limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions, has not been determined.

12. Related Party Transactions

 Transactions with the Founder/Shareholder and Directors

   At December 31, 1997, a loan to the Founder/Shareholder in the amount of $211,000 was outstanding. This loan was paid in full in 1998. Interest income earned during 1998 in connection with this loan was $7,000.

   On October 8, 1998, the Company loaned the Founder/Shareholder $1.0 million. The loan was repaid in two equal installments of $500,000 during October 1998. Interest income earned during 1998 in connection with this loan was $4,000.

   On October 15, 1998, the Company paid $125,000 to an unrelated party as consideration to terminate a building lease early. The Founder/Shareholder purchased the building with the intent of leasing the building to the Company. This lease commenced in 1999.

   In December 1998, the Company acquired all of the outstanding capital stock of Speedserve. Speedserve was a subsidiary of Ingram Entertainment, a company controlled by an outside director of the Company. Ingram Entertainment supplies books, videos, DVD's and video games to the Company.

   In December 1998, the Company borrowed $1.2 million for the purchase of an office building. A trust controlled by the Founder/Shareholder guaranteed this loan.

   In five separate transactions, the Founder/Shareholder sold 130,715 shares of common stock to each of five independent directors of the Company. These sales occurred on various dates from October 1998 through March 1999 and were at the estimated fair values of the Company's stock based upon independent appraisals and other third party transactions.

   The Company leased three automobiles for use by the Founder/Shareholder and other key employees of the Company. Total lease expense incurred by the Company during fiscal year 1998 in connection with these automobiles was approximately $26,000.

                                  BUY.COM INC.

   On May 26, 1999, a trust controlled by the Founder/Shareholder loaned the Company $10.0 million. This loan bears interest at a rate of 10.00% per annum and is payable on demand or subsequent to the closing and funding of a credit facility obtained from a commercial bank. This loan was repaid in full in August 1999. Interest paid in connection with this loan was approximately $194,000.

   In May 1999, the Company entered into an agreement with a trust controlled by the Founder/Shareholder to lease office space in a building owned by the trust. The lease, which commenced on June 1, 1999, has a term of twelve months with rent payments, consistent with current market value, of approximately $12,000 per month.

   In July 1999, the Founder/Shareholder's father purchased 28,125 shares of common stock from an employee of the Company at a purchase price of $3.83 per share.

   On July 20, 1999, a trust controlled by the Founder/Shareholder guaranteed a $15.0 million credit facility obtained by the Company from a commercial bank.

   On August 16, 1999, a trust controlled by the Founder/Shareholder loaned the Company $5.0 million. This loan bears interest at a rate of 10.00% per annum and is payable upon the Company's receipt of qualified financing. Interest accrued in connection with this loan was approximately $63,000 at September 30, 1999.

   In October 1999, the Founder/Shareholder entered into an agreement to transfer all of his shares of the Company's common stock, as well as those of certain of his affiliates, into an irrevocable voting trust. This agreement also provides that all shares of the Company's common stock acquired by the Founder/Shareholder or any of his affiliates be transferred to the trust. The trustees of the irrevocable voting trust consist of three outside directors of the Company.

   In October 1999, the Company acquired all of the outstanding capital stock (95%) of BuyGolf, which it did not own at the time of acquisition, in exchange for shares of the Company's common stock. The Company issued a total of 2,589,329 shares of common stock in connection with our acquisition of BuyGolf. The Founder/Shareholder of the Company owned 400,000 shares or 4.7% of the total outstanding shares of BuyGolf prior to the acquisition by the Company. The Founder/Shareholder and an outside director were stockholders and directors of BuyGolf and received a total of 272,658 shares of the Company's common stock in the merger. Shares of the Company received by the Founder/Shareholder resulting from this transaction are subject to the terms of the irrevocable voting trust.

   In October 1999, the Company declared a dividend of 75% of the capital stock of BUYNOW. Several directors and officers of the Company were shareholders of BUYNOW.

   The Founder/Shareholder performed consulting services for Pinnacle Micro, Inc. ("Pinnacle Micro"), a related party, totaling approximately $44,000 and $117,000 in consulting revenue in 1997 and 1998, respectively.

   During 1997 and 1998, the Company paid $8,000 and $147,000, respectively, in operating expenses on behalf of Pinnacle Micro. These expenses were reimbursed to the Company by Pinnacle Micro in 1998.

 Transactions with SOFTBANK

   On September 30, 1998, the trust controlled by the Founder/Shareholder entered into an agreement with SOFTBANK Holdings, Inc. ("SOFTBANK Holdings") to sell 10,456,772 shares of the common stock owned by the trust controlled by the Founder/Shareholder for $40.0 million. This transaction was completed on October 30, 1998. The Company received no proceeds from this sale.

                                  BUY.COM INC.

   In October 1998, the Company entered into an agreement with Upgrade Corporation of America d/b/a Softbank Services Group ("SSG"), a related party to SOFTBANK. Under this agreement, SSG provides certain customer relations services on the Company's behalf for a monthly fee, a portion of which is based upon usage volume. These services include, but are not limited to, servicing questions concerning orders, shipment returns, refunds, inventory levels, and marketing and demographic surveys. The contract extends through October 2002 with an automatic annual renewal unless terminated by either party. Amounts paid to SSG for services provided to the Company were $905,000 and $10.5 million for the years ended December 31, 1998 and 1999, respectively.

   In September 1999, the Company entered into a letter of intent to form three international joint ventures with SOFTBANK America. Two outside directors of the Company are affiliated with SOFTBANK America.

   In September 1999, SOFTBANK purchased 8,269,400 shares of common stock from a trust controlled by the Founder/Shareholder, the Founder/Shareholder as an individual, and two other employee/shareholders for $75.0 million, or $9.07 per share. This sale was made at the estimated fair value of the Company's common stock. This transaction was completed in October 1999. The Company received no proceeds from the sale of common shares from this sale.

13. Subsequent Event

   On January 31, 2000, the Company effected a five-for-eight reverse common stock split and reverse preferred stock split for all issued and outstanding shares prior to the initial public offering of the Company's common stock. All share and per share data included in the consolidated financial statements and the accompanying notes have been adjusted to reflect this reverse stock split.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
 BuyGolf.com, Inc.:

We have audited the accompanying balance sheets of BuyGolf.com, Inc. (a Delaware corporation) as of December 31, 1998, and June 30, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from December 1, 1998, (Inception) to December 31, 1998, and for the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BuyGolf.com, Inc. as of December 31, 1998 and June 30, 1999, and the results of their operations and their cash flows for the period from December 1, 1998, (Inception) to December 31, 1998, and for the period ended June 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Orange County, California
October 26, 1999

                               BUYGOLF.COM, INC.

                                 BALANCE SHEETS

            (amounts in thousands, except share and per share data)


                                         December 31,  June 30,   September 30,
                                             1998        1999         1999
                                         ------------ ----------  -------------
                                                                   (unaudited)
                 Assets
Current Assets:
 Cash...................................  $      125  $      635   $      225
 Accounts receivable, net of allowance
  of $0, $2 and $8 at December 31, 1998,
  June 30, 1999, and September 30, 1999,
  respectively..........................          --          83           31
 Prepaid expenses and other current
  assets................................          --          72          151
                                          ----------  ----------   ----------
    Total current assets................         125         790          407
Property and equipment, net.............          --         149          178
Intangibles, net........................          --         648          469
                                          ----------  ----------   ----------
                                          $      125  $    1,587   $    1,054
                                          ==========  ==========   ==========
  Liabilities and Stockholders' Equity
Current Liabilities:
 Accounts payable.......................  $       --  $      299   $      778
 Accrued expenses.......................          --          16          219
                                          ----------  ----------   ----------
    Total current liabilities...........          --         315          997
Commitments and Contingencies

Stockholders' Equity:
 Common stock, $0.0001 par value;
 Authorized shares--10,000,000 at
  December 31, 1998, June 30, 1999 and
  September 30, 1999; Issued and
  outstanding--6,500,000 at December 31,
  1998, 8,340,000 at June 30, 1999, and
  8,559,473 at September 30, 1999 ......           1           1            1
 Additional paid-in capital.............         125       2,985        3,485
 Accumulated deficit....................          (1)     (1,714)      (3,429)
                                          ----------  ----------   ----------
    Total stockholders' equity..........         125       1,272           57
                                          ----------  ----------   ----------
                                          $      125  $    1,587   $    1,054
                                          ==========  ==========   ==========



      The accompanying notes are an integral part of these balance sheets.

                               BUYGOLF.COM, INC.

                            STATEMENTS OF OPERATIONS

            (amounts in thousands, except share and per share data)

                             December 1, 1998   Six Months      Three Months
                              (Inception) to       Ended           Ended
                             December 31, 1998 June 30, 1999 September 30, 1999
                             ----------------- ------------- ------------------
                                                                (unaudited)
Net revenues...............     $       --      $      220       $      805
Cost of goods sold.........             --             192              691
                                ----------      ----------       ----------
Gross profit...............             --              28              114
Operating expenses:
 Sales and marketing.......             --             680            1,161
 General and
  administrative...........              1             928              474
 Depreciation and
  amortization.............             --             134              199
                                ----------      ----------       ----------
  Total operating
   expenses................              1           1,742            1,834
                                ----------      ----------       ----------
  Operating loss...........             (1)         (1,714)          (1,720)
Other income:
 Interest income, net......             --               2                5
                                ----------      ----------       ----------
  Total other income.......             --               2                5
                                ----------      ----------       ----------
Loss before provision for
 income taxes..............             (1)         (1,712)          (1,715)
Provision for income
 taxes.....................             --               1               --
                                ----------      ----------       ----------
  Net loss.................     $       (1)     $   (1,713)      $   (1,715)
                                ==========      ==========       ==========
Net loss per share:
 Basic and diluted.........     $       --      $    (0.24)      $    (0.23)
                                ==========      ==========       ==========
Weighted average number of
 common shares outstanding:
 Basic and diluted.........      6,456,667       7,086,298        7,553,811
                                ==========      ==========       ==========


        The accompanying notes are an integral part of these statements.

                               BUYGOLF.COM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   (amounts in thousands, except share data)

                                  Common Stock
                          -----------------------------
                                             Additional
                                              Paid-in   Accumulated Stockholders'
                           Shares     Par     Capital     Deficit      Equity
                          --------- -------- ---------- ----------- -------------
Inception of Company,
 December 1, 1998.......         -- $     -- $      --   $     --     $     --
Initial capital
 contribution...........  6,000,000        1        --         --            1
Issuance of common stock
 in connection with
 obtaining license of
 domain names...........    400,000       --        --         --           --
Issuance of common stock
 for cash...............    100,000       --       125         --          125
Net loss................         --       --        --         (1)          (1)
                          --------- -------- --------    --------     --------
Balance, December 31,
 1998...................  6,500,000        1       125         (1)         125
Issuance of common stock
 for cash...............  1,300,000       --     1,625         --        1,625
Issuance of common stock
 for services...........         --       --       500         --          500
Issuance of common stock
 for purchase of domain
 names..................         --       --        60         --           60
Issuance of common stock
 in connection with
 supply and fulfillment
 agreement..............    540,000       --       675         --          675
Net loss................         --       --        --     (1,713)      (1,713)
                          --------- -------- --------    --------     --------
Balance, June 30, 1999..  8,340,000        1     2,985     (1,714)       1,272
Issuance of common stock
 for cash...............    219,473       --       500         --          500
Net loss................         --       --        --     (1,715)      (1,715)
                          --------- -------- --------    --------     --------
Balance, September 30,
 1999 (unaudited).......  8,559,473 $      1 $   3,485   $ (3,429)    $     57
                          ========= ======== ========    ========     ========




        The accompanying notes are an integral part of these statements.

                               BUYGOLF.COM, INC.

                            STATEMENTS OF CASH FLOWS

                             (amounts in thousands)

                              December 1, 1998   Six Months      Three Months
                               (Inception) to       Ended           Ended
                              December 31, 1998 June 30, 1999 September 30, 1999
                              ----------------- ------------- ------------------
                                                                 (unaudited)
Cash flows from operating
 activities:
 Net loss...................       $    (1)        $(1,713)        $(1,715)
 Adjustments to reconcile
  net loss to cash used in
  operating activities:
 Depreciation and
  amortization..............            --             134             199
 Noncash expenditure for
  services..................            --             500              --
 Changes in assets and
  liabilities:
  Accounts receivable.......            --             (83)             52
  Prepaid expenses and other
   current assets...........            --             (72)            (79)
  Accounts payable..........            --             299             479
  Accrued expenses..........            --              16             203
  Income taxes payable......            --              --              --
                                   -------         -------         -------
   Net cash used in
    operating activities....            (1)           (919)           (861)
                                   -------         -------         -------
Cash flows from investing
 activities:
 Purchase of property and
  equipment.................            --            (165)            (49)
 Acquisition of domain
  names.....................            --             (31)             --
                                   -------         -------         -------
   Net cash used in
    investing activities....            --            (196)            (49)
                                   -------         -------         -------
Cash flows from financing
 activities:
 Formation of Company.......           126              --              --
 Proceeds from issuance of
  common stock..............            --           1,625             500
                                   -------         -------         -------
   Net cash provided by
    financing activities....           126           1,625             500
                                   -------         -------         -------
Net increase (decrease) in
 cash and cash equivalents..           125             510            (410)
Cash, beginning of period...            --             125             635
                                   -------         -------         -------
Cash, end of period.........       $   125         $   635         $   225
                                   =======         =======         =======
Supplemental cash flow
 information:
 Cash paid during the period
  for income taxes..........       $    --         $     1         $    --
                                   =======         =======         =======
Summary of non-cash
 investing and financing
 activity:
 Common stock issued in
  conjunction with supply
  and fulfillment
  agreement.................       $    --         $   675         $    --
                                   =======         =======         =======
 Common stock issued in
  conjunction with domain
  name purchase.............       $    --         $    60         $    --
                                   =======         =======         =======


        The accompanying notes are an integral part of these statements.

                               BUYGOLF.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Company Background

   BuyGolf.com, Inc. (the "Company") is an Internet golf superstore offering a selection of brand name golf equipment and accessories. Through its online specialty store, the Company offers golf equipment and golf-related products in a convenient, intuitive shopping interface 24 hours a day, seven days a week. The Company uses a business model that includes outsourcing the majority of its operating infrastructure to a national supply and fulfillment provider.

   The Company was formed in December 1998 and began offering products for sale through its web site in May 1999.

   In October 1999, the Company was acquired by BUY.COM INC. ("BUY.COM") in a purchase transaction. In connection with this transaction, BUY.COM acquired all of the outstanding capital stock (95%) of the Company that BUY.COM did not own at the time of acquisition, in exchange for 4,142,927 shares (pre-split) of BUY.COM's common stock.

2. Summary of Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Accounts Receivable

   Accounts receivable consist of credit card and trade receivables arising in the normal course of business as well as an accrual for products shipped to customers but not yet billed by the Company. The Company has arranged with its vendor that goods sold to customers are shipped directly from vendor warehouse facilities. It typically does not bill customers' credit cards until it has received confirmation from the vendor that the goods have been shipped.

 Deposits

   The Company is required to maintain a security deposit in connection with its credit card merchant account. The balance of this deposit is approximately $51,000 at June 30, 1999, and is included in prepaid expenses and other current assets.

 Property and Equipment

   Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any gain or loss is reflected in the results of operations. Maintenance and repair expenditures are charged to operations as incurred.

 Intangibles

   Intangible assets reflect the value of an exclusive supply and fulfillment agreement and internet domain names acquired. Amortization is computed using the straight-line method over the estimated useful lives of the assets.

                               BUYGOLF.COM, INC.

 Long-Lived Assets

   The Company assesses the recoverability of its long-lived assets on an annual basis or whenever adverse events of changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment is recognized to reduce the carrying value of the long-lived assets to the estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company's long-lived assets are assessed.

 Fair Value of Financial Instruments

   The carrying amounts for the Company's cash, prepaid expenses and other current assets, accounts payable and accrued expenses approximate fair value.

 Revenue Recognition

   Net revenues includes product sales net of returns and allowances, and gross outbound shipping and handling charges. The Company recognizes revenue from product sales, net of discounts and estimated sales returns, upon shipment to its customers. Gross outbound shipping and handling charges are included in net sales. For all product sales transactions with its customers, the Company acts as a principal, takes title to all products sold upon shipment, and bears credit risk and inventory risk, although these risks are mitigated through arrangements with credit card issuers, shippers and suppliers.

 Cost of Goods Sold

   Cost of goods sold includes product costs and shipping and handling costs paid by the Company in the fulfillment of customer orders.

 Advertising Costs

   The cost of advertising is expensed as incurred. No advertising expense was incurred in the period ended December 31, 1998. For the six months ended June 30, 1999, the Company incurred advertising expense of approximately $618,000.

 Income Taxes

   The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.

   Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. A valuation allowance has been provided for the deferred tax asset when it is more likely than not that all or some portion of the deferred tax asset will not be realized. The Company has established a full valuation allowance on the aforementioned deferred tax asset due to the uncertainty of realization.

                               BUYGOLF.COM, INC.

 Loss Per Share

   Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common stock and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

 Stock-Based Compensation

   The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by the Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123.

 Segment and Geographic Information

   The Company operates in one principal business segment across domestic markets. Substantially all of the operating results and identifiable assets are in the United States.

 Concentration Risks

   At December 31, 1998, the Company has no significant concentrations of credit risk.

   The Company purchases substantially all of its products from one major vendor, Las Vegas Golf and Tennis, Inc. The Company has a long-term contract or arrangement with this vendor. Loss of this vendor could have a material adverse effect on the Company's operations.

 New Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 was adopted by the Company on January 1, 1999. Adoption did not have a material effect on the Company's financial position or results of operations.

   In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 was adopted by the Company on January 1, 1999, and requires costs of start-up activities and organization costs to be expensed as incurred. Adoption did not have a material effect on the Company's financial position or results of operations.

                               BUYGOLF.COM, INC.

3. Property and Equipment

   Property and equipment consists of the following (amounts in thousands):

                                                    Useful December 31, June 30,
                                                    Lives      1998       1999
                                                    ------ ------------ --------
   Computers and equipment.........................  3-5       $ --       $148
   Furniture and fixtures..........................    7         --         17
                                                               ----       ----
                                                                 --        165
   Less--accumulated depreciation..................              --        (16)
                                                               ----       ----
     Property and equipment, net...................            $ --       $149
                                                               ====       ====

4. Intangibles

   Intangibles consist of the following (amounts in thousands):

                                                    Useful December 31, June 30,
                                                    Lives      1998       1999
                                                    ------ ------------ --------
   Supply and fulfillment agreement................    1       $ --      $ 675
   Domain names....................................    3         --         91
                                                               ----      -----
                                                                 --        766
   Less--accumulated amortization..................              --       (118)
                                                               ----      -----
     Intangibles, net..............................            $ --      $ 648
                                                               ====      =====

5. Commitments and Contingencies

 Leases

   Future minimum commitments on leases, including those leases entered into subsequent to June 30, 1999, are as follows (amounts in thousands):

                                                                       Operating
                                                                        Leases
                                                                       ---------
      Year ending December 31,
        1999..........................................................    $22
        2000..........................................................     28
        2001..........................................................      2
        2002..........................................................     --
        2003..........................................................     --
        Thereafter....................................................     --
                                                                          ---
      Total future minimum lease payments.............................    $52
                                                                          ===

   During the six months ended June 30, 1999, the Company leased office facilities under non-cancelable operating leases. Rental expense under operating lease agreements for the six months ended June 30, 1999, was $13,000.

                               BUYGOLF.COM, INC.

 Supply and Fulfillment and Arrangement

   On May 3, 1999, the Company entered into an exclusive one-year agreement with Las Vegas Golf and Tennis, Inc. ("LVG"). This agreement provides that LVG sell goods to the Company at cost plus shipping costs and a $1 per order packaging fee. Per this agreement, LVG received 7.5% of the Company's outstanding common stock. An intangible asset has been recognized (based on the value of the common stock at the time of the transaction) related to this agreement that is being amortized over the life of the agreement. Amortization expense related to this agreement was $112,000 in the six months ended June 30, 1999.

 Marketing Agreements

   The Company has entered into certain marketing agreements, which include fixed fees payable through the year 2000. The total of these commitments are $1.0 million for the remaining six months ended December 31, 1999 and $652,000 for the year ended December 31, 2000.

6. Stockholders' Equity

   Effective December 1, 1998, the Company incorporated in the State of Delaware as BuyGolf.com, Inc. The State of Delaware authorized the Company to issue 10,000,000 shares of common stock and 5,000,000 shares of preferred stock.

   In December 1998 the Company commenced negotiations with BUY.COM to acquire a non-transferable and non-sublicensable license to use domain names owned by BUY.COM, solely in connection with the operation of an internet retail operation selling golf equipment and golf-related products. In consideration for the license, the Company agreed to issue BUY.COM a 5% ownership (subject to anti-dilution provisions) in the Company. The distribution of said shares occurred at the time negotiations commenced. In May 1999, the Company finalized the agreement with BUY.COM for such license.

   During the six months ended June 30, 1999, the Company entered into various stock purchase agreements with private investors to sell an aggregate of 1,300,000 shares of common stock at $1.25 per share. Total capital raised in these agreements was $1.6 million. Subsequent to June 30, 1999, the Company has entered into a stock purchase agreement with a private investor to sell 219,473 shares of common stock at $2.28 per share.

   In accordance with the domain name acquisition agreement between the Company and BUY.COM, and in conjunction with the shares of common stock issued during the six months ended June 30, 1999, the Company is liable to issue BUY.COM 47,632 shares of common stock to maintain the agreed-upon five percent ownership, on a fully-diluted basis, of BUY.COM. As of June 30, 1999 the Company has not issued these shares. BUY.COM's ownership is reflected in additional paid-in capital at June 30, 1999.

7. Stock Option Plans

   On December 2, 1998, the Company adopted and approved an incentive stock option plan (the "ISO Plan"). Under the ISO Plan, the number of shares of the Company's common stock to be granted or subject to options or rights may not exceed 1,000,000 shares.

   The options may be issued as "Incentive Stock Options" (as defined by the Internal Revenue Code of 1986) or as nonqualified options. The plan provides that the exercise price for all Incentive Stock Options shall not be less than 100%, and all nonqualified options shall not be less than 85%, of the fair market value of the shares on the date of grant. Further, no portion of the options may be exercised beyond 10 years from the grant

                               BUYGOLF.COM, INC.

date. For Incentive Stock Options granted to individuals who own more than ten percent of the total combined voting power of all classes of the stock of the Company, the option price shall be at least 110 percent of the fair value at the date of grant. Options vest ratably over three to four years from the date of grant. No compensation expense was recognized during 1998 and the six months ended June 30, 1999, as the exercise price of the options was equal to the estimated fair value of the Company's common stock on the date of grant.

   Subject to Internal Revenue Service limitations, options granted under the ISO Plan generally become exercisable immediately. Shares issued upon exercise of options that are unvested are restricted and subject to repurchase by the Company upon termination of employment or services, and such restrictions lapse over the original vesting schedule. At December 31, 1998, there were no shares subject to repurchase.

   The following table summarizes the Company's stock option activity:

                                            December 1, 1998
                                             (Inception) to   Six Months Ended
                                            December 31, 1998   June 30, 1999
                                            ----------------- ------------------
                                                     Weighted           Weighted
                                                     Average            Average
                                                     Exercise           Exercise
                                             Shares   Price    Shares    Price
                                            -------- -------- --------  --------
     Options outstanding,
      Beginning of period..................       -- $     --       --  $     --
       Granted.............................       --       --  665,000      1.25
       Exercised...........................       --       --       --        --
       Forfeited...........................       --       -- (182,000)     1.25
                                            -------- -------- --------  --------
     Options outstanding,
      End of period........................       -- $     --  483,000  $   1.25
                                            ======== ======== ========  ========

   At June 30, 1999, all options outstanding have an exercise and weighted average exercise price of $1.25, a weighted average remaining contractual life of 9.15 years, and none of these options are exercisable.

   Had compensation cost for stock options awarded under this plan been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have reflected the following pro forma amounts (amounts in thousands, except per share data):

                                                  December 1,
                                                1998 (Inception)  Six Months
                                                to December 31,      Ended
                                                      1998       June 30, 1999
                                                ---------------- -------------
     Net loss, as reported.....................   $         (1)  $     (1,713)
     Pro forma compensation expense............             --            (14)
                                                  ------------   ------------
     Pro forma net loss........................   $         (1)  $     (1,727)
                                                  ============   ============

     Basic and diluted net loss per share, as
      reported.................................   $         --   $      (0.24)
     Basic and diluted net loss per share, pro
      forma....................................   $         --   $      (0.24)

   The weighted average fair value at the date of grant for options granted through the six months ended June 30, 1999, was $0.17, and was estimated using the minimum value method with the following assumptions used: weighted average risk-free interest rate of 5.00%; weighted average volatility of 0.00%; expected life of 3.0 years; and weighted average dividend yield of 0.00%.

                               BUYGOLF.COM, INC.

   Subsequent to June 30, 1999, the Company issued 53,000 options to purchase common shares with an exercise price of $1.25 and 13,000 options to purchase common shares with an exercise price of $2.28.

8. Loss Per Share

   The following is the calculations for net loss per share (amounts in thousands, except share and per share data):

                                                    December 1,
                                                  1998 (Inception)  Six Months
                                                  to December 31,      Ended
                                                        1998       June 30, 1999
                                                  ---------------- -------------
     Basic:
     Net loss....................................    $      (1)      $  (1,713)
     Weighted average common shares..............    6,456,667       7,086,298
                                                     ---------       ---------
     Net loss per common share...................    $   (0.00)      $   (0.24)
                                                     =========       =========
     Diluted:
     Net loss....................................    $      (1)      $  (1,713)
     Weighted average common shares..............    6,456,667       7,086,298
     Stock option adjustments....................           --              --
                                                     ---------       ---------
     Average common shares outstanding...........    6,456,667       7,086,298
                                                     ---------       ---------
     Net loss per common share...................    $   (0.00)      $   (0.24)
                                                     =========       =========

   At December 31, 1998, and June 30, 1999, respectively, options to purchase 0 and 483,000 shares of common stock were not included in the computation of diluted earnings per share as the effect would be antidilutive.

9. Income Taxes

   At June 30, 1999, the Company has net operating loss carryforwards of approximately $1.7 million related to federal and state income taxes which can be used to offset future federal and state taxable income from operations. Substantially all of these carryforwards will begin to expire in 2006.

   Significant components of the Company's deferred tax asset at December 31, 1998, and June 30, 1999, are as follows (amounts in thousands):

                                                           December 31, June 30,
                                                               1998       1999
                                                           ------------ --------
     Net operating loss carryforwards.....................     $ --      $ 690
     Depreciation, amortization and other.................       --         (7)
                                                               ----      -----
                                                                 --        683
     Valuation allowance..................................       --       (683)
                                                               ----      -----
       Net deferred tax assets............................     $ --      $  --
                                                               ====      =====

10. Related Party Transactions

   In December 1998 Bradford W. Allen (the "Founder/Shareholder") allocated 400,000 shares of common stock owned by the Founder/Shareholder to a director in exchange for consulting services to be rendered to the

                               BUYGOLF.COM, INC.

Company from January through June 1999. These shares were issued in June 1999 and the estimated fair value of $500,000 was charged to operations in the period.

   During 1999 the Founder/Shareholder loaned the Company $9,000. The loan was paid in full prior to June 30, 1999.

   In May 1999, the Company entered into a one-year agreement with BUY.COM to purchase advertising of $10,000 per month commencing in June 1999 and ending in May 2000. As of June 30, 1999, the Company had incurred $10,000 in advertising fees under this agreement.

   In August 1999, the Company and the Founder/Shareholder entered into a stock purchase agreement with Ingram Entertainment Holdings, Inc. ("Ingram"), a company controlled by a director/shareholder, to sell 438,946 shares of common stock for an aggregate purchase price of $1.0 million. The agreement also includes preemptive rights for Ingram to purchase additional shares on a pro rata basis for any new stock issuances.

   Effective September 11, 1999, the Company amended its supply and fulfillment agreement with LVG. The amended terms include an extension of the existing contract until March 31, 2003, and new pricing terms commencing April 1, 2000. The new pricing terms call for LVG to sell its products to the Company at its cost plus a specified percentage.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of SpeedServe Inc.

In our opinion, the accompanying balance sheets and the related statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of SpeedServe Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from inception (October 17, 1996) through December 31, 1996 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Nashville, Tenessee
August 17, 1998, except as to
Note 8, which is as of
December 3, 1998

                                SPEEDSERVE INC.

           (a majority-owned subsidiary of Ingram Entertainment Inc.)

                                 BALANCE SHEETS

                                                             December 31,
                                                          --------------------
                                                            1996       1997
                                                          ---------  ---------
                         Assets
Current Assets:
 Cash.................................................... $  32,075  $   2,440
 Accounts receivable, less allowance for doubtful
  accounts of $79 and $0 in 1997 and 1996, respectively..     2,713      5,742
 Receivable from Ingram..................................    18,425         --
 Inventories.............................................        --      2,726
 Prepaid expenses........................................     1,940         --
                                                          ---------  ---------
  Total current assets...................................    55,153     10,908
Property and equipment, net..............................    12,078    606,881
                                                          ---------  ---------
                                                          $  67,231  $ 617,789
                                                          =========  =========
          Liabilities and Stockholders' Equity
Current Liabilities:
 Accounts payable........................................ $  26,026  $  67,578
 Payable to Ingram.......................................        --    373,520
 Accrued expenses........................................        --     54,591
 Deferred income taxes...................................       188     28,704
                                                          ---------  ---------
  Total current liabilities..............................    26,214    524,393
                                                          ---------  ---------
Stockholders' Equity:
Common stock, no par value, 10,000 shares authorized,
 issued and outstanding..................................   508,625    508,625
Stock subscriptions receivable...........................  (454,276)        --
Accumulated deficit......................................   (13,332)  (415,229)
                                                          ---------  ---------
  Total stockholders' equity.............................    41,017     93,396
                                                          ---------  ---------
  Commitments and contingencies (Note 7).................
                                                          ---------  ---------
Total liabilities and stockholders' equity............... $  67,231  $ 617,789
                                                          =========  =========


   The accompanying notes are an integral part of these financial statements.

                                SPEEDSERVE INC.

           (a majority-owned subsidiary of Ingram Entertainment Inc.)

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                             Period from
                                              Inception
                                          (October 17, 1996)
                                               through          Year Ended
                                          December 31, 1996  December 31, 1997
                                          ------------------ -----------------
Net sales................................      $ 39,748          $ 178,822
Costs of sales...........................        27,776            145,500
                                               --------          ---------
Gross profit.............................        11,972             33,322
                                               --------          ---------
Operating expenses:
 Marketing and sales.....................        10,843            169,098
 Technical and system development........            --             72,099
 General and administrative..............        25,904            411,928
                                               --------          ---------
  Total operating expenses...............        36,747            653,125
                                               --------          ---------
Operating loss...........................       (24,775)          (619,803)
Other income and (expenses):
 Interest, net...........................         6,158              5,730
 Other...................................        (1,864)               579
                                               --------          ---------
  Total other income and expenses........         4,294              6,309
                                               --------          ---------
Loss before income taxes.................       (20,481)          (613,494)
Benefit for income taxes.................        (7,149)          (211,597)
                                               --------          ---------
  Net loss...............................       (13,332)          (401,897)
                                               ========          =========

Accumulated deficit -- beginning of
 year....................................            --            (13,332)
                                               --------          ---------
Accumulated deficit -- end of year.......      $(13,332)         $(415,229)
                                               ========          =========
Net loss per share:
 Basic and diluted.......................      $     (1)         $     (42)
Weighted average number of common shares
 outstanding:
 Basic...................................        10,000             10,000
 Diluted.................................        10,000             10,000


   The accompanying notes are an integral part of these financial statements.

                                SPEEDSERVE INC.

           (a majority-owned subsidiary of Ingram Entertainment Inc.)

                            STATEMENTS OF CASH FLOWS

                                                   Period from
                                                    Inception
                                                (October 17, 1996)  Year Ended
                                                 through December  December 31,
                                                     31, 1996          1997
                                                ------------------ ------------
Cash flows from operating activities:
 Net loss......................................      $(13,332)      $(401,897)
 Adjustment to reconcile net loss to net cash
  flows from operating activities:
  Depreciation and amortization................           290          55,152
 Changes in assets and liabilities:
  Trade and other receivables..................        (2,713)         (3,029)
  Inventories..................................            --          (2,726)
  Prepaid expenses.............................           438           1,940
  Accounts payable and accrued expenses........        26,026          96,143
  Income taxes payable.........................           188          28,516
  Receivable/Payable from/to Ingram............       (18,425)        391,945
                                                     --------       ---------
Cash provided by (used in) operating
 activities....................................        (7,528)        166,044
Cash flows from investing activities:
 Purchase of fixed assets......................        (9,145)       (649,955)
Cash flows from financing activities:
 Proceeds from issuance of common stock........        48,748         454,276
                                                     --------       ---------
Increase (decrease) in cash....................        32,075         (29,635)
Cash at beginning of the year..................            --          32,075
                                                     --------       ---------
Cash at end of the year........................      $ 32,075       $   2,440
                                                     ========       =========
Cash paid for interest.........................      $     --       $   7,005
                                                     ========       =========
Cash paid for income taxes.....................      $     --       $      --
                                                     ========       =========


   The accompanying notes are an integral part of these financial statements.

                                SPEEDSERVE INC.

           (a majority-owned subsidiary of Ingram Entertainment Inc.)

                         NOTES TO FINANCIAL STATEMENTS

1. Nature of Business and Summary of Significant Accounting Policies

   SpeedServe Inc. (the "Company") is an Internet entertainment retailer that sells a large selection of videos, games and books to consumers at competitive prices. The Company was incorporated on October 17, 1996 as BookServe Inc. and in July 1997 changed its name to SpeedServe Inc. In connection with the incorporation of the Company, Ingram Entertainment Inc. ("Ingram") committed to pay $500,000 for an 88% (8,800 shares of common stock) ownership interest and two minority shareholders contributed $8,625 in cash, prepaid expenses, and fixed assets for a 12% (1,200 shares of common stock) ownership interest, which is divided equally among the two minority shareholders. Ingram remitted $45,724 and $454,276 to the Company for common stock in 1996 and 1997, respectively.

 Risks and Uncertainties

   The Company is subject to all of the inherent risks in an early stage business in the technology and retail industries. These risks include, but are not limited to: limited operating history, management of a changing business, reliance on merchandise vendors, the competitive nature of the industry, dependence on the Internet and related security risks, and the uncertain ability to protect proprietary intellectual properties.

 Use of Estimates

   The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash, Payable to Ingram and Receivable from Ingram

   The Company has a cash management program with Ingram which provides for the transfer of available cash balances to meet the Company's working capital requirements.

 Fair Value of Financial Instruments

   The carrying value of the Company's financial instruments, which include accounts receivable, prepaid expenses, accounts payable and accrued expenses is considered to approximate fair value due to the relatively short maturities of the respective instruments.

 Accounts Receivable

   Accounts receivable are valued net of reserves for bad debts, returns, discounts, and allowances. Calculations of reserves are based on historical experience.

 Inventories

   The Company purchases all videos and games from Ingram and a substantial majority of its book offerings from one vendor (97% and 98% in 1997 and 1996, respectively). The Company purchases all inventory from Ingram at what management believes are terms that are not more favorable than other customers receive. Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

                                SPEEDSERVE INC.

           (a majority-owned subsidiary of Ingram Entertainment Inc.)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)


   The Company primarily purchases inventory from its vendors when a customer places an order. Primarily all book inventory is shipped by the Company to the customer and primarily all video inventory is drop shipped from an Ingram warehouse to the customer.

 Property and Equipment

   All fixed assets are recorded at cost. The Company computes depreciation on a straight-line basis for financial reporting purposes and uses accelerated depreciation methods for tax purposes, where appropriate.

 Revenue Recognition

   Revenue from product sales is recognized upon shipment to the customer. The Company provides an allowance for sales returns, which have been insignificant based on historical experience.

 Earnings (Loss) per Share

   Basic earnings (loss) per share is calculated using the average shares of common stock outstanding, while diluted earnings per share reflects the potential dilution that could occur if stock options and warrants were exercised. Stock options and warrants are excluded from the calculation if their effect would be antidilutive. As of December 31, 1997, the Company has not issued any stock options or warrants.

 Income Taxes

   Deferred income taxes are recognized for the tax consequences in future years arising from differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision (benefit) for income taxes represents the tax payable (receivable) for the period and the change during the period in deferred tax assets and liabilities.

 Technical and Systems Development

   Development expenses consist primarily of consulting fees and systems infrastructure related to the Company's Web sites and order fulfillment systems. Costs incurred for internal-use computer software has been capitalized in accordance with SOP 98-1 as described below and are depreciated over a three year useful life. All other technical and system development costs have been expensed as incurred.

 New Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board issued FAS 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components. FAS 130 has been adopted in these financial statements. Adoption had no impact on the Company's net loss or stockholders' equity as the comprehensive loss was the same as the net loss.

   In June 1997, the Financial Accounting Standards Board issued FAS 131, Disclosures about Segments of an Enterprise and Related Information. FAS 131 establishes standards for the way that public reporting enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in annual financial reports issued to stockholders. The Company operates under one segment as defined by FAS 31.

                                SPEEDSERVE INC.

           (a majority-owned subsidiary of Ingram Entertainment Inc.)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)


   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. Costs incurred prior to the initial application of SOP 98-1, whether capitalized or not, should not be adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred. SOP 98-1 was adopted by the Company for the fiscal year ended December 31, 1997. For the year ended December 31, 1997, the Company capitalized approximately $587,000 of software development costs in accordance with SOP 98-1.

2. Inventories

   Inventories consist of the following:

                                                                   December 31,
                                                                  --------------
                                                                   1996    1997
                                                                  ------- ------
     Books....................................................... $    -- $2,039
     Videos......................................................      --    687
                                                                  ------- ------
       Total inventories......................................... $    -- $2,726
                                                                  ======= ======

3. Property and Equipment

   Property and equipment consist of the following:

                                                  December 31,
                                                -----------------  Depreciable
                                                 1996      1997       Lives
                                                -------  --------  -----------
     Computer software......................... $ 2,366  $586,721    3 years
     Computer hardware.........................   8,144    40,824    3 years
     Leasehold improvements....................       0    21,616   12 years
     Furniture and fixtures....................   1,438    12,875    5 years
     Machinery and equipment...................     420     1,951    5 years
                                                -------  --------
                                                 12,368   663,987
     Less: accumulated depreciation and
      amortization.............................    (290)  (57,106)
                                                -------  --------
     Net property and equipment................ $12,078  $606,881
                                                =======  ========

4. Employee Benefit Plans

   The Company participates in a multi-employer defined contribution 401(k) salary deferral plan sponsored by Ingram. The Company contributes to the 401(k) plan by matching a percentage of employee voluntary contributions. The plan covers substantially all full-time employees. Expenses related to the defined contribution 401(k) plan were $4,403 in 1997 and $0 in 1996.

5. Income Taxes

   The Company is included in the consolidated federal income tax return filed by Ingram. Income taxes related to the Company are determined on a separate entity basis. A tax sharing agreement between the Company and Ingram permits Ingram to utilize all tax benefits resulting from operating losses generated by the Company. All of the Company's net operating losses have been utilized by Ingram.

                                SPEEDSERVE INC.

          (a majority-owned subsidiary of Ingram Entertainment Inc.)

                 NOTES TO FINANCIAL STATEMENTS -- (Continued)


   The income tax benefit for the year ended December 31, 1997 and the period October 17, 1996 through December 31, 1996, was as follows:

                                                              1996      1997
                                                             -------  ---------
     Current benefit
      Federal............................................... $(7,337) $(240,113)
      State.................................................       0          0
     Deferred expense
      Federal...............................................     188     28,516
      State.................................................       0          0
                                                             -------  ---------
       Total benefit........................................ $(7,149) $(211,597)
                                                             =======  =========

   The benefit for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory income tax rate to pretax losses, as a result of the following differences for the year ended December 31, 1997 and the period October 17, 1996 through December 31, 1996:

                                                             1996      1997
                                                            -------  ---------
     Tax benefit at statutory rates........................ $(7,168) $(214,723)
     Other.................................................      19      3,126
                                                            -------  ---------
       Total income tax benefit............................ $(7,149) $(211,597)
                                                            =======  =========

   Deferred income taxes result from temporary differences between the financial reporting basis and income tax bases of assets and liabilities and relate principally to certain expenses as follows:

                                                                   1996  1997
                                                                   ---- -------
     Deferred tax liabilities:
      Depreciation................................................ $188 $28,742
      Other.......................................................    0     (38)
                                                                   ---- -------
       Total deferred tax liabilities............................. $188 $28,704
                                                                   ==== =======

6. Transactions with Ingram

   The Company receives administration services, office space, management information systems and finance services from Ingram. The allocation method for finance and administration services and management information systems is based on the actual payroll costs incurred by Ingram. Office space charges were allocated based on the square footage occupied by the Company in an Ingram facility and the total facility charges incurred by Ingram. Management deems this allocation method to be reasonable. All expenses, except for management information systems, totaled $31,323 in 1997 and are recorded as general and administrative expenses. Management information systems costs of $527,315 related to technical and system development services were capitalized to computer software in 1997. No amounts were charged by Ingram for these services in 1996 based on the de minimis nature of the charges for the Company.

   The actual expenses for these services that will be incurred by the Company in the future may be different if either the nature of the control relationship with Ingram changes or Ingram's allocation method is changed.

   The Company purchased $27,230 and $0 of video product from Ingram in 1997 and 1996, respectively.

                                SPEEDSERVE INC.

           (a majority-owned subsidiary of Ingram Entertainment Inc.)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)


7. Commitments and Contingencies

   In October 1997, the Company entered into an agreement with a navigational Web site ("NWS") whereby the NWS will display a link to a Company website, VideoServe.com, each time a NWS user performs an informational search using a certain key word or words. This link will permit NWS users to navigate directly from the NWS to a VideoServe.com web page dedicated to the on-line purchase of videos through November 1999. In exchange for this service, the Company has agreed to pay a fee of $3,120,000. The monthly fee escalates over the period of the contract, as the number of website visitors/purchasers is expected to increase over time. The Company recorded $90,000 as marketing and sales expense in 1997 and is committed to pay $1,155,000 and $1,875,000 in 1998 and 1999, respectively.

   In addition to the terms noted above, the Company has agreed to pay the NWS a referral fee equal to $0.10 per click-through, not to exceed $435,000 through November of 1999. The number of click-throughs in 1997 was de minis and no expense was recorded in 1997.

   The entire agreement is cancelable by either party under certain terms depending on the Web site popularity of the NWS or VideoServe.com.

8. Subsequent Events

   In January 1998, Ingram and the minority stockholders contributed additional capital in the amounts of $2,323,200 and $316,800, respectively.

   On December 3, 1998, the Company was sold to BUY.COM INC. In exchange for the net assets of the Company and $1,000,000, the primary shareholder, Ingram, received approximately 4.4% ownership interest in BUY.COM INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

   In the opinion of our management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements of BUY.COM, Speedserve and BuyGolf.com (collectively, the "Company"), and the respective notes to such financial statements presented elsewhere in this Prospectus. The pro forma information is based upon tentative allocations of purchase price for the acquisition of BuyGolf.com and may not be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results. The final allocations of purchase price is not expected to differ materially from the tentative allocation or to have a material impact on results of operations of financial position. Purchase accounting is based upon preliminary asset valuations, which are subject to change. Furthermore, post-closing adjustments, if any, are not expected to have a material impact on results of operations or financial position.

   The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1998 is presented as if BUY.COM had completed the acquisition of Speedserve as of January 1, 1998.

   The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1999 is presented as if BUY.COM had completed the acquisition of BuyGolf.com and entered into the PGA Tour sponsorship agreement as of January 1, 1999. The impact of the acquisition of BuyGolf.com to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998, is immaterial and therefore has not been shown.

   The BUY.COM Inc. balance sheet as of December 31, 1999 includes the assets acquired and liabilities assumed in connection with the acquisition of BuyGolf.com.

   In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect purchase price adjustments and future contingent payments contained in the agreements relating to certain acquisitions. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                         BUY.COM INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
            (amounts in thousands, except share and per share data)

                                  Year Ended December 31, 1998
                         -----------------------------------------------------
                           Buy.com    Speedserve,   Pro Forma       Pro Forma
                            Inc.        Inc.(a)    Adjustments      Combined
                         -----------  -----------  -----------     -----------
Net revenues............ $   125,290  $     1,278  $        --     $   126,568
Cost of goods sold......     123,527        1,070                      124,597
                         -----------  -----------  -----------     -----------
Gross profit............       1,763          208           --           1,971
                         -----------  -----------  -----------     -----------
Operating expenses:
  Sales and marketing...      13,430        1,425           --          14,855
  Product development...         950        1,133           --           2,083
  General and
   administrative.......       4,250          600           --           4,850
  Depreciation and
   amortization.........         377          373        2,820 (b)       3,570
  Amortization of
   deferred
   compensation.........         795           --           --             795
                         -----------  -----------  -----------     -----------
    Total operating
     expense............      19,802        3,531        2,820          26,153
                         -----------  -----------  -----------     -----------
    Operating loss......     (18,039)      (3,323)      (2,820)        (24,182)
                         -----------  -----------  -----------     -----------
Other income (expense):
  Interest income
   (expense), net.......         202           38           --             240
  Other.................          (4)         (43)          --             (47)
                         -----------  -----------  -----------     -----------
    Total other income
     (expense)..........         198           (5)          --             193
                         -----------  -----------  -----------     -----------
Loss before provision
 for income taxes.......     (17,841)      (3,328)      (2,820)        (23,989)
Provision for income
 taxes..................           3       (1,011)       1,011 (c)           3
                         -----------  -----------  -----------     -----------
Net loss................ $   (17,844) $    (2,317) $    (3,831)    $   (23,992)
                         ===========  ===========  ===========     ===========
Net loss per share:
  Basic and diluted.....                                           $     (0.24)
Weighted average number
 of common shares
 outstanding:
  Basic and diluted(d)..                                            99,060,348

--------
(a) Speedserve was acquired by BUY.COM on December 3, 1998, in a purchase-type transaction. BUY.COM issued 5,529,571 shares of common stock pursuant to the acquisition. This presentation shows the pro forma effects of the operations of Speedserve as if the acquisition occurred on January 1, 1998.

(b) Represents the amortization of $2.8 million goodwill that would have been recorded for the year ended December 31, 1998, if the acquisition of Speedserve occurred January 1, 1998. Goodwill is amortized on a straight-line basis over a period of three years. No other significant fair value purchase price adjustments were recorded in conjunction with the acquisition of Speedserve.

(c) Represents tax benefits eliminated upon the acquisition of Speedserve by BUY.COM.

(d) Reflects conversion of all preferred stock outstanding at December 31, 1998 and the issuance of common stock for the acquisition of Speedserve.

                         BUY.COM INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
            (amounts in thousands, except share and per share data)

                                    Year Ended December 31, 1999
                           ---------------------------------------------------
                            Buy.com   BuyGolf.com,  Pro Forma      Pro Forma
                             Inc.       Inc.(a)    Adjustments      Combined
                           ---------  ------------ -----------    ------------
Net revenues.............  $ 596,848    $ 1,025     $    (40)(b)  $    597,833
Cost of goods sold.......    603,695        883           --           604,578
                           ---------    -------     --------      ------------
Gross profit.............     (6,847)       142          (40)           (6,745)
                           ---------    -------     --------      ------------
Operating expenses:
  Sales and marketing....     71,331      1,841          (40)(b)        73,132
  Product development....      7,835         --           --             7,835
  General and
   administrative........     19,037      1,402           --            20,439
  Depreciation and
   amortization..........      6,566        333       12,233 (c)        19,132
  Amortization of
   deferred
   compensation..........     10,215         --           --            10,215
  Charge for warrants....      7,191         --           --             7,191
                           ---------    -------     --------      ------------
    Total operating
     expenses............    122,175      3,576       12,193           137,944
                           ---------    -------     --------      ------------
    Operating loss.......   (129,022)    (3,434)     (12,233)         (144,689)
                           ---------    -------     --------      ------------
Other income (expense):
  Interest income
   (expense), net........     (1,141)         7           --            (1,134)
  Other..................         (2)        --           --                (2)
                           ---------    -------     --------      ------------
    Total other income
     (expense)...........     (1,143)         7           --            (1,136)
                           ---------    -------     --------      ------------
Loss before provision for
 income taxes............   (130,165)    (3,427)     (12,233)         (145,825)
Provision for income
 taxes...................          3          1           --                 4
                           ---------    -------     --------      ------------
Net loss.................  $(130,168)   $(3,428)    $(12,233)     $   (145,829)
                           =========    =======     ========      ============
Net loss per share:
  Basic and diluted......                                         $      (1.27)
Weighted average number
 of common shares
 outstanding:
  Basic and diluted(d)...                                          114,719,108

--------
(a) BuyGolf.com was acquired by BUY.COM on October 25, 1999, in a purchase-type transaction. BUY.COM issued a total of 2,589,329 shares of common stock to acquire the remaining 95% of the outstanding common stock of BuyGolf.com that it did not previously own. The results of operations of BuyGolf.com will be included in our consolidated results commencing October 1, 1999. The results of operations for BuyGolf.com from October 1, 1999, through October 25, 1999, are immaterial to our consolidated results. This presentation shows the pro forma effects of the operations of BuyGolf.com as if the acquisition occurred on January 1, 1999.

(b) Represents advertising revenues/expenses recorded for the nine months ended September 30, 1999, that should be eliminated upon the acquisition of BuyGolf.com by BUY.COM.

(c) Represents the amortization of $5.8 million goodwill that would have been recorded for the nine months ended September 30, 1999, if the acquisition of BuyGolf.com occurred on January 1, 1999. Goodwill is amortized on a straight-line basis over a period of three years. No other significant fair value purchase price adjustments were recorded in conjunction with the acquisition of BuyGolf.com. Also includes expense of $6.4 million for the PGA TOUR sponsorship agreement as though the agreement was executed January 1, 1999.

(d) Reflects the conversion of all preferred stock outstanding at December 31, 1999, the issuance of common stock for the acquisition of BuyGolf.com and the issuance of common stock in connection with the PGA TOUR sponsorship agreements.

                              [Inside Back Cover]

Inside Back Cover of Prospectus
     1.  Annotations:
           "buy.com"

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------


    Through and including              , 2000 (the 25th day after the date
 of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               14,000,000 Shares

                         [LOGO OF BUY.COM APPEARS HERE]

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                              Merrill Lynch & Co.

                            Bear, Stearns & Co. Inc.

                                   Chase H&Q

                           U.S. Bancorp Piper Jaffray

                                        , 2000

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC and NASD registration fees. All of the expenses below will be paid by us.

   Item
   ----
   SEC Registration fee............................................. $   41,700
   NASD filing fee..................................................     19,820
   Nasdaq National Market listing fee...............................     95,000
   Blue sky fees and expenses.......................................      5,000
   Printing and engraving expenses..................................    275,000
   Legal fees and expenses..........................................    735,000
   Accounting fees and expenses.....................................    500,000
   Transfer Agent and Registrar fees................................      2,000
   Insurance premiums...............................................    200,000
   Miscellaneous....................................................    126,480
                                                                     ----------
       Total........................................................ $2,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our bylaws (Exhibit 3.4 to this registration statement) provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   Our certificate of incorporation (Exhibit 3.2 to this registration statement) provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

   In addition, our certificate of incorporation provides that we shall indemnify our directors and officers if such persons acted (1) in good faith,
(2) in a manner reasonably believed to be in or not opposed to our best interests, and (3) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. We intend to obtain directors' and officers' liability insurance in connection with this offering.

   In addition, we have entered or, concurrently with this offering, will enter, into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of BUY.COM or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

   The purchase agreement (Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

   The following is a summary of our transactions since our formation in June 1997, involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

   (1) On June 9, 1997, BuyComp, LLC issued 9,000,000 units to Scott and Audrey Blum for $50,000.

   (2) On August 18, 1998, we sold 81,331,078 shares of common stock and 3,043,921 shares of Series A convertible participating preferred stock to The Scott A. Blum Separate Property Trust u/t/d 8/2/95 in exchange for 9,000,000 units of BuyComp, LLC.

   (3) On August 18, 1998, we sold an aggregate of 9,131,785 shares of Series A convertible participating preferred stock for an aggregate purchase price of approximately $15,000,000 to SOFTBANK Technology Ventures IV, L.P. and SOFTBANK Technology Advisors Fund L.P.

   (4) On December 3, 1998, a wholly-owned subsidiary of BUY.COM, BUY.COM ENTERTAINMENT, Inc., acquired SpeedServe, Inc. in a stock-for-stock transaction. As consideration for all 10,000 outstanding shares of SpeedServe, Inc., we issued 5,529,571 shares of our common stock to the shareholders of SpeedServe, Inc.

   (5) On March 1, 1999, we issued 112,500 shares of our common stock to the Benson York Group, Inc. in exchange for certain domain names.

   (6) On March 10, 1999, we issued an aggregate of 163,058 shares of common stock for an aggregate purchase price of approximately $623,000 to Ingram Entertainment Inc., SOFTBANK Technology Advisors Fund L.P. and SOFTBANK Technology Ventures IV, L.P.

   (7) On April 5, 1999, we issued an aggregate of 25,068 shares of common stock for an aggregate purchase price of approximately $85,000 to Ingram Entertainment Inc., SOFTBANK Technology Advisors Fund L.P. and SOFTBANK Technology Ventures IV, L.P.

   (8) On April 8, 1999, we issued 15,684 shares of common stock to Harrison Uhl in exchange for a domain name.

   (9) On June 29, 1999, we issued an aggregate of 129,168 shares of common stock for an aggregate purchase price of approximately $1,180,000 to Ingram Entertainment Inc., SOFTBANK Technology Advisors Fund L.P. and SOFTBANK Technology Ventures IV, L.P.

   (10) On July 19, 1999, we issued a warrant to purchase 1,250,000 shares of common stock to United Airlines, Inc. for $16.00 per share. We also issued another warrant to the Bank of Nova Scotia, our commercial lender, for 61,364 shares of common stock at an exercise price of $11.00.

   (11) On July 17, 1999, we issued 40,625 shares of common stock to Raj Patel in exchange for a domain name.

   (12) In October 1999, we sold an aggregate of 9,923,276 shares of our Series B convertible participating preferred stock for an aggregate purchase price of approximately $90,000,000 to SOFTBANK Capital Partners L.P., SOFTBANK Capital Advisors Fund L.P., SOFTBANK Technology Ventures IV L.P., SOFTBANK Technology Advisors Fund L.P., SOFTBANK Technology Ventures V, L.P., ePartners and Vivendi.

   (13) On October 8, 1999, we issued a warrant to Harpeth Holdings Inc. to purchase 625,000 shares of common stock for $9.07 per share in consideration for our supply and fulfillment agreements with Ingram Book Company and Ingram Fulfillment Services Inc.

   (14) On October 25, 1999, we acquired BuyGolf.com, Inc. in a stock for stock transaction. As consideration for all of the outstanding capital stock of BuyGolf.com, we issued 2,589,329 shares of our common stock to the stockholders of BuyGolf.com.

   (15) On October 25, 1999, we issued 1,125,000 shares of common stock to the PGA TOUR, Inc. in exchange for a sponsorship agreement with them.

   (16) Between July 1, 1997 and June 19, 1998, our predecessor entity, BuyComp LLC, granted to employees, non-employee directors and consultants, options to purchase 812,500 units of BuyComp LLC at an exercise price of $0.10 per unit. All options were assumed under our 1998 Stock Option/Stock Issuance Plan.

   (17) Between September 1, 1998 and September 14, 1998, we granted options to purchase 1,148,437 shares of our common stock at an exercise price of $1.64 per share to certain employees and consultants. Between October 6, 1998 and March 10, 1999, we granted options to purchase 12,041,296 shares of common stock at an exercise price of $3.83 per share to employees, non-employee directors and consultants. On November 23, 1998 and December 15, 1998 we granted options to purchase an aggregate of 23,437 shares of common stock at an exercise price of $4.00 per share to a consultant. From April 1, 1999 to April 29, 1999, we granted options to purchase 148,125 shares of common stock at an exercise price of $6.79 per share to certain employees and a consultant. Between June 29, 1999 and October 14, 1999, we granted options to purchase 3,156,996 shares of common stock at an exercise price per share of $9.14 to certain employees, non-employee directors and consultants. On October 20, 1999, we granted an option to purchase 28,125 shares of common stock at an exercise price per share of $ 9.52 to an employee. In October 1999, we assumed options to purchase an aggregate of 162,175 shares of common stock in connection with our acquisition of BuyGolf.com, Inc. On October 25, 1999, we granted an option to purchase 25,000 shares of common stock at an exercise price per share of $9.86 to an employee. On October 26, 1999, we granted options to purchase 19,375 shares of common stock at an exercise price per share of $9.92 to certain employees and consultants. On November 9, 1999, we granted an option to purchase 468,750 shares of common stock at an exercise price per share of $10.82 to an employee. On November 11, 1999, we granted an option to purchase 9,375 shares of common stock at an exercise price per share of $10.94 to an employee. On November 17, 1999, we granted an option to purchase 9,375 shares of common stock at an exercise price per share of $11.34 to an employee. On November 19, 1999, we granted options to purchase 775,000 shares of common stock at an exercise price per share of $11.47 to certain employees and consultants. On November 29, 1999, we granted an option to purchase 1,875 shares of common stock at an exercise price per share of $12.11 to an employee. On December 2, 1999, we granted options to purchase 56,250 shares of common stock at an exercise price per share of $12.32 to certain employees and consultants. On December 6, 1999, we granted an option to purchase 14,062 shares of common stock at an exercise price per share of $12.58 to an employee. Between December 15, 1999 and December 23, 1999, we granted options to purchase 349,998 shares of common stock at an exercise price per share of $9.90 to certain employees and consultants.

   (18) During the year ended December 31, 1999, we issued and sold 1,980,123 shares of common stock upon the exercise of stock options for an aggregate consideration of $21,598.

   All sales and issuances of securities for amounts less than $5 million involved all accredited investors or less than 35 other purchasers, did not involve any general solicitation on advertising and were deemed to be exempt from registration under Rule 505 promulgated under the Securities Act. All sales and issuances for amounts in excess of $5 million involved all accredited investors, did not involve any general solicitation or advertising and were deemed exempt from registration under Section 4(2) of the Securities Act or Rule 506 promulgated thereunder. All options were granted under Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about BUY.COM or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

   The following Exhibits are attached hereto and incorporated herein by reference.

 Exhibit Number Description
 -------------- -----------
  1.1**         Form of Purchase Agreement.

  2.1**         Agreement and Plan of Merger and Reorganization dated October
                26, 1998 by and among BUY.COM, Speedserve.com Inc., Ingram
                Entertainment Inc., David C. Mason and Michael G. Mason.

  2.2**         Agreement and Plan of Merger and Reorganization dated October
                25, 1999 by and among BUY.COM INC., BGLF Acquisition
                Corporation, BuyGolf.com, Inc. and all of the stockholders listed therein.

  3.1** Amended and Restated Certificate of Incorporation of BUY.COM filed on January 31, 2000.

  3.2**         Proposed Amended and Restated Certificate of Incorporation of
                BUY.COM.

  3.3**         Bylaws of BUY.COM INC.

  3.4**         Proposed Bylaws of BUY.COM.

  4.1**         See Exhibit 3.1, 3.2, 3.3 and 3.4 for provisions of the
                BUY.COM's Certificate of Incorporation and Bylaws defining the rights of holders of BUY.COM's common stock.

  4.2**         Specimen common stock certificates.

  5.1**         Opinion of Brobeck, Phleger and Harrison LLP.

  9.1**         Voting Trust Agreement dated June 7, 1999 by and between Scott
                Blum, The Scott A. Blum Separate Property Trust, BUY.COM and certain of BUY.COM's outside directors.

  9.2**         Amended and Restated Voting Trust Agreement dated October 26,
                1999 by and between Scott Blum, The Scott A. Blum Separate
                Property Trust, BUY.COM and certain of BUY.COM's outside directors.

 10.1**         Third Amended and Restated Investors' Rights Agreement dated
                September 2, 1999 by and among BUY.COM and the parties named therein.


 Exhibit Number Description
 -------------- -----------
 10.2**         Voting Agreement dated December 3, 1998 by and among BUY.COM and the Stockholders named therein.

 10.3**+        Supply Agreement dated December 3, 1998 by and between Ingram
                Entertainment Inc. and BUY.COM's wholly-owned subsidiary.

 10.4**+ Order Fulfillment Agreement dated February 1, 1999 by and between BUY.COM and i.FILL, a division of Valley Media, Inc.

 10.5**+ Merchandising and Supply Agreement dated April 19, 1999 by and between BUY.COM and Nashville Computer Liquidators, L.P.

 10.6**+        Master Service Agreement dated October 1, 1998 by and between
                BUY.COM and SOFTBANK Services Group.

 10.7**+ Resale Agreement dated March 10, 1999 by and between BUY.COM and Ingram Micro, Inc.; Amendment dated August 11, 1999.

 10.8** Employment Agreement dated March 1, 1999 by and between BUY.COM and Gregory Hawkins; Amendment No. 1 to the Employment
                Agreement.

 10.9**         1998 Stock Option/Stock Issuance Plan.

 10.12**        1999 Stock Incentive Plan.

 10.13**        1999 Employee Stock Purchase Plan.

 10.14** Deed of Trust dated December 23, 1998 by and between BUY.COM and the Bank of Yorba Linda for the property located at 21
                Brookline, Aliso Viejo, California 92656.

 10.15** Loan Agreement and related documents dated December 23, 1998 by and between BUY.COM and the Bank of Yorba Linda.

 10.16**        Industrial Lease dated May 12, 1999 by and between BUY.COM and
                The Scott A. Blum Separate Property Trust u/d/t 8/2/95.

 10.17**        Summit Lease dated June 1999 by and between BUY.COM and
                AEW/Parker II, LLC.

 10.18**        Operating Agreement of BUYTRAVEL.COM LLC dated July 19, 1999.

 10.19** Marketing and Services Agreement dated July 19, 1999 by and between BUY.COM and United Air Lines, Inc.

 10.20** Common Stock Purchase Warrant dated July 19, 1999 by and between BUY.COM and United Air Lines, Inc.

 10.21** Credit Agreement dated July 20, 1999 by and between BUY.COM and certain commercial lending institutions and The Bank of Nova
                Scotia.

 10.22**        Promissory Note dated July 20, 1999 by and between BUY.COM and
                The Bank of Nova Scotia.

 10.23** Common Stock Purchase Warrant dated July 20, 1999 by and between BUY.COM and The Bank of Nova Scotia.

 10.24** Series A Convertible Participating Preferred Stock Agreement dated August 18, 1998 by and between BUY.COM and certain investors.

 10.25**        Promissory Note dated May 26, 1999 by and between BUY.COM and
                The Scott A. Blum Separate Property Trust u/d/t 8/2/95.


 Exhibit Number Description
 -------------- -----------
 10.26**        Agreement dated May 26, 1999 by and between BUY.COM and The
                Scott A. Blum Separate Property Trust u/d/t 8/2/95, Waiver of
                Certain Rights, dated August 5, 1999.

 10.27**        Form of Option Agreement pursuant to 1998 Stock Option/Stock
                Issuance Plan.

 10.28**        Non-Competition Agreement dated December 3, 1998 by and between
                BUY.COM, BUY.COM's wholly-owned subsidiary, Ingram
                Entertainment, Inc. and David Ingram.

 10.29**        Promissory Note dated August 16, 1999 by and between the Scott
                A. Blum Separate Property Trust u/d/t 8/2/95.

 10.30**        Series B Convertible Participating Preferred Stock Purchase
                Agreement dated September 2, 1999 by and between BUY.COM and certain investors.

 10.31** Common Stock Purchase Warrant dated October 8, 1999 by and between BUY.COM and Harpeth Holdings Inc.

 10.32**        Non-Competition Agreement dated October 25, 1999 by and between
                BUY.COM INC., BuyGolf.com, Inc. and Bradford W. Allen.

 10.33**+       Letter of Intent dated September 2, 1999 by and between BUY.COM
                INC. and SOFTBANK America, Inc.

 10.34** Common Stock Issuance Agreement dated October 25, 1999 by and between BUY.COM INC. and PGA TOUR, Inc.

 10.35**        BUY.COM Tour Agreement dated October 25, 1999 by and between
                BUY.COM INC. and PGA TOUR, Inc.

 10.36**+       Agreement dated May 3, 1999 by and between BuyGolf.com, Inc.
                and Las Vegas Golf & Tennis; First Amendment dated September
                10, 1999.

 10.37**+ Memorandum of Understanding dated October 8, 1999 by and between BUY.COM INC. and the Ingram Book Group.

 10.38**+       Ingram Fulfillment Services, Inc. Agreement dated October 8,
                1999 by and between BUY.COM INC. and Ingram Fulfillment
                Services, Inc.

 10.39**        Fourth Amended and Restated Investor's Rights Agreement dated
                November 17, 1999.

 10.40**        Special Executive Stock Option Plan

 21.1**         Subsidiaries of BUY.COM.

 23.1**         Consent of Brobeck, Phleger & Harrison LLP (Included in Exhibit
                5.1 hereto).

 23.2           Consent of Arthur Andersen LLP.

 23.3**         Consent of Message Media.

 23.4           Consent of PricewaterhouseCoopers LLP.

 24.1**         Power of Attorney (Included on signature pages hereto).

 27.1**         Financial Data Schedule.

--------
** Previously filed by the Registrant with the Commission.
+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been ommitted from this exhibit and filed separately with the Commission.

   (b) Financial Statement Schedules

   Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Purchase Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of BUY.COM pursuant to the foregoing provisions, or otherwise, BUY.COM has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by BUY.COM of expenses incurred or paid by a director, officer or controlling person of BUY.COM in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, BUY.COM will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by BUY.COM pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, BUY.COM has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on the 7th day of February, 2000.

                                          BUY.COM INC.

                                              /s/ Mitch C. Hill
                                          By: _________________________________
                                              Mitch C. Hill,
                                              Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                            Title                      Date
             ---------                            -----                      ----

                 *                  Chief Executive Officer,           February 7, 2000
 _________________________________   President and Director
 Gregory J. Hawkins                  (principal executive officer)

 /s/ Mitch C. Hill                  Chief Financial Officer            February 7, 2000
 _________________________________   (principal financial and
 Mitch C. Hill                       accounting officer)

                 *                  Director                           February 7, 2000
 _________________________________
 William L. Burnham

                 *                  Director                           February 7, 2000
 _________________________________
 David B. Ingram

                 *                  Director                           February 7, 2000
 _________________________________
 Donald M. Kendall

                 *                  Director                           February 7, 2000
 _________________________________
 Charles W. Richion

                 *                  Director                           February 7, 2000
 _________________________________
 James B. Roszak
                 *                  Director                           February 7, 2000
 _________________________________
 Edward S. Russell

                 *                  Director                           February 7, 2000
 _________________________________
 John Sculley

                 *                  Director                           February 7, 2000
 _________________________________
 Wayne T. Thorson

    /s/ Mitch C. Hill
*By: _________________________
  Mitch C. Hill,
  Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit Number Description
 -------------- -----------
  1.1**         Form of Purchase Agreement.

  2.1**         Agreement and Plan of Merger and Reorganization dated October
                26, 1998 by and among BUY.COM, Speedserve.com Inc., Ingram
                Entertainment Inc., David C. Mason and Michael G. Mason.

  2.2**         Agreement and Plan of Merger and Reorganization dated October
                25, 1999 by and among BUY.COM INC., BGLF Acquisition
                Corporation, BuyGolf.com, Inc. and all of the stockholders listed therein.

  3.1** Amended and Restated Certificate of Incorporation of BUY.COM filed on January 31, 2000.

  3.2**         Proposed Amended and Restated Certificate of Incorporation of
                BUY.COM.

  3.3**         Bylaws of BUY.COM INC.

  3.4**         Proposed Bylaws of BUY.COM.

  4.1**         See Exhibit 3.1, 3.2, 3.3 and 3.4 for provisions of the
                BUY.COM's Certificate of Incorporation and Bylaws defining the rights of holders of BUY.COM's common stock.

  4.2**         Specimen common stock certificates.

  5.1**         Opinion of Brobeck, Phleger and Harrison LLP.

  9.1**         Voting Trust Agreement dated June 7, 1999 by and between Scott
                Blum, The Scott A. Blum Separate Property Trust, BUY.COM and certain of BUY.COM's outside directors.

  9.2**         Amended and Restated Voting Trust Agreement dated October 26,
                1999 by and between Scott Blum, The Scott A. Blum Separate
                Property Trust, BUY.COM and certain of BUY.COM's outside directors.

 10.1**         Third Amended and Restated Investors' Rights Agreement dated
                September 2, 1999 by and among BUY.COM and the parties named therein.

 10.2** Voting Agreement dated December 3, 1998 by and among BUY.COM and the Stockholders named therein.

 10.3**+        Supply Agreement dated December 3, 1998 by and between Ingram
                Entertainment Inc. and BUY.COM's wholly-owned subsidiary.

 10.4**+ Order Fulfillment Agreement dated February 1, 1999 by and between BUY.COM and i.FILL, a division of Valley Media, Inc.

 10.5**+ Merchandising and Supply Agreement dated April 19, 1999 by and between BUY.COM and Nashville Computer Liquidators, L.P.

 10.6**+        Master Service Agreement dated October 1, 1998 by and between
                BUY.COM and SOFTBANK Services Group.

 10.7**+ Resale Agreement dated March 10, 1999 by and between BUY.COM and Ingram Micro, Inc.; Amendment dated August 11, 1999.

 10.8** Employment Agreement dated March 1, 1999 by and between BUY.COM and Gregory Hawkins; Amendment No. 1 to the Employment
                Agreement.

 10.9**         1998 Stock Option/Stock Issuance Plan.

 10.12**        1999 Stock Incentive Plan.


 Exhibit Number Description
 -------------- -----------
 10.13**        1999 Employee Stock Purchase Plan.

 10.14** Deed of Trust dated December 23, 1998 by and between BUY.COM and the Bank of Yorba Linda for the property located at 21
                Brookline, Aliso Viejo, California 92656.

 10.15** Loan Agreement and related documents dated December 23, 1998 by and between BUY.COM and the Bank of Yorba Linda.

 10.16**        Industrial Lease dated May 12, 1999 by and between BUY.COM and
                The Scott A. Blum Separate Property Trust u/d/t 8/2/95.

 10.17**        Summit Lease dated June 1999 by and between BUY.COM and
                AEW/Parker II, LLC.

 10.18**        Operating Agreement of BUYTRAVEL.COM LLC dated July 19, 1999.

 10.19** Marketing and Services Agreement dated July 19, 1999 by and between BUY.COM and United Air Lines, Inc.

 10.20** Common Stock Purchase Warrant dated July 19, 1999 by and between BUY.COM and United Air Lines, Inc.

 10.21** Credit Agreement dated July 20, 1999 by and between BUY.COM and certain commercial lending institutions and The Bank of Nova
                Scotia.

 10.22**        Promissory Note dated July 20, 1999 by and between BUY.COM and
                The Bank of Nova Scotia.

 10.23** Common Stock Purchase Warrant dated July 20, 1999 by and between BUY.COM and The Bank of Nova Scotia.

 10.24** Series A Convertible Participating Preferred Stock Agreement dated August 18, 1998 by and between BUY.COM and certain investors.

 10.25**        Promissory Note dated May 26, 1999 by and between BUY.COM and
                The Scott A. Blum Separate Property Trust u/d/t 8/2/95.

 10.26**        Agreement dated May 26, 1999 by and between BUY.COM and The
                Scott A. Blum Separate Property Trust u/d/t 8/2/95, Waiver of
                Certain Rights, dated August 5, 1999.

 10.27**        Form of Option Agreement pursuant to 1998 Stock Option/Stock
                Issuance Plan.

 10.28**        Non-Competition Agreement dated December 3, 1998 by and between
                BUY.COM, BUY.COM's wholly-owned subsidiary, Ingram
                Entertainment, Inc. and David Ingram.

 10.29**        Promissory Note dated August 16, 1999 by and between the Scott
                A. Blum Separate Property Trust u/d/t 8/2/95.

 10.30**        Series B Convertible Participating Preferred Stock Purchase
                Agreement dated September 2, 1999 by and between BUY.COM and certain investors.

 10.31** Common Stock Purchase Warrant dated October 8, 1999 by and between BUY.COM and Harpeth Holdings Inc.

 10.32**        Non-Competition Agreement dated October 25, 1999 by and between
                BUY.COM INC., BuyGolf.com, Inc. and Bradford W. Allen.

 10.33**+       Letter of Intent dated September 2, 1999 by and between BUY.COM
                INC. and SOFTBANK America, Inc.

 10.34** Common Stock Issuance Agreement dated October 25, 1999 by and between BUY.COM INC. and PGA TOUR, Inc.


 Exhibit Number Description
 -------------- -----------
 10.35**        BUY.COM Tour Agreement dated October 25, 1999 by and between
                BUY.COM INC. and PGA TOUR, Inc.

 10.36**+       Agreement dated May 3, 1999 by and between BuyGolf.com, Inc.
                and Las Vegas Golf & Tennis; First Amended Agreement dated
                September 10, 1999.

 10.37**+ Memorandum of Understanding dated October 8, 1999 by and between BUY.COM INC. and the Ingram Book Group.

 10.38**+       Ingram Fulfillment Services, Inc. Agreement dated October 8,
                1999 by and between BUY.COM INC. and Ingram Fulfillment
                Services, Inc.

 10.39**        Fourth Amended and Restated Investor's Rights Agreement dated
                November 17, 1999.

 10.40**        Special Executive Stock Option Plan

 21.1**         Subsidiaries of BUY.COM.

 23.1**         Consent of Brobeck, Phleger & Harrison LLP (Included in Exhibit
                5.1 hereto).

 23.2           Consent of Arthur Andersen LLP.

 23.3**         Consent of Message Media.

 23.4           Consent of PricewaterhouseCoopers LLP.

 24.1**         Power of Attorney (Included on signature pages hereto).

 27.1**         Financial Data Schedule.

--------
** Previously filed by the Registrant with the Commission.
+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been ommitted from this exhibit and filed separately with the Commission.